                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   Conectiv
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                   Conectiv
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[Logo of Conectiv Appears Here]

Chairman's Letter,
Notice of 2000
Annual Meeting,
Proxy Statement and
1999 Annual Report to
Stockholders


                           YOUR VOTE IS IMPORTANT

                        PLEASE VOTE YOUR SHARES PROMPTLY


February 17, 2000

                               Table of Contents

Chairman's Letter to Stockholders...................................          1
Notice of 2000 Annual Meeting of Stockholders.......................          4
  How to Vote
  Shares Held in Street Name
  Record Date
  Annual Report
Proxy Statement.....................................................          5
  Information About Voting..........................................          5
  Security Ownership of Directors, Executive Officers And Certain
   Beneficial Owners................................................          7
  Proposal No. 1--Election of Directors.............................          8
  Board and Committee Meetings in 1999..............................         11
  Board Committees..................................................         12
  Director Compensation.............................................         12
  Personnel & Compensation Committee Report.........................         13
  Personnel & Compensation Committee Interlocks and Insider
   Participation                                                             18
  Executive Compensation............................................         18
  Pension Plan......................................................         20
  Change in Control Severance Agreements and
   Other Provisions Relating to Possible Change in Control..........         22
  Stock Performance Chart...........................................         23
  Relationship with Independent Public Accountants..................         23
  Other Matters.....................................................         23
  Section 16(a) Beneficial Ownership Reporting Compliance...........         24
  Future Stockholder Proposals......................................         24
  Requests for Annual Report on Form 10-K...........................         24
  Directions and Map................................................         25
1999 Annual Report to Stockholders.................................. Appendix A

                                                [LOGO OF CONECTIV APPEARS HERE]

Dear Fellow Stockholder:

This past year has been, if not an easy one, an exciting and important time for Conectiv. While we fought our way through deregulation and several opera-tional challenges, we bolstered our financial position, enjoyed some signifi-cant accomplishments, and positioned the company for future growth.

To begin with, we enjoyed significant earnings growth. The company earned $1.89 per common share, without special charges and extraordinary items, up 13 percent over 1998. These increased earnings were due to increased business productivity, higher sales in our energy businesses, and gains from our ven-ture capital investments. Class A earnings per share, before special charges and extraordinary items, were down from $1.82 in 1998 to $1.44 in 1999, largely as a result of New Jersey electric restructuring.

Strong earnings performance was just one of many accomplishments Conectiv achieved in 1999.

In May, with the leadership and support of your Board of Directors, we an-nounced a bold plan that will better position Conectiv to grow in a deregu-lated marketplace. The cornerstone of our announcement in May was the decision to sell baseload nuclear and coal-fired power generation facilities. Selling these plants will generate significant funds to invest in a higher-growth seg-ment of the power generation business. The sale proceeds will also be used to pay down debt and buy back stock--two additional means of strengthening our financial position. It is equally important to note that, with these sales, Conectiv will no longer bear the significant liabilities and risk that go with being in the nuclear business.

In May, we also took additional steps to cut costs, lowered our dividend to bring it in line with businesses in competitive industries, and offered to buy back stock from stockholders who wished to invest elsewhere. The net result of this strategic shift was a sharpened business focus and the ability to shift capital to areas where it can earn higher returns for our stockholders.

We enjoyed other important successes in 1999, as well. Customers experienced no Y2K related outages in any of our businesses, an accomplishment that once again underscored the ability of our employees to provide reliable service. Conectiv also played an active role in the regulatory and legislative proceed-ings that will eventually give energy customers in each state we serve a choice of suppliers. As a result, we now know the rules that will govern our energy business, giving us an edge over competitors who do not have such cer-tainty.

Despite our significant accomplishments in 1999, Conectiv also experienced some disappointments. Clearly, our biggest disappointment was the price of our stock. The price of Conectiv common stock was down 31 percent from the beginning to the end of the year--roughly on par with the decline in the Dow Jones Utility Index. We believe this performance has to do more with our industry than our company. Uncertainties surrounding deregulation, higher interest rates, and the stock market's single-minded appetite for high-flying Internet companies led to the electric utility industry's worst performance in the stock market since 1974.

We experienced some operational disappointments in 1999, as well. A heat storm in early July severely taxed our transmission and distribution system. In New Jersey, equipment failures caused outages. On the Delmarva Peninsula, we were forced to resort to service interruptions to prevent system damage and longer-term outages. The shift to a new billing system has resulted in a dramatic in-crease in the number of calls to our call center and public criticism from the Delaware Public Service Commission and the media.

We've learned from our mistakes and taken steps to correct these problems. Among other things, we were encouraged by the ability of our employees to re-spond to these challenges. Their dedication and hard work will help us be suc-cessful in the year 2000 and beyond. It is also important to keep our disap-pointments in context. Nothing that happened in 1999 will prevent us from transforming Conectiv into a more competitive company that offers greater value for stockholders over time.

That brings me to the future of Conectiv. We have two core businesses: power delivery and the merchant energy business. Focusing on these core businesses will strengthen our ability to produce higher returns for stockholders.

Conectiv Power Delivery provides safe and reliable regulated delivery service to 1,000,000 electricity customers and 100,000 natural gas customers. Conectiv Power Delivery provides a steady cash flow to support our dividend and to make capital investments needed to insure reliability in our transmission and dis-tribution system. In fact, in 1999 we made meaningful progress in our efforts to enhance productivity and bolster reliability. Continuing to make such strides in this core business will help us earn fair returns for our invest-ors.

Conectiv Energy will be another key contributor to your company's success in the year 2000 and beyond. With the sale of our baseload power plants, we can now refocus on the segment of the market in which we are uniquely positioned to win: the mid-merit market. Mid-merit units are fuel flexible, quick-start-ing power plants that can capture higher prices in the wholesale energy market by meeting increases in the demand for power. We already own 30 percent of the cost-competitive, mid-merit generation in our region and we have plans to add another 650 megawatts that will further strengthen our position in this lucra-tive regional market.

Although it is not a core business, our telecommunications business is an im-portant means of adding value for Conectiv stockholders. Conectiv Communica-tions offers local and long distance phone service and Internet access and high-speed data service over a more than 700-mile fiber optic network that spans four states. We plan to move aggressively in 2000 to segment and maxi-mize the value of our telecommunications investments, which several analysts agree is not properly reflected in the price of our stock.

In closing, I want to express my personal appreciation to Conectiv's Board of Directors for the leadership they have exhibited in 1999 and years past. Lead-ership requires vision, commitment, and willingness to take the risks worth taking. Your Board has made the tough decisions time and again, focusing al-ways on the long-term interests of stockholders.

This is an exciting time for Conectiv. We are reinventing your company. The vagaries of the stock market aside, 1999 was a year of progress for Conectiv. We are confident that our strategy of aggressively shifting earnings to less regulated and higher-growth businesses will increase shareholder value in the years ahead.

Sincerely,

/s/ Howard E. Cosgrove

Howard E. Cosgrove
Chairman, President and CEO


  In this document you will find the Notice and Proxy Statement for our 2000 Annual Meeting of Stockholders and our 1999 Annual Report to Stockholders. The
  Proxy Statement describes how you can vote your shares. I encourage you to read this material and to cast your vote promptly. Your vote is important, and
             I thank you in advance for taking the time to do so.

                                    CONECTIV

                                800 KING STREET
                                  P.O. BOX 231
                              WILMINGTON, DE 19899

                 Notice of 2000 Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Common Stock and Class A Common Stock of Conectiv will be held:

  Date: Tuesday, March 28, 2000

  Time: 11:00 AM

  Place: Grand Opera House, 818 N. Market Street, Wilmington, Delaware

At the meeting, Stockholders will be asked to:

 1. Elect four members of the Board of Directors; one Class I Director and three Class II Directors.

 2. Vote on any other matters properly brought before the Meeting.

How To Vote. Your vote is important. Please vote your shares using any one of these options:

  1. Voting using the telephone (see the instructions on the proxy card), or

  2. Voting through the Internet, at www.proxyvote.com, entering your control number and following the instructions provided, or

  3. Marking your selections and returning the enclosed proxy card in the postage-paid envelope provided, or

  4. Attending the Meeting and voting in person (even if you plan to attend the Meeting, you are encouraged to vote through the one of the options described above to speed counting and reporting votes at the Meeting).

Shares Held in Street Name. If shares you own are held through a broker or bank, please follow their instructions about how to vote those shares.

Record Date. The Board of Directors set the close of business on February 16, 2000, as the time to determine the Stockholders entitled to vote their shares at this Annual Meeting.

Annual Report. The 1999 Annual Report to Stockholders, containing financial statements, is included with this Proxy Statement as Appendix A.


                                          Yours very truly,

                                          /s/ Moira K. Donoghue
                                          Moira K. Donoghue
                                          Corporate Secretary

February 17, 2000

                              2000 Proxy Statement

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Conectiv to be used at the An-nual Meeting of Stockholders of Conectiv to be held on Tuesday, March 28, 2000, and at any adjournments of the Meeting. This statement and accompanying proxy card are being mailed to holders of Common Stock and Class A Common Stock of Conectiv on or about February 17, 2000.

  If you return your signed proxy card, or grant a proxy through the telephone or Internet procedures available to you before the Annual Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for any, all or none of the nominees for Director. You can revoke your proxy at any time before it is exercised by submitting a later-dated notice of revoca-tion in writing to the Corporate Secretary of Conectiv or by telephone or Internet, by submitting a later-dated proxy in writing (that is properly signed) or by telephone or Internet, or by voting in person at the Annual Meet-ing.

  Conectiv proxies are returned to our transfer agent, whose address is on the enclosed return envelope. The transfer agent tabulates the voting and notifies Conectiv in writing. Proxies voted at the Annual Meeting are counted by the In-spectors of Election for the Annual Meeting. The Inspectors of Election have been appointed by the Board of Directors.

                            Information About Voting

Who Can Vote?

  You can vote shares of Conectiv Common Stock or Class A Common Stock that our records show you owned at the close of business on February 16, 2000. This in-cludes shares owned in the ConectivDirectTM Stock Purchase Plan, Conectiv Sav-ings and Investment Plan and stock-based executive compensation plans. A total of approximately 90,972,987 shares are entitled to vote. This includes approxi-mately 85,290,123 shares of Common Stock and approximately 5,682,862 shares of Class A Common Stock. Common Stock and Class A Common Stock are one class for voting purposes, with each share having one vote.

How Do I Vote By Proxy?

  One of three ways:

  1. by telephone, or

  2. over the Internet, as described on the proxy card, or

  3. mark your instructions on the enclosed proxy card, sign and date it, and return it in the postage-paid envelope.

  Your instructions are given to the proxyholders identified on the card, who will vote as you instruct. If you sign and date the card, but do NOT give an instruction on a proposal, the proxyholders will vote for you on that proposal.

How Are Shares Held in Employee and Executive Benefit Plans Voted?

  Employees can vote these shares by proxy by following the instructions above. Shares held in the Conectiv Savings and Investment Plan that are not voted by the employee or other beneficial owner will be voted by the trustee administer-ing the Plan.

What if I Receive More Than One Proxy Mailing?

  Conectiv has mailed this material to all stockholders of record as of Febru-ary 16, 2000. In most cases, you will receive one proxy card for all shares registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy card for each name. To vote all of your shares, you must vote the shares on each proxy card using the assigned control number.

What if Other Matters Come Up at the Meeting?

  We do not know of any other matters that will be brought before the Annual Meeting. If any other matters are properly presented, the proxyholders, who are members of the Board of Directors, will vote your shares in accordance with their best judgment.

Can I Vote in Person at the Annual Meeting?

  Yes, by bringing your proxy card with you. However, you are encouraged to complete and return the card before the Meeting to ensure that your vote is in-cluded in the count reported at the Meeting.

What Do I Do if My Shares Are in "Street Name?"

  If your broker, bank or other institution that holds the shares has not given you this Proxy Statement and proxy card, they are required to give you instruc-tions for voting your shares. You should contact them directly.

How Are Votes Counted Toward a Quorum and on Proposals?

  The Annual Meeting will be held if holders of a majority of the shares enti-tled to vote are represented at the Meeting, either by telephone or Internet voting, signed proxy cards or in person. Telephone and Internet votes and signed and dated proxy cards count toward a quorum, even if the holder abstains or does not vote on some or all of the proposals.

  Brokers, banks or other institutions who hold shares for but who do not have instructions from the owner can vote those shares, without instructions, but only on matters that the New York Stock Exchange considers "routine." If repre-sented at the Meeting, those shares will count toward a quorum if present. But such "broker non-votes" will not count as present and entitled to vote on any non-routine proposal. The proposal in this Proxy Statement is considered "rou-tine."

  Directors are elected by a plurality vote of the shares of Common Stock and Class A Common Stock (which are considered one class for voting purposes) that are present in person or by proxy and entitled to vote at the Annual Meeting. Each share has one vote. If a quorum is present, abstentions and broker non-votes will have no effect on the election of Directors.

Who Pays for this Solicitation of Proxy Cards?

  Conectiv does, including the expenses of brokers and others who may forward solicitation material to beneficial owners. Officers, employees and contractors of Conectiv may contact you to solicit your proxy by mail, telephone, Internet or in person.

            Security Ownership of Directors, Executive Officers and
                           Certain Beneficial Owners

  The following table shows the number of shares of Conectiv Common Stock and Class A Common Stock beneficially owned as of December 31, 1999 by:

  . Each person or company that we know beneficially owns more than 5% of the outstanding shares of Common Stock or Class A Common Stock;

  . Each member of and nominee to the Board of Directors;

  . Each Executive Officer of Conectiv whose compensation is listed in the Summary Compensation Table on Page 14;

  . The Directors and Executive Officers as a group.

                                              Shares of       Shares of Class A
                                         Common Stock(1)(2)  Common Stock(1)(2)
---------------------------------------- ------------------- -------------------
Nominees For Director:
CLASS I--TERM EXPIRING IN 2002
 CYRUS H. HOLLEY........................        4,098                724
CLASS II--TERM EXPIRING IN 2003
 ROBERT D. BURRIS.......................        3,352                  0
 SARAH I. GORE..........................        3,954                  0
 GEORGE F. MacCORMACK...................        1,000                  0
-------------------------------------------------------------------------------
Incumbent Directors:
CLASS I--TERM EXPIRING IN 2002
 R. FRANKLIN BALOTTI....................        5,922                  0
 RICHARD B. MCGLYNN.....................        3,603                522
CLASS III--TERM EXPIRING IN 2001
 HOWARD E. COSGROVE.....................      121,937(3)(4)            0
 AUDREY K. DOBERSTEIN...................        5,378                  0
 BERNARD J. MORGAN......................        5,504                618
-------------------------------------------------------------------------------
Retiring Directors:
CLASS II--
 TERM EXPIRING AT 2000 ANNUAL MEETING
 MICHAEL B. EMERY.......................        5,549                  0
 JERROLD L. JACOBS......................        5,532                922
-------------------------------------------------------------------------------
Other Executive Officers:
 BARRY R. ELSON, Executive Vice
  President.............................      21,446(4)                0
 BARBARA S. GRAHAM, Senior Vice
  President.............................      30,911(3)(4)             0
 THOMAS S. SHAW, Executive Vice
  President.............................      43,500(3)(4)             0
 JOHN C. VAN RODEN, Senior Vice
  President and Chief Financial
  Officer...............................       6,855(4)                0

  As of December 31, 1999, all current Directors and executive officers as a group (14 persons) owned beneficially 267,541 shares of Common Stock, repre-senting 0.31% of the shares of Common Stock outstanding and 2,786 shares of Class A Common Stock, representing 0.05% of the shares of Class A Common Stock outstanding. Conectiv is not aware of any person or company that beneficially owns more than 5% of the outstanding shares of Common Stock or Class A Common Stock.
--------
Notes

(1) Each of the individuals listed beneficially owned less than 1% of Conectiv's outstanding Common Stock (including Common Stock and Class A Common Stock.)
(2) Includes shares owned beneficially by Mr. Cosgrove and Mr. Jacobs and other executive officers of Conectiv pursuant to the Conectiv Savings and Investment Plan (including Payroll-Based Employee Stock Ownership Plan and Employee Stock Ownership Plan), Deferred Compensation Plan and Conectiv Incentive Compensation Plan.

(3) Includes 35,520, 8,010 and 8,010 shares of performance-based restricted stock for Messrs. Cosgrove and Shaw and Mrs. Graham, respectively, granted under the Long-Term Incentive Plan of Delmarva Power & Light Company, which was adopted by the Conectiv Board of Directors. The number of shares actually earned will depend on the Total Shareholder Return (stock price appreciation and dividends paid) of Delmarva from January 1997 through February 1998 and of Conectiv from March 1998 through the end of the four-year performance cycle in December 2000, relative to the Edison Electric Institute electric utility peer group.
(4) Includes 18,500 shares for Mr. Cosgrove, 8,000 shares each for Messrs. Shaw and Elson, 6,500 shares for Mrs. Graham and 3,000 shares for Mr. van Roden of Performance Accelerated Restricted Stock ("PARS"). The number of shares actually earned will depend on meeting pre-determined financial performance measures related to shareholder value at the end of the seven-year restriction period.

                    Proposal No. 1 -- Election of Directors

  The Board of Directors of Conectiv has nine members in three classes, with three Directors in each class. The election this year is of one Class I Direc-tor and three Class II Directors. Mr. Holley is a Class II Director whose term is expiring. He is nominated as a Class I Director for a two-year term expir-ing in 2002. Mrs. Gore and Mr. Burris are Class II Directors whose terms are expiring. They are nominated as Class II Directors for three-year terms expir-ing in 2003. Mr. MacCormack is nominated as a Class II Director for an initial three-year term expiring in 2003.

  Two Class II Directors, Mr. Jerrold Jacobs and Mr. Michael Emery, whose terms are expiring, will retire as Directors, with the appreciation of the Board of Directors and executives for their many years of valuable service. Mr. Jacobs is Vice Chairman of Conectiv and was previously Chairman and Chief Executive Officer of Atlantic Energy, Inc. and Atlantic City Electric Company. Mr. Emery was previously a member of the Board of Directors of Delmarva Power & Light Company.

  Terms for the three continuing Class III Directors, Dr. Doberstein, and Messrs. Cosgrove and Morgan, will expire in 2001. Terms for the two continuing Class I Directors, Messrs. Balotti and McGlynn, will expire in 2002.

  The four nominees for election to Director were recommended by the Nominat-ing Committee of the Board of Directors and approved as nominees at a meeting of the Board of Directors on January 25, 2000. These individuals have agreed to be nominated and to serve if elected. At the Annual Meeting, the proxyholders will vote for the individuals identified in this Proxy Statement and on the enclosed proxy card. Should any nominee become unavailable prior to the Annual Meeting, the Board of Directors may select another nominee and the proxyholders will vote the proxies they hold for that person.

  You can specify whether your shares are to be voted for any, all or none of the nominees for Director. To be elected, a nominee must receive a plurality of the vote of the shares of Common Stock and Class A Common Stock (which are considered one class for voting purposes) that are present, in person or by proxy, and entitled to vote at the Annual Meeting. Each proxy will be voted as instructed (meaning for or against each nominee) or withheld (meaning no vote is to be cast). If no instruction is made, the proxy will be voted for the nominees identified in this Proxy Statement and in the enclosed proxy card. Abstentions and broker non-votes will have no effect on the election of Direc-tors.

  The background of each nominee and incumbent Director is shown in the fol-lowing section. Unless otherwise shown, nominees and Directors have been en-gaged in their occupation or employment for at least the past five years.

 Your Board of Directors recommends that you vote FOR each of the nominees for
                          Director in Proposal No. 1.

                  Information About the Nominees and Directors

Nominated as Class I Director for Election at the Annual Meeting to Serve until the Annual Meeting in 2002

Cyrus H. Holley

Age 63. Director of Conectiv since 1998. Director of Atlantic Energy, Inc. from 1990--1998. President of Management Consulting Services, Grapevine, Tex-as. Chairman and Chief Executive Officer of Oakmont
Enterprises, Inc., Grapevine, Texas.
Director of Kerns Oil & Gas Company.
                                                            [Photo of Holley]

Nominated as Class II Directors for Election at the Annual Meeting to Serve until the Annual Meeting in 2003

Robert D. Burris

Age 55. Director of Conectiv since 1998. Director of Delmarva Power & Light Company from 1993 to
1998. President of Burris Foods, Milford, Delaware.
Director of the Federal Reserve Bank of Philadel-phia. Member of the Board of Directors of BayHealth, Inc.

Sarah I. Gore                                               [Photo of Burris]

Age 64. Director of Conectiv since 1998. Director of Delmarva Power & Light Company from 1993 to
1998. Human Resources Associate, W. L. Gore & Asso-ciates, Inc., Newark, Delaware. Member of the Dela-ware Advisory Board of First Union, Wilmington,
Delaware. Mrs. Gore and her family created the I
Have a Dream Foundation of Delaware, a non-profit organization for which she serves as director.
                                                            [Photo of Gore]

George F. MacCormack

Age 56. Group Vice President, Polyester Enterprise,
E. I. DuPont de Nemours & Company. Previously, Vice
President and General Manager, White Pigments &
Mineral Products Strategic Business Unit and Vice
President and General Manager, Specialty Chemicals
Strategic Business Unit for DuPont.

Continuing as Class III Directors (Terms Expire 2001)   [Photo of MacCormack]

Howard E. Cosgrove

Age 56. Director of Conectiv since 1998. Director of Delmarva Power & Light Company since 1986.
Chairman, President and Chief Executive Officer of
Conectiv. Director of the Federal Reserve Bank of
Philadelphia. President of the Board of Trustees of The University of Delaware.

Audrey K. Doberstein                                    [Photo of Cosgrove]

Age 67. Director of Conectiv since 1998. Director of Delmarva Power & Light Company from 1986 to
1999. President of Wilmington College, New Castle,
Delaware. Member of the Board of Directors of Blue
Cross/Blue Shield of Delaware and Mellon Bank Dela-ware (DE), Wilmington, Delaware.

Bernard J. Morgan                                       [Photo of Doberstein]

Age 63. Director of Conectiv since 1998. Director of Atlantic Energy, Inc. from 1988 to 1998. Re-tired, Chairman, Chief Executive Officer, President and Chief Operating Officer of Fidelity Bank, N.A..
Mr. Morgan also serves as a director of Coastal Se-curity.

                                                            [Photo of Morgan]

Continuing as Class I Directors (Terms Expire in 2002)

R. Franklin Balotti

Age 57. Director of Conectiv since 1998. Director of Delmarva Power & Light Company from 1995 to
1998. Attorney. Member of the law firm of Richards
Layton & Finger, Wilmington, Delaware. Past Presi-dent, Delaware Bar Association. Member of the Law
School Advisory Council at the Cornell Law School.
Adjunct Professor at the University of Miami Law
School and Cornell Law School.

Richard B. McGlynn                                           [Photo of
                                                             Balotti]

Age 61. Director of Conectiv since 1998. Director of Atlantic Energy, Inc. from 1986 to 1998. Attor-ney. Vice President and General Counsel of United
Water Resources, Inc., Harrington Park, New Jersey.
Former partner in the law firm of LeBoeuf, Lamb, Greene & MacRae.

                      Board and Committee Meetings in 1999   [Photo of
                                                             McGlynn]

  Number of meetings: Board of Directors, 9; Audit Committee, 7; Executive Committee, 5; Nominating Committee, 1; Nuclear Oversight Committee, 2; Personnel & Compensation Committee, 4.

  Every Director attended at least 75% of the meetings of the Board of Direc-tors and of each Committee on which they serve. The Board and Committees also act by unanimous written consent.

                                Board Committees

  Audit: Reviews auditing, accounting, financial reporting and internal control functions. Recommends our independent auditor to the Board of Directors; re-views the fees of the independent auditor. Advises the Board with respect to inter-company transactions and other fiduciary matters that may relate to Class A Common Stock. All members are outside, non-employee Directors: Messrs. Mc-Glynn (Chair), Balotti, Burris and Holley.

  Personnel & Compensation: Sets policy for and oversees executive and employee compensation and benefit programs and practices. Oversees management succes-sion. All members are outside, non-employee Directors: Ms. Gore (Chair), and Messrs. Emery, McGlynn and Morgan.

  Executive: Limited powers to act on behalf of the Board when the Board is not in session. With the exception of the Chairman of the Board, Mr. Cosgrove, who serves as Chair, all members are outside, non-employee Directors: Ms. Gore and Messrs. Emery, Holley and Jacobs.

  Nominating: Considers and recommends nominees for election as Directors. All members are outside, non-employee Directors: Dr. Doberstein (Chair) and Mr. Morgan. The Nominating Committee will consider nominees recommended by Stock-holders for election as Directors. The name of any such nominee, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Company.

  Nuclear Oversight Committee: Oversees Conectiv's investment in nuclear gener-ating assets. All members are outside, non-employee Directors: Mr. Holley (Chair), Mr. Burris and Mr. Jacobs.

                             Director Compensation

  Director compensation was set by the Board on March 1, 1998 at the time of the merger that formed Conectiv. With the exception of Mr. Jacobs, Directors who are not officers of the Company receive an annual retainer of $20,000; $1,000 for each Board or Committee meeting attended in person; and $500 for each Board or Committee meeting attended by teleconference. Committee Chairs (other than Mr. Cosgrove as Chair of the Executive Committee) also receive an annual retainer of $2,500. Mr. Jacobs provides services to Conectiv under a consulting contract with a value of $130,000 per year and receives no addi-tional compensation as a Director.

  Directors may defer any part of their compensation into recordkeeping ac-counts of stock equivalent units at a 20% discount. These accounts earn at the rate of the Conectiv common dividend.

                   Personnel & Compensation Committee Report

Highlights

       Compensation Philosophy

 . Link compensation to business              Executive Total Compensation
   strategies and results

                                          . Long-term variable compensation


 . Align the compensation of
   executives with the long-term          . Annual variable compensation
   interests of Stockholders

                                          . Base pay


 . Motivate executives to exceed the
   challenging objectives the Board       . Special grants for alignment and
   has established for Conectiv             retention

 . Create urgency for success in an
   increasingly competitive business
   environment



                         Mr. Cosgrove's Compensation

                     . Market-based base pay, somewhat
                       below median

                     . Variable pay based 100% on
                       corporate annual financial
                       performance

                     . Long-term variable pay based 100%
                       on shareholder value

      Stock Ownership Guidelines

 . Chairman, President & CEO: 5            Employee Stock Ownership Programs
   times base pay

                                          .401(k) Company match


 . Senior Executives: 3 times base
   pay                                    . Management Stock Purchase Plan


 . Vice Presidents, General               . Special option grants for
   Managers, other members of               retention
   Management: 1-2 times base pay

 . Board of Directors: 3 times
   annual retainer

Compensation Philosophy

  Our philosophy is to:

  . Link compensation to business strategies and results

  . Align the compensation of executives with the long-term interests of Stockholders

  . Motivate executives to exceed the challenging objectives the Board has established for Conectiv, and

  . Create urgency for success in an increasingly competitive business envi-ronment.

  The Committee has designed an executive compensation program that:

  . Provides total compensation emphasizing long-term performance that cre-ates stockholder value

  . Facilitates a rapid transition to a competitive business environment

  . Reflects the challenging market conditions for attracting and retaining high-quality executives and ensures that executives have a continuing personal financial stake in Conectiv's long-term success, and

  . Creates significant levels of executive stock ownership.

Executive Total Compensation Program

Program Elements

  . Base pay that reflects job responsibilities and individual performance against goals

  . Annual performance-based variable pay

  . Long-term variable compensation tied directly to stockholder value

  . Special grants for alignment and retention.

  The program uses performance measures directly related to shareholder total return. In addition to these measures, shareholder total return is viewed in light of conditions in the deregulating utility industry, industries in which Conectiv is developing new businesses, the general economy and the stock mar-ket.

  Total Compensation and Market Targets. The program provides total compensa-tion that is competitive with companies similar in revenue size to Conectiv, in a blend of utility and industrial markets. Total compensation levels and oppor-tunities are determined by the Board's Personnel & Compensation Committee, in consultation with Watson Wyatt, a leading executive compensation consulting firm. Watson Wyatt uses their experience, knowledge of Conectiv and its indus-tries, and published compensation data to define competitive levels of total compensation targeted at the median of the market. To strengthen the tie to stockholder value, base pay is generally set somewhat below the market target, and targets for the annual and long-term variable elements are set above the market targets./1/
----------------------
1. At least 30 of the companies in the Dow Jones Electric Utility Index and 19 of the companies in the S&P 500 index participate in at least one of the survey sources used by Watson Wyatt.

Base Pay reflects the job responsibilities, experience and annual performance of individual executives and of Conectiv, and compensation for comparable posi-tions at other companies. The Committee reviews base pay annually and adjusts it for individual and corporate performance.

  1999 Committee Action on Base Pay. The Committee set base pay for the five named executive officers that in aggregate is slightly below the median market targets. In setting Mr. Cosgrove's base pay, the Committee considered the re-sults achieved by Conectiv, including the successful merger that created Conectiv, the startup and expansion of new businesses, and Mr. Cosgrove's lead-ership in setting a new direction for Conectiv in the deregulating utility mar-ket. The Committee determined that this initial success was adequately rewarded in base pay and set his 1999 base pay at $600,000, the same level as in 1998, and at the level of the 1999 median market target.

  2000 Committee Action on Base Pay for Mr. Cosgrove. The Committee continues to believe that Mr. Cosgrove's leadership is best rewarded through compensation linked directly to shareholder value rather than base pay. Therefore, his base pay remains at $600,000 for 2000, the same level as in 1998 and 1999. A portion of the amount by which Mr. Cosgrove's salary could have been increased based on market data was used instead to increase his 2000 grant of long-term incentives to further align his interests with those of Stockholders.

Annual Variable Pay is designed to motivate executives to achieve "stretch" fi-nancial, planning, and operating goals and to increase the sense of urgency to deliver significant performance levels. Goals and annual variable pay opportu-nities are set for each executive at the beginning of the year. Opportunities are set at or above the median of competitive companies and are related to line of business and corporate performance. Participants may earn awards from 0% to 150% of the preset target. For the highest paid officers, this can mean awards from 0% to between 60% and 75% of base pay. Awards are made only if Conectiv achieves earnings targets approved by the Committee.

  Partial Award in Stock. Twenty percent of annual awards are paid in Re-stricted Stock Units ("RSU's") under the Management Stock Purchase Plan ("MSPP") at a 20% discount to the fair market value of Conectiv Common Stock. Each RSU is a proxy for one share of Common Stock, has a value equal to one share, and earns dividends at the same rate as one share. RSU's cannot be sold or used for three years from the date acquired, and are distributed in Conectiv Common Stock at the end of that period. Participants can purchase additional RSU's up to a maximum of 50% of their annual award.

  Mr. Cosgrove's Award for 1998. Mr. Cosgrove was eligible to earn between 0% and 150% of his target opportunity of $300,000 (50% of his 1998 base pay). The Committee originally intended that earning this award would depend entirely on company financial performance on three measures set by the Committee at the be-ginning of the year, on the assumption that the merger that created Conectiv would close at the beginning of 1998. These measures were consolidated corpo-rate earnings, cash flow and cash flow return on capital employed.

  The merger closed instead on March 1, 1998, when the final regulatory ap-proval was received. This made it extremely difficult to obtain reliable infor-mation to determine performance against the second and third measures. In 1999, the Committee instead based Mr. Cosgrove's award entirely on corporate earn-ings. 1998 corporate earnings met the target level adjusted by the Committee for unexpected merger impacts, resulting in a payout of 100% of the target, or $300,000.

  1998 Awards for Other Named Executive Officers. 1998 awards for Messrs. Shaw and Elson and Mrs. Graham made in 1999 totaled $386,400. These awards were based, as was Mr. Cosgrove's, on corporate earnings and on the performance of the business areas managed by those officers.

  Opportunities for 1999. In setting performance measures for these awards, the Committee considered the industry restructuring and regulatory issues that Conectiv would address during 1999 and how their resolution might affect earn-ings. The Committee decided that earnings before interest and taxes ("EBIT") provided the best measure of Conectiv's performance for that year and adopted an EBIT target for all named executive officers. Consistent with this, the Com-mittee also modified the payout opportunities by setting maximum and minimum payout levels relative to the new EBIT target. The maximum payout occurs at 105% of the EBIT target and the minimum payout or threshold occurs at 90% of the EBIT target. The Committee also reserved the ability to adjust the EBIT target after the full impact of industry deregulation on Conectiv's earnings was known. The Committee has not yet determined 1999 awards for the named exec-utive officers.

Long-Term Variable Compensation aligns the interests of executives with those of Stockholders by linking a significant portion of an executive's total com-pensation opportunities to the performance of Conectiv Common Stock. To that end, grant levels are generally above market target. Grants may include some or all of the following:

    Non-qualified stock options which give the executive the right to acquire Common Stock at the grant price of the option, which in all cases is the fair market value of the Common Stock on the day of grant. Options have value to the executive in direct relation to increases in share price above grant price.

    Dividend Equivalent Units which provide the executive with income equiva-lent to the dividend on Conectiv Common Stock. These "DEU's" have value to the executive in direct relation to the amount of that dividend. The combi-nation of options and DEU's helps to focus executives on the blend of stock price and dividend growth that creates the most value to Stockholders.

    Performance Accelerated Restricted Stock which vests as unrestricted Com-mon Stock seven years after grant and will vest earlier if (for 1999 grants) pre-determined levels of Total Shareholder Return ("TSR") are met. If early vesting doesn't occur for the highest paid executives, vesting will occur after seven years only if TSR is at or above the level produced by the stock price and dividends on the date of the grant. "PARS" have their greatest value to the executive when vesting accelerates.

    Performance Accelerated Stock Options, another form of non-qualified stock option, vest 9 1/2 years and expire 10 years after grant. These "PA-SO's" will vest earlier if share price reaches predetermined levels. PASO's have little value to executives unless vesting accelerates as a result of increased share price.

  1999 Grants. Based on Watson Wyatt data and recommendations, the Committee set targets as a percentage of base pay for each of the named executive offi-cers to continue to strengthen focus on total shareholder value and competitive total compensation. Targets were converted to actual grants using the Black-Scholes method for options and time and forfeiture discount methods for the other types of grants. All named executive officers received grants of options, DEU's and PARS for 1999.

  1999 Special Grants of Restricted Stock and PASO's. From time to time, the Committee makes special grants to address specific business needs. During 1999, the Committee made grants of restricted stock to Mr. Elson (8000 shares) and Mr. Shaw (8000 shares) to encourage their continued employment with Conectiv; the grants lapse if they leave prior to four years from the date of the grant. The Committee also granted 150,000 shares of PASO's to Mr. van Roden, following his employment as Senior Vice President and Chief Financial Officer.

  Option Grants for Other Key Employees. In addition, the Committee authorized Mr. Cosgrove to make grants of up to 100,000 shares of options to purchase Com-mon Stock to other key employees to increase their focus and motivation and en-courage their continued employment with Conectiv.

Executive and Director Stock Ownership Guidelines

  In 1998, the Committee established the following guidelines, consistent with its belief in the value to Stockholders of a strong link between the interests of Directors and executives and those of Stockholders.

                                                             Multiple                     By
                                                     ------------------------  -----------------------
   Chairman, President and Chief Executive Officer..     5 times base pay                2003
   Senior Executives................................     3 times base pay                2003
   Vice Presidents, General Managers,
    other members of Management.....................    1-2 times base pay               2003
   Board of Directors ..............................  3 times annual retainer   3 years after election
                                                                                       to Board

Response to IRS Limits on Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code limits the deduction of certain forms of compensation above $1,000,000 paid to a highly compensated executive. The Committee tries to structure executive compensation to minimize the amount of compensation that is not deductible. The Committee believes, however, that this limitation should not compromise Conectiv's ability to create compensation programs that support the business strategy and attract and retain the executive talent required for success. As a result, there may at times be some compensation that is not deductible for federal income tax purposes.

  Following a review of current plans and practices, the Committee believes that no part of the executive compensation program is not deductible under the terms of this section.

                                     Personnel & Compensation Committee:
                                     Sarah I. Gore, Chair
                                     Michael B. Emery
                                     Richard B. McGlynn
                                     Bernard J. Morgan

    Personnel & Compensation Committee Interlocks and Insider Participation

  The Personnel & Compensation Committee is comprised solely of non-employee Directors. Logical Business Solutions, which is owned by Mr. Emery's son-in-law, Paul Kleiman, had contracts with Conectiv Resource Partners, Inc., a sub-sidiary of Conectiv, with a gross value of $239,000 during 1999, for informa-tion technology consulting services. There are no other Personnel & Compensa-tion Committee interlocks.
                            Executive Compensation

                     Table 1 -- Summary Compensation Table

                                                                       Long-term Compensation
                                                                  --------------------------------
                                    Annual Compensation                  Awards          Payouts
                          --------------------------------------- --------------------- ----------
                                          Variable                Restricted Securities
        Name and          Year          Compensation Other Annual   Stock    Underlying    LTIP       All Other
  Principal  Position     (1)   Salary  (Bonus) (2)  Compensation Awards (3)  Options   Payouts(4) Compensation (5)
  -------------------     ---- -------- ------------ ------------ ---------- ---------- ---------- ----------------
H. E. Cosgrove, Chairman
 of the Board, President
 and Chief Executive
 Officer................  1999 $600,000         --         0       $187,500    57,000          --      $18,204
                          1998 $600,000   $150,000         0              0   360,000    $572,134      $12,329
T. S. Shaw, Executive
 Vice President.........  1999 $325,000         --         0       $291,500    26,000          --      $ 8,258
                          1998 $325,000   $ 78,000         0              0   170,000    $155,267      $ 9,478
B. R. Elson, Executive
 Vice President.........  1999 $325,000         --         0       $259,000    26,000          --      $ 6,116
                          1998 $325,000   $ 78,000         0              0   170,000    $ 21,560      $ 4,074
J. C. van Roden, Jr.,
 Senior Vice
 President/Chief
 Financial Officer (6)..  1999 $250,000         --         0              0   170,000          --      $ 8,342
                          1998 $ 17,686         --         0              0        --          --           --
B.S. Graham, Senior Vice
 President..............  1999 $250,000         --         0       $ 62,750    14,000          --      $ 7,504
                          1998 $250,000   $ 50,200         0              0   170,000    $155,267      $ 5,308

--------
1. The 1998 merger involving Atlantic Energy, Inc. and Delmarva Power & Light Company was effective as of March 1, 1998. Accordingly, except for Mr. van Roden, 1998 salary is shown as an annualized amount. Mr. van Roden joined Conectiv on November 30, 1998 and the 1998 salary shown is his actual sal-ary. Other 1998 items of compensation reflect full calendar 1998 compensa-tion received from Conectiv or Delmarva Power & Light Company.
2. The 1999 bonus, which is an annual variable award, has not yet been deter-mined. The 1999 target award is 50% of salary for Mr. Cosgrove, 45% for Messrs. Elson and Shaw, 40% for Mr. van Roden and Mrs. Graham. For 1998, the dollar value of the bonus reported above has been reduced by the por-tion of the bonus deferred and reported above as a 1999 Restricted Stock Award as follows: H. E. Cosgrove ($300,000 bonus with $150,000 purchasing Restricted Stock Units ("RSU's"); T.S. Shaw ($156,000 bonus with $78,000 purchasing RSU's); B. R. Elson ($130,000 bonus with $52,000 purchasing RSU's); B. S. Graham ($100,400 bonus with $50,200 purchasing RSU's).
3. A mandatory 20% of the bonus (reported in this Table as "Variable Compen-sation") and any additional portion of the bonus that an executive elects to defer (up to an additional 30%) is deferred for at least three years under the Management Stock Purchase Program ("MSPP") and used to purchase RSU's at a 20% discount. The dollar value of RSU's deferred under MSPP in 1999 (inclusive of the discounted portion), based on the fair market value at the award date, was: H. E. Cosgrove ($187,500, of which $37,500 is the discount); T.S. Shaw ($97,500, of which $19,500 is the discount); B. R. Elson ($65,000, of which $13,000 is the discount); B. S. Graham ($62,750, of which $12,550 is the discount). In addition, Messrs. Shaw and Elson each received in 1999 an 8,000 share award of Restricted Stock valued at $194,000, based on a fair market value of $24.25 per share of Common Stock on the award date. One-half of the awards to Messrs. Shaw and Elson vest after three years, the balance after four years. Dividends accrue and are paid as the awards vest. The RSU awards do not vest in under three years but do accrue dividends. At the end of 1999, the number and value of the aggregate restricted stock holdings (including RSUs, PARs and special grants) of the individuals identified in the Summary Compensation Table was as follows: for Mr. Cosgrove, 28,298 restricted stock holdings valued at $475,757; for Mr. Shaw, 21,149 restricted stock holdings valued at $445,067; for Mr. Elson,

   19,397 restricted stock holdings valued at $385,605; for Mr. van Roden, 3,000 restricted stock holdings valued at $50,438; and, for Mrs. Graham, 9,779 restricted stock holdings valued at $164,410.
4. During 1998 all restrictions lapsed on the performance-based restricted stock granted in 1995 and 1996 under the Delmarva LTIP due to the merger involving Delmarva and Atlantic Energy. Under the "change in control" pro-visions, the awards fully vested resulting in a payout to Mr. Cosgrove of 21,160 shares (11,570 for 1995 and 9,590 for 1996) valued at $454,940; to
    Mr. Shaw of 5,450 shares (2,870 for 1995 and 2,580 for 1996) valued at $117,175; and to Mrs. Graham of 5,540 shares (2,870 for 1995 and 2,580 for 1996) valued at $117,175. Shares were valued at $21.50 at the time of pay-out. Dividends on shares of restricted stock and dividend equivalents are accrued at the same rate as that paid to all holders of Common Stock. As of December 31, 1998, Mr. Cosgrove held 45,520 shares of restricted stock (35,520 for 1997 and 10,000 for 1998) and 30,000 Dividend Equivalent Units ("DEU's); Mr. Elson held 4,000 shares of restricted stock for 1998 and 10,000 DEU's; Mr. Shaw held 12,010 shares of restricted stock (8,010 for 1997 and 4,000 for 1998) and 10,000 DEU's; Mrs. Graham held 12,010 shares of restricted stock (8,010 for 1997 and 4,000 for 1998) and 10,000 DEU's. Holders of restricted stock are entitled to receive dividends as declared.
5. "All Other Compensation" includes the following for 1999: For Mr. Cosgrove, $3,000 in Company matching contributions to the Savings and In-vestment Plan, $15,000 in Company matching contributions to the Deferred Compensation Plan and $204 in term life insurance premiums paid by Conectiv. For Mr. Shaw, $3,104 in Company matching contributions to the Savings and Investment Plan, $4,950 in Company matching contribution to the Deferred Compensation Plan and $204 in term life insurance premiums paid by Conectiv. For Mrs. Graham, $4,800 in Company matching contribu-tions to the Savings and Investment Plan, $2,500 in Company matching con-tributions to the Deferred Compensation Plan and $204 in term life insur-ance premiums paid by Conectiv. For Mr. Elson, $4,800 in Company matching contributions to the Savings and Investment Plan and $1,316 in term life insurance premiums paid by Conectiv. For Mr. van Roden, $4,800 in Company matching contributions to the Savings and Investment Plan, $2,814 in Com-pany matching contributions to the Deferred Compensation Plan and $728 in term life insurance premiums paid by Conectiv.
6. Mr. van Roden was elected Senior Vice President and Chief Financial Offi-cer as of January 4, 1999.

              Table 2 -- Option Grants in Last Fiscal Year (/1/)

                           Number of    % of Total
                          Securities     Options                         Grant
                          Underlying    Granted to  Exercise              Date
                            Options    Employees in  Price   Expiration Present
          Name            Granted (#)  Fiscal Year   ($/Sh)     Date    Value(4)
          ----            -----------  ------------ -------- ---------- --------
H. E. Cosgrove...........    57,000(2)      11%      $24.25    1/4/09   $114,969
B. R. Elson..............    26,000(2)       5%      $24.25    1/4/09   $ 52,442
T. S. Shaw...............    26,000(2)       5%      $24.25    1/4/09   $ 52,442
J. C. van Roden..........    20,000(2)       4%      $24.25    1/4/09   $ 40,340
                            150,000(3)      29%      $24.25    1/4/09   $178,050
B. S. Graham.............    14,000(2)       3%      $24.25    1/4/09   $ 28,238

--------
1. Currently, Conectiv does not grant stock appreciation rights.
2. Denotes Nonqualified Stock Options ("NQSO's"). One-half vest and are exer-cisable at end of second year from date of grant. Second one-half vest and are exercisable at end of third year from date of grant.
3. Denotes Performance Accelerated Stock Options ("PASO's") granted on a one-time basis. PASO's have a ten-year term and vest and are first exercisable nine and 1/2 years from date of grant without regard to stock price perfor-mance. Exercise date will accelerate for favorable stock price performance (i.e. first 1/3, second 1/3 and third 1/3 of PASO's vest after stock trades at $26, $28 or $30 per share, respectively, for ten consecutive trading days). PASO's must be held for three years from date of grant before they can be exercised.
4. Determined using the Black-Scholes model, incorporating the following mate-rial assumptions and adjustments: (a) exercise price of $24.25, equal to the Fair Market Value ("FMV") as of date of grant: (b) an option term of ten years: (c) risk-free rate of return of 5.6%: (d) volatility of 16.0% and (e) dividend yield of 6.4%. For valuation purposes, PASO's are valued as a premium-priced stock option as of the date of grant with an exercise price of $30 on a FMV of $24.25.

  Table 3 -- Aggregated Option Exercises in Last Fiscal Yearand FY-End Option
                                    Values

                                                     Number of Securities         Value of Unexercised
                             Shares      Value      Underlying Unexercised    In-the-Money Options at FY-
                            Acquired    Realized     Options at FY-End(2)                End(1)
          Name           On Exercise(#)  ($)(1)  Exercisable/Unexercisable(#) Exercisable/Unexercisable($)
          ----           -------------- -------- ---------------------------- ----------------------------
H. E. Cosgrove..........        0          $0          14,400 / 417,000                 $0 / $0
B. R. Elson.............        0           0               0 / 196,000                  0 / 0
T. S. Shaw..............        0           0               0 / 196,000                  0 / 0
J. C. van Roden.........        0           0               0 / 170,000                  0 / 0
B. S. Graham............        0           0               0 / 184,000                  0 / 0

--------
1. The closing price for Conectiv Common Stock on the New York Stock Exchange on December 31, 1999 was $16.8125. Option value would be based on the dif-ference between grant price (i.e., closing price shown above) and exercise price, multiplied by the number of options exercised.
2. 14,400 stock options of Mr. Cosgrove are currently exercisable. None of the remaining options may be exercised earlier than two years from date of grant for NQSO and nine and 1/2 years from date of grant for PASO's (sub-ject to accelerated vesting for certain levels of stock price performance).

       Table 4 -- Long-Term Incentive Plans--Awards in Last Fiscal Year

                                      Number of Restricted    Performance Period
                                         Shares/Dividend       Until Maturation
               Name                  Equivalent Units (#)(1)     Or Payout(2)
               ----                 ------------------------- ------------------
H.E. Cosgrove...................... 8,500 shares/28,500 units       1/4/06
B. R. Elson........................ 4,000 shares/13,000 units       1/4/06
T. S. Shaw......................... 4,000 shares/13,000 units       1/4/06
J. C. van Roden.................... 3,000 shares/10,000 units       1/4/06
B. S. Graham.......................  2,500 shares/7,000 units       1/4/06

--------
1. In addition, Mr. Cosgrove held 35,520 performance shares (valued at $597,180) and Mr. Shaw and Mrs. Graham each held 8,010 performance shares (valued at $134,668) from a 1997 award with a four-year performance cycle under the former Delmarva Power Long Term Incentive Plan. These are pre-ex-isting awards reported in the 1999 Proxy Statement and valued in this Proxy Statement at the share price of Common Stock on December 31, 1999.
2. Awards of Restricted Shares (Performance Accelerated Restricted Stock or "PARS") and Dividend Equivalent Units ("DEU's") were made to the five named executive officers on January 4, 1999. The payout of PARS may potentially be "performance accelerated". Restrictions may lapse and vesting may accel-erate any time after 3 years (i.e., after January 4, 2002) upon achievement of pre-determined levels of total return to shareholders. Otherwise, re-strictions lapse after 7 years (i.e., January 4, 2006), provided that at least a defined level of average, total return to shareholders is achieved. As of December 31, 1999, Mr. Cosgrove's 8,500 PARS were valued at $142,906, Messrs. Elson and Shaw's 4,000 PARS were valued at $67,250, Mr. van Roden's 3,000 PARS were valued at $50,438 and Mrs. Graham's 2,500 PARS were valued at $42,032. These values for PARS are based on the December 31, 1999 clos-ing price of $16.8125 per share of Common Stock. One DEU equals the regular quarterly dividend paid on one share of Conectiv Common Stock. The DEU's shown are payable in cash for eight quarters over a two year period ending with the DEU payable January 31, 2001. At that point, the 1999 DEU award lapses.

                                 Pension Plan

  The Conectiv Retirement Plan includes the Cash Balance Pension Plan and grandfathered provisions relating to the Delmarva Retirement Plan and the At-lantic Retirement Plan that apply to employees who had either 20 years of service or were age 50 on the effective date of the Cash Balance Pension Plan (January 1, 1999). Certain executives whose benefits from the Conectiv Retire-ment Plan are limited by the application of federal tax laws also receive ben-efits from the Supplemental Executive Retirement Plan.

Cash Balance Pension Plan

  The named executive officers participate in the Conectiv Retirement Plan and earn benefits that generally become vested after five years of service. Annual-ly, a recordkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's total pay, including base pay, over-time and bonuses, depending on the participant's age at the end of the plan year, as follows:

                                                                           % of
     Age at end of Plan Year                                               Pay
     -----------------------                                               ----
     Under 30.............................................................   5
     30 to 34.............................................................   6
     35 to 39.............................................................   7
     40 to 44.............................................................   8
     45 to 49.............................................................   9
     50 and over .........................................................  10

  These accounts also receive interest credits based on average U.S. Treasury Bill rates for the year. In addition, certain annuity benefits earned by par-ticipants under the former Delmarva and Atlantic Retirement Plans are fully protected as of December 31, 1998, and were converted to an equivalent cash amount and included in each participant's initial cash balance account. When a participant terminates employment, the amount credited to his or her account is converted into an annuity or paid in a lump sum.

Supplemental Retirement Benefits

  Supplemental retirement benefits are provided to certain employees, including each executive officer, whose benefits under the Conectiv Retirement Plan are limited by type of compensation or amount under federal tax laws and regula-tions.

Estimated Retirement Benefits Payable to Named Executive Officers

  The following table shows the estimated retirement benefits, including sup-plemental retirement benefits under the plans applicable to the named executive officers, which would be payable if he or she were to retire at normal retire-ment age (65), expressed in the form of a lump sum payment. Years of service credited to each named executive officer as of his or her normal retirement date are as follows: Mr. Cosgrove, 42; Ms. Graham, 30; Mr. Shaw, 40; Mr. Elson, 16 (8 of which are additional years of service for purposes of the supplemental retirement benefits), and Mr. van Roden, 15.

     Name                                  Year of 65th Birthday Lump Sum Value
     ----                                  --------------------- --------------
     H. E. Cosgrove.......................         2008            $4,066,000
     B. S. Graham.........................         2013             1,763,000(l)
     T. S. Shaw...........................         2012             2,289,000
     B. R. Elson..........................         2006               957,000
     J. C. van Roden......................         2014               597,000(1)

--------
(1) Amounts include (i) interest credits for cash balances projected to be 6.26% per annum on annual salary credits and prior service balances, if any, and (ii) accrued benefits as of December 31, 1999 under retirement plans then applicable to the named executive officer. Benefits are not sub-ject to any offset for Social Security payments or other offset amounts and assume no future increases in base pay or total pay.

  Under the Conectiv Retirement Plan's grandfather provisions, employees who participated in the Delmarva or Atlantic Retirement Plans and who met certain age and service requirements as of December 31, 1998, will have retirement ben-efits for all years of service up to retirement calculated according to their original benefit formula. This benefit will be compared to the cash bal-ance account and the employee will receive whichever is greater. Estimated ben-efits are based on the Delmarva Retirement Plan for Messrs. Cosgrove, Shaw and Elson and the Cash Balance Pension Plan for Mrs. Graham (whose benefits under the Cash Balance Pension Plan exceed the benefits under the Delmarva Retirement
Plan) and Mr. van Roden (who was not grandfathered into the Delmarva Retirement
Plan). The amount of benefit under such grandfathering is illustrated in the following table:

                            Delmarva Retirement Plan
                               PENSION PLAN TABLE
   Annual Retirement Benefits in Specified Remuneration and Years of Service
                                Classifications

   Average Annual Earnings
   for the 5
   Consecutive Years of
   Earnings that
   result in the Highest
   Average                   15 Yrs.    20 Yrs.    25 Yrs.    30 Yrs.    35 Yrs.
   -----------------------   -------    -------    -------    -------    -------
   $300,000(1).............   70,500     94,000    117,500    141,000(2) 164,500(2)
    400,000(1).............   94,500    126,000    157,500(2) 189,000(2) 220,500(2)
    500,000(1).............  118,500    158,000(2) 197,500(2) 237,000(2) 276,500(2)
    600,000(1).............  142,500(2) 190,000(2) 237,500(2) 285,000(2) 332,500(2)
    700,000(1).............  166,500(2) 222,000(2) 277,500(2) 333,000(2) 388,500(2)
    800,000(1).............  190,500(2) 254,000(2) 317,500(2) 381,000(2) 444,500(2)

--------
(1) Effective January 1, 1999, annual compensation recognized may not exceed $160,000.
(2) For 1999, the annual limit on annual benefits is $130,000.

  Benefits are payable in the form of a 50% joint and surviving spouse annuity or lump sum. Earnings include base salary, overtime and bonus.

Change in Control Severance Agreements And Other Provisions Relating to Possible Change in Control

  Conectiv has entered into change in control severance agreements with Messrs. Cosgrove, Elson, Shaw, and van Roden and Mrs. Graham and one other se-nior executive. The agreements are intended to encourage the continued dedica-tion of Conectiv's senior management team. The agreements provide potential benefits for these executives upon actual or constructive termination of em-ployment (other than for cause) following a change in control of Conectiv, as defined in the agreements. Each affected executive would receive a severance payment equal to three times base salary and bonus, medical, dental, vision, group life and disability benefits for three years after termination of employ-ment, and a cash payment equal to the actuarial equivalent of accrued pension credits equal to 36 months of additional service.

  In the event of a change in control, the Variable Compensation Plan provides that outstanding options become exercisable in full immediately, all conditions to the vesting of PARS are deemed satisfied and shares will be fully vested and nonforfeitable, DEU's will become fully vested and be immediately payable, variable compensation deferred under the Management Stock Purchase Program will be immediately distributed, and payment of variable compensation, if any, for the current year will be decided by the Personnel & Compensation Committee. For the Deferred Compensation Plan, this Committee may decide to distribute all deferrals in cash immediately or continue the deferral elections of participants, in which case Conectiv will fully fund a "springing rabbi trust" to satisfy the obligations. An independent institutional trustee will maintain any trust established by reason of this provision.

                            Stock Performance Chart

                   Comparison of Five Year Cumulative Return*






                                Cumulative Total Return
                             -----------------------------
                             3/2/1998     12/98     12/99

CONECTIV                       100         122        89
CONECTIV CLASS-A               100         124        95
S & P 500                      100         119       144
DOW JONES ELECTRIC UTILITIES   100         116        98

* $100 invested on 3/2/98 in stock or index--including reinvestment of divi-dends. Fiscal year ending December 31, 1999.

                Relationship with Independent Public Accountants

  The Audit Committee recommended and the Board of Directors approved the ap-pointment of PricewaterhouseCoopers LLP, Certified Public Accountants, as inde-pendent auditors for Conectiv and its subsidiaries for the year 2000. Repre-sentatives of PricewaterhouseCoopers will be present at the Meeting, available to answer appropriate questions from Stockholders and have the opportunity to make a statement if they wish.

                                 Other Matters

  If any other matters are properly brought before the Annual Meeting, it is intended that the proxyholders will vote on those matters in accordance with their best judgment.

            Section 16(a) Beneficial Ownership Reporting Compliance

  Conectiv believes that during 1999, except as noted below, its executive of-ficers and directors complied with all Section 16(a) reporting requirements. Three 1998 transactions under the Conectiv Director Stock Purchase Plan were omitted from the 1999 Form 5 Annual Statement of Changes in Beneficial Owner-ship for each of Messrs. Balotti and Emery and Dr. Doberstein. One transaction was not reported timely on Form 4 by Mr. van Roden. All of these transactions have now been reported.

                          Future Stockholder Proposals

  A Stockholder who wants to present a proposal to be considered for inclusion in Conectiv's proxy materials for the 2001 Annual Meeting of Stockholders must submit that proposal in writing no later than October 23, 2000. A Stockholder who wants to present a proposal to be considered at that Annual Meeting, but not through Conectiv's proxy materials, must submit that proposal in writing no earlier than December 28, 2000, and no later than January 27, 2001. Either type of proposal must be sent to the Corporate Secretary and received at Conectiv's principal executive offices according to the dates specified above.

                    REQUESTS FOR ANNUAL REPORT ON FORM 10-K

  IF YOU ARE A BENEFICIAL OWNER OF STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, YOU MAY REQUEST A COPY, WITHOUT CHARGE, OF CONECTIV'S ANNUAL REPORT ON FORM 10-K. PLEASE SEND YOUR REQUEST TO INVESTOR RELATIONS, CONECTIV, 800 KING STREET, P.O. BOX 231, WILMINGTON, DELAWARE 19899. YOU MAY ALSO CALL 1-888-424-8401. THE REPORT WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OR BEFORE MARCH 31, 2000; REQUESTS FOR COPIES WILL BE HONORED SHORTLY AFTER THE REPORT IS FILED.

                                          By Resolution of the Board of
                                           Directors,

                                                              /s/ Moira Donoghue
                                          Moira Donoghue
                                          Corporate Secretary

February 17, 2000

                    Directions and Map to Grand Opera House

From Philadelphia and all points North:
Take I-95 South to Wilmington. Take the 2nd exit (7A) Delaware Avenue South. Go straight through eight lights. Take a right on King Street. Go three lights to the Wyndham Garden Hotel (7th Street). Park at Wyndham garage on left.

From New Jersey over the Delaware Memorial Bridge:
Take 295 South across Delaware Memorial Bridge to I-95 North. Take exit 6 (Mar-tin Luther King Blvd.). At the end of the ramp, take a right at the light. Go to next light in center lane and follow to Orange Street. Turn left onto Orange Street & follow to 7th Street. Turn right onto 7th Street and follow to the Wyndham Garden Hotel parking garage.

From New Jersey over the Commodore Barry or Ben Franklin Bridges:
Follow directions from Philadelphia.

From Southern Delaware and Eastern Shore:
Take Route 13 North to Wilmington. Follow Route 13 business district which be-comes Walnut Street once over the bridge. Follow Walnut Street to 8th. Make a left onto 8th St., and a left onto King Street. The Wyndham Garden Hotel park-ing garage is on the left.

From points south:
Take I-95 North to Exit 6 (Martin Luther King Blvd.) At the end of the ramp, take right at light. Go to next light in center lane and follow to Orange Street. Turn left onto Orange Street and follow to 7th Street. Turn right onto 7th Street and follow to the Wyndham Garden Hotel parking garage.

                          MAP TO THE GRAND OPERA HOUSE

                                                                      Appendix A

[Logo of Conectiv]

1999 Annual Report to
Stockholders

                               Table of Contents

1999 Annual Report to Stockholders                                        Page
----------------------------------                                        ----

Selected Financial Data..................................................  A-1

Forward Looking Statements...............................................  A-3

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  A-4

Report of Management..................................................... A-27

Report of Independent Accountants........................................ A-28

Consolidated Statements of Income........................................ A-29

Consolidated Balance Sheets.............................................. A-30

Consolidated Statements of Cash Flows.................................... A-32

Consolidated Statements of Changes in Common Stockholders' Equity........ A-33

Notes to Consolidated Financial Statements............................... A-35

Investor Information..................................................... A-83

Officers................................................................. A-85

                                    Conectiv

                            Selected Financial Data

                                         Year Ended December 31,
                          ---------------------------------------------------------------------
                             1999          1998(1)         1997           1996          1995
                          ----------      ----------    ----------     ----------    ----------
                             (Dollars in Thousands, Except Per Share Amounts)
Operating Results and
 Data
------------------------
Operating Revenues......  $3,744,897      $3,071,606    $1,415,367     $1,168,664    $1,055,725
Operating Income........  $  345,589(2)   $  386,915(2) $  226,294     $  250,389    $  254,425
Income Before
 Extraordinary Item.....  $  113,578(2)   $  153,201(2) $  101,218(3)  $  107,251    $  107,546
Extraordinary Item, Net
 of Income Taxes(4).....  $ (311,718)             --            --             --            --
Net Income (Loss).......  $ (198,140)(2)  $  153,201(2) $  101,218(3)  $  107,251    $  107,546
On System Electric Sales
 (kWh 000)(5)...........  22,418,459      20,687,653    13,231,766     12,925,716    12,310,921
On System Gas Sold and
 Transported (mcf 000)..      23,461          21,587        22,855         22,424        21,371

Common Stock Information
------------------------
Basic and Diluted
 Earnings (Loss)
 Applicable to:
 Common Stock
  Income Before
   Extraordinary Item...  $  106,639(6)   $  141,292(6) $  101,218(3)  $  107,251    $  107,546
  Extraordinary Item,
   Net of Income
   Taxes(4).............    (295,161)             --            --             --            --
                          ----------      ----------    ----------     ----------    ----------
   Total................  $ (188,522)     $  141,292    $  101,218     $  107,251    $  107,546
                          ----------      ----------    ----------     ----------    ----------
 Class A Common Stock
  Income Before
   Extraordinary Item...  $    6,939(7)   $   11,909            --             --            --
  Extraordinary Item,
   Net of Income
   Taxes(4).............     (16,557)             --            --             --            --
                          ----------      ----------    ----------     ----------    ----------
   Total................  $   (9,618)     $   11,909            --             --            --
                          ----------      ----------    ----------     ----------    ----------
Earnings (Loss) Per
 Share of:
 Common Stock
 Before Extraordinary
  Item..................  $     1.14(6)   $     1.50(6) $     1.66(3)  $     1.77    $     1.79
 Extraordinary
  Item(4)...............       (3.16)             --            --             --            --
                          ----------      ----------    ----------     ----------    ----------
  Total.................  $    (2.02)     $     1.50    $     1.66     $     1.77    $     1.79
                          ----------      ----------    ----------     ----------    ----------
 Class A Common Stock
 Before Extraordinary
  Item..................  $     1.14(7)   $     1.82            --             --            --
 Extraordinary
  Item(4)...............       (2.71)             --            --             --            --
                          ----------      ----------    ----------     ----------    ----------
  Total.................  $    (1.57)     $     1.82            --             --            --
                          ----------      ----------    ----------     ----------    ----------
Dividends Declared Per
 Share of:
 Common Stock...........  $    1.045      $     1.54    $     1.54     $     1.54    $     1.54
 Class A Common Stock...  $     3.20      $     3.20            --             --            --
Average Shares
 Outstanding (000):
 Common Stock...........      93,320          94,338        61,122         60,698        60,217
 Class A Common Stock...       6,110           6,561            --             --            --
Year-End Stock Price:
 Common Stock...........  $      16 13/16 $      24 1/2 $      23 1/16 $      20 3/8 $      22 3/4
 Class A Common Stock...  $      29 5/8   $      39 1/2         --             --            --
Book Value Per Common
 Share(8)...............  $    12.38      $    17.21    $    15.59     $    15.41    $    15.20
Return on Average Common
 Stockholders'
 Equity(9)..............         8.0%            8.3%         10.6%          11.4%         11.7%

Capitalization
------------------------
Common Stockholders'
 Equity.................  $1,138,173      $1,843,161    $  954,496     $  934,913    $  923,440
Preferred Stock of
 Subsidiaries:
 Not Subject to
  Mandatory Redemption..      95,933          95,933        89,703         89,703       168,085
 Subject to Mandatory
  Redemption............     188,950         188,950        70,000         70,000            --
Variable Rate Demand
 Bonds (VRDB)(10).......     158,430         125,100        71,500         85,000        86,500
Long-Term Debt..........   2,124,898       1,746,562       983,672        904,033       853,904
                          ----------      ----------    ----------     ----------    ----------
Total Capitalization
 with VRDB..............  $3,706,384      $3,999,706    $2,169,371     $2,083,649    $2,031,929
                          ==========      ==========    ==========     ==========    ==========

                                   Conectiv

                                        Year Ended December 31,
                         ------------------------------------------------------
                            1999     1998(1)      1997       1996       1995
                         ---------- ---------- ---------- ---------- ----------
                            (Dollars in Thousands, Except Per Share Amounts)
Other Information
------------------------
Total Assets............ $6,138,462 $6,087,674 $3,015,481 $2,931,855 $2,866,685
Long-Term Capital Lease
 Obligation............. $   30,395 $   36,603 $   19,877 $   20,552 $   20,768
Capital Expenditures.... $  320,395 $  224,831 $  156,808 $  165,595 $  142,833

--------
 (1) As discussed in Note 4 to the Consolidated Financial Statements, Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) be-came wholly-owned subsidiaries of Conectiv (the Merger) on March 1, 1998. The Merger was accounted for under the purchase method of accounting, with DPL as the acquirer. Accordingly, the 1998 Consolidated Statement of Income includes 10 months of operating results for ACE and other former subsidiaries of Atlantic Energy, Inc.
 (2) Special Charges, as discussed in Note 5 to the Consolidated Financial Statements, decreased operating income, income before extraordinary item, and net income by $105.6 million, $71.6 million, and $71.6 million, re-spectively, in 1999, and operating income, income before extraordinary item, and net income by $27.7 million, $16.8 million, and $16.8 million, respectively in 1998.
 (3) In 1997, the gain on the sale of a landfill and waste-hauling company in-creased income before extraordinary item, net income and earnings per common share by $13.7 million, $13.7 million, and $0.22, respectively.
 (4) As discussed in Note 6 to the Consolidated Financial Statements, the ex-traordinary item resulted from the restructuring of the electric utility industry.
 (5) Excludes interchange deliveries.
 (6) Special Charges, as discussed in Note 5 to the Consolidated Financial Statements, decreased income before extraordinary item applicable to Conectiv common stock by $69.7 million ($0.75 per share) in 1999 and $16.8 million ($0.18 per share) in 1998.
 (7) Special Charges, as discussed in Note 5 to the Consolidated Financial Statements, decreased income before extraordinary item applicable to Conectiv Class A common stock by $1.9 million ($0.30 per share) in 1999.
 (8) Conectiv common stock and Conectiv Class A common stock have the same book value per common share.
 (9) Before extraordinary item in 1999.
(10) Although Variable Rate Demand Bonds are classified as current liabili-ties, management intends to use the bonds as a source of long-term fi-nancing, as discussed in Note 19 to the Consolidated Financial State-ments.

                                    Conectiv

                           Forward-Looking Statements

  The Private Securities Litigation Reform Act of 1995 (Litigation Reform Act) provides a "safe harbor" for forward-looking statements to encourage such dis-closures without the threat of litigation, provided those statements are iden-tified as forward-looking and are accompanied by meaningful, cautionary state-ments identifying important factors that could cause the actual results to dif-fer materially from those projected in the statement. Forward-looking state-ments have been made in this report. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words "will," "anticipate," "estimate," "ex-pect," "believe," and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following: the ef-fects of deregulation of energy supply and the unbundling of delivery services; an increasingly competitive marketplace; results of any asset dispositions; sales retention and growth; federal and state regulatory actions; future liti-gation results; costs of construction; operating restrictions; increased costs and construction delays attributable to environmental regulations; nuclear decommissioning and the availability of reprocessing and storage facilities for spent nuclear fuel; and credit market concerns. Conectiv undertakes no obliga-tion to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing list of factors pursuant to the Litigation Reform Act should not be construed as ex-haustive or as any admission regarding the adequacy of disclosures made prior to the effective date of the Litigation Reform Act.

                                    Conectiv
   Management's Discussion and Analysis of Financial Condition and Results of
                                   Operations

Overview

  Conectiv was formed on March 1, 1998 (the Merger), through an exchange of common stock with Delmarva Power & Light Company (DPL) and Atlantic Energy, Inc. (Atlantic). Conectiv's two largest subsidiaries, DPL and Atlantic City Electric Company (ACE), generate, purchase and sell electricity. DPL also sup-plies and transports gas to its customers. Conectiv also has subsidiaries with nonutility businesses which include local and long-distance telephone services, other telecommunication services; heating, ventilation, and air conditioning
(HVAC) construction and services; and various other businesses.

  As used in this document, references to Conectiv may mean the activities of one or more subsidiary companies.

  Under the purchase method of accounting, with DPL as the acquirer, the Con-solidated Statements of Income include the results of operations for ACE and formerly Atlantic-owned nonutility businesses from March 1, 1998 and thereaf-ter. See Note 4 to the Consolidated Financial Statements for additional infor-mation concerning the Merger.

Common Stock Earnings Summary

                                                    1999      1998      1997
                                                  --------  --------  --------
                                                    (Dollars in Millions,
                                                  Except Per Share Amounts)
After-tax contribution to earnings (loss)
 applicable to common stock
  Income excluding Special Charges and
   Extraordinary Item............................ $  176.3  $  158.1  $  101.2
  Special Charges................................    (69.7)    (16.8)       --
                                                  --------  --------  --------
Income Before Extraordinary Item.................    106.6     141.3     101.2
Extraordinary Item...............................   (295.1)       --        --
                                                  --------  --------  --------
Earnings (loss) applicable to common stock....... $ (188.5) $  141.3  $  101.2
                                                  ========  ========  ========
Average shares of common stock outstanding
 (000)...........................................   93,320    94,338    61,122
                                                  --------  --------  --------
After-tax contribution to earnings (loss) per
 average share of common stock
  Income excluding Special Charges and
   Extraordinary Item............................ $   1.89  $   1.68  $   1.66
  Special Charges................................    (0.75)    (0.18)       --
                                                  --------  --------  --------
Earnings (loss) per average share of common
 stock:
  Before Extraordinary Item......................     1.14      1.50      1.66
  Extraordinary Item.............................    (3.16)       --        --
                                                  --------  --------  --------
Earnings (loss) per average share of common
 stock........................................... $  (2.02) $   1.50  $   1.66
                                                  ========  ========  ========

  For 1999, Conectiv reported a net loss applicable to common stock of $188.5 million, or a loss of $2.02 per average common share (93,320,000 average common shares). The net loss resulted from (i) a $295.1 million extraordinary charge applicable to common stock ($3.16 per average share of common stock) for discontinuing the applica-tion of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," (SFAS No. 71) to DPL's and ACE's electricity supply businesses because of deregulation, and (ii) $69.7 million of special charges applicable to common stock ($0.75 per average share of common stock) primarily for write-downs of investments in non-utility busi-nesses and accrued employee separation costs. For 1998, earnings applicable to common stock were $141.3 million, or $1.50 per average share of common stock (94,338,000 average common shares), after special charges of $16.8 million ($0.18 per average common share). For additional information concerning spe-cial charges, see Note 5 to the Consolidated Financial Statements and the "Special Charges" caption within "Management's Discussion and Analysis of Fi-nancial Condition and Results of Operations" (MD&A). For additional informa-tion concerning deregulation and the extraordinary charge to earnings, see Notes 1, 6, 9 and 15 to the Consolidated Financial Statements and the "Elec-tric Utility Industry Restructuring" section within the MD&A. As discussed in
Note 9 to the Consolidated Financial Statements, ACE's portion of the extraor-dinary charge was based on a Summary Order issued by the New Jersey Board of Public Utilities (NJBPU) which addressed stranded costs, unbundled rates, and other matters related to restructuring. The NJBPU is to issue a more detailed order at a later date. If the NJBPU's final detailed order were to differ ma-terially from the Summary Order, then the extraordinary charge could change.

  Excluding the extraordinary and special charges to earnings, earnings appli-cable to common stock were $176.3 million, or $1.89 per average common share, for 1999 compared to $158.1 million, or $1.68 per average common share, for 1998. The $0.21 increase in earnings per average share of common stock in-cluded a $0.06 per share increase from the net effect of purchasing 12.8 mil-lion outstanding shares of Conectiv common stock in June 1999 (the Offer), as discussed in Note 16 to the Consolidated Financial Statements, a $0.06 per share increase from utility operations, and a $0.09 per share increase from non-regulated investments and operations. The operating results of regulated utility operations improved mainly due to higher retail electric and gas sales, which benefited from the effects of weather, partly offset by electric rate decreases and higher operating expenses. The $0.09 per share net improve-ment in non-regulated investments and operations includes $0.27 per share in 1999 from equity in earnings of the Enertech venture capital fund (as dis-cussed in Note 7 to the Consolidated Financial Statements) and a $0.05 per share lower loss from HVAC operations. These improvements were partially off-set by the prior year equity in earnings of a nonutility generation joint ven-ture ($0.11 per share) and a $0.12 per share higher net loss from Conectiv's other nonutility businesses, primarily attributed to the telecommunications business which incurred higher expenses to gain new customers and expand oper-ations. Excluding the equity in earnings of the venture capital fund in 1999 and the nonutility generation joint venture in 1998, the operations of non-regulated businesses resulted in a net loss after taxes of approximately $44 million in 1999 compared to a net loss of $38 million in 1998.

  Excluding the special charges to earnings, earnings applicable to common stock were $158.1 million, or $1.68 per average common share (94,338,000 aver-age common shares), for 1998 compared to $101.2 million, or $1.66 per average common share (61,122,000 average common shares) for 1997. The net effect of the higher number of average common shares due to the Merger on the variance in earnings per share was essentially neutral since the dilution resulting from the additional common shares was offset by the net earnings contributed by the former Atlantic companies. The $0.02 increase in earnings per common share (as adjusted) was primarily attributed to 2.5% higher DPL retail elec-tric kilowatt-hour (kWh) sales and lower DPL utility operating and maintenance expenses, offset substantially by the 1997 gain on sale of a landfill and waste-hauling company ($0.22 per share) and higher operating losses of non-regulated businesses.

Dividends on Common Stock

  Conectiv announced on May 11, 1999 that it intended to reduce the dividends on common stock to a targeted payout ratio of 40% to 60% of earnings per aver-age share of common stock outstanding. Conectiv's Board of Directors declared a quarterly dividend per share of common stock of $0.385 for the first quarter of 1999, and $0.22 per share in the second, third, and fourth quarters of 1999, or a total of $1.045 in 1999 which represented approximately 55% of the $1.89 of earnings per average share of common stock outstanding adjusted to exclude the special and extraordinary charges discussed in Notes 5 and 6 to the Consoli-dated Financial Statements.

Class A Common Stock Earnings Summary

                               After Tax Earnings (Loss)  Earnings (Loss) Per
                                     Applicable to              Average
                                 Class A Common Stock     Class A Common Share
                               -------------------------- ----------------------
                                   1999          1998        1999       1998
                               ------------  ------------ ----------  ----------
                                   (Dollars in Millions, Except Per Share
                                                  Amounts)
Income excluding Special
 Charges and Extraordinary
 Item........................  $        8.8  $       11.9 $     1.44  $    1.82
Special Charges..............          (1.9)           --      (0.30)        --
                               ------------  ------------ ----------  ---------
Income Before Extraordinary
 Item........................           6.9          11.9       1.14       1.82
Extraordinary Item...........         (16.5)           --      (2.71)        --
                               ------------  ------------ ----------  ---------
Earnings (loss) applicable to
 Class A common stock........  $       (9.6) $       11.9 $    (1.57) $    1.82
                               ============  ============ ==========  =========
Average shares of Class A
 common Stock outstanding
 (000).......................         6,110         6,561
                               ------------  ------------

  For 1999, the net loss applicable to Class A common stock was $9.6 million, or $1.57 per average share of Class A common stock. Excluding the $16.5 million extraordinary charge (due to deregulation of the electricity supply business of ACE as discussed in Notes 1, 6, 9, and 15 to the Consolidated Financial State-ments) and $1.9 million of special charges applicable to Class A common stock, earnings applicable to Class A common stock were $8.8 million, or $1.44 per av-erage share of Class A common stock, for 1999 compared to $11.9 million, or $1.82 per average share of Class A common stock, for 1998. The $0.38 decrease in earnings per average share of Class A common stock (excluding the extraordi-nary item and special charges) was mainly due to higher fourth quarter operat-ing expenses for ACE's electricity delivery and generation businesses and the customer rate decreases which became effective on August 1, 1999 due to re-structuring of the electric utility industry in New Jersey.

  Earnings applicable to Class A common stock are equal to a percentage of "Company Net Income Attributable to the Atlantic Utility Group," which is earn-ings of the Atlantic Utility Group (AUG) less $40 million per year. The Atlan-tic Utility Group (AUG) includes the assets and liabilities of the electric generation, transmission, and distribution businesses of ACE which existed on August 9, 1996 and were regulated by the NJBPU. The earnings of the AUG will continue to be affected by the implementation of the Summary Order in New Jer-sey, including the related rate decreases. (See Note 9 to the Consolidated Fi-nancial Statements for information concerning the Summary Order.) The planned sales of most of ACE's electric generating plants (discussed under "Deregulated Generation and Power Plant Sales") are expected to decrease the earnings capac-ity of the AUG. The extent of the decrease in earnings capacity will be af-fected by how the proceeds from the sales of the generating plants are uti-lized, which has not yet been finalized by Conectiv's management and Board of Directors. On January 19, 2000, Conectiv announced that it expects to use the proceeds for debt repayment, repurchases of common stock and new in-vestments congruent with Conectiv's strategies, including expansion of the mid-merit generation business (which is discussed under "Deregulated Generation and Power Plant Sales"). Under certain circumstances, the percentage of "Company Net Income Attributable to the Atlantic Utility Group" applicable to Class A common stock may be adjusted. The electric generating plants of ACE which are not sold to third parties are expected to be transferred to another Conectiv subsidiary; such transfer would not affect the earnings of the AUG or the per-centage of "Company Net Income Attributable to the Atlantic Utility Group" be-cause the transferred electric generating plants would remain part of the AUG.

Dividends on Class A Common Stock

  As previously disclosed, Conectiv's Board of Directors intends that the quar-terly dividend on shares of Class A common stock will remain $0.80 per share ($3.20 annualized rate) until March 31, 2001 (the "Initial Period"), subject to declaration by Conectiv's Board of Directors and the obligations of Conectiv's Board of Directors to consider the financial condition and regulatory environ-ment of Conectiv and its subsidiaries and the results of operations of Conectiv and its subsidiaries; and also subject to the limitations under applicable law and the provisions of Conectiv's Restated Certificate of Incorporation.

  Conectiv intends, following the Initial Period, subject to declaration by Conectiv's Board of Directors and the obligation of the Board of Directors to consider the financial condition and regulatory environment of Conectiv and its subsidiaries and the results of operations of Conectiv and its subsidiaries, to pay annual dividends on the Class A common stock in an aggregate amount equal to (1) 90% of "Company Net Income Attributable to the Atlantic Utility Group" (as defined in the Restated Certificate) multiplied by (2) the Outstanding At-lantic Utility Fraction. The Outstanding Atlantic Utility Fraction, as defined in Conectiv's Restated Certificate of Incorporation, represents the proportion-ate interest of the Class A common stock in the equity value of the AUG (and the percentage of "Company Net Income Attributable to the Atlantic Utility Group" which is applicable to Class A common stock). The Outstanding Atlantic Utility Fraction was 27.3% as of December 31, 1999 and 30.0% as of December 31, 1998. Notwithstanding Conectiv's intention with respect to dividends on the Class A common stock following the Initial Period, if and to the extent that the annual dividends paid on the Class A common stock during the Initial Period exceed 100% of the earnings of the AUG that were applicable to the Class A com-mon stock during such period, Conectiv's Board of Directors may consider such fact in determining the appropriate annual dividend rate on the Class A common stock following the Initial Period. Dividends declared per share of Class A common stock were $3.20 for 1999 and $3.20 for 1998. In comparison, earnings excluding special charges and the extraordinary item which were applicable to Class A common stock were $1.44 in 1999 and $1.82 in 1998.

  Management does not expect that earnings attributable to the AUG that are ap-plicable to the shares of Class A common stock will be sufficient to cover div-idends on the Class A common stock during the remainder of the Initial Period.

Electric Utility Industry Restructuring

  During the latter half of 1999, as discussed in Notes 1, 6, 9, and 15 to the Consolidated Financial Statements, the NJBPU issued an order to ACE, and the DPSC and MPSC issued orders to DPL, concerning restructuring the electricity supply businesses of ACE and DPL, respectively. Based on these orders, ACE and DPL determined that the requirements of SFAS No. 71 no longer applied to their electricity supply businesses as of August 1, 1999 and September 30, 1999, respectively. As a result, ACE and DPL discontinued applying SFAS No. 71 and applied the requirements of SFAS No. 101, "Regulated Enterprises--Accounting for the Discontinuation of

Application of FASB Statement No. 71" (SFAS No. 101) and Emerging Issues Task Force (EITF) Issue No. 97-4, "Deregulation of the Pricing of Electricity--Is-sues Related to the Application of FASB Statements No. 71 and No. 101" (EITF 97-4), which among other things, resulted in an extraordinary charge to earn-ings of $311.7 million, net of $188.3 million of income taxes.

Implementation Dates

  The table below shows when DPL's Delaware and Maryland and ACE's New Jersey retail electric customers may choose an alternative supplier. The Virginia Electric Utility Restructuring Act, signed into law on March 29, 1999, phases-in retail electric competition beginning January 1, 2002.

  State                                   Customer Group                  Effective Date for Choice
  -----                                   --------------                  -------------------------
New Jersey.............. All customers                                    August 1, 1999
Delaware................ Customers with peak loads of 1,000 kilowatts or  October 1, 1999 more
Delaware................ Customers with peak loads of 300 kilowatts or    January 15, 2000
                         more
Delaware................ All other Delaware retail electric customers     October 1, 2000
Maryland................ All customers                                    July 1, 2000

Revenue Reductions

  Pursuant to the electric utility restructuring orders issued by the NJBPU, DPSC, and MPSC, electric rate decreases became effective, or are scheduled to become effective, as shown in the table below.

                                           Estimated Annualized
  State                                    Revenue Decrease (1)  Effective Date
  -----                                    --------------------  ---------------
New Jersey................................    $50.0 million (2)  August 1, 1999
Delaware..................................    $17.5 million (3)  October 1, 1999
Maryland..................................    $12.5 million (3)  July 1, 2000

--------
(1) Estimated based on 1998 fiscal year sales and revenues.
(2) Represents a 5% rate reduction. Approximately $25 million of the estimated $50 million decrease in ACE's New Jersey electric revenues is for the en-ergy component of ACE's electric revenues which had been greater than the related energy costs. Thus, $25 million of this estimated revenue decrease should not affect earnings. An additional two percent rate reduction is required by January 1, 2001, and by August 1, 2002, rates must be ten per-cent lower than the rates which were in effect April 30, 1997.
(3) Represents a 7.5% reduction in residential rates, which are held constant for four years. Non-residential rates are held constant for three years.

Regulatory Implications on Sales of Electric Generating Plants

  Under the NJBPU's Summary Order, any gain or loss realized upon the sale of ACE's electric generating plants (other than the Deepwater plant and combus-tion turbines owned by ACE) will affect the amount of ACE's recoverable stranded costs. Accordingly, any gain or loss realized by ACE on the sale of these plants would not affect future earnings. Any loss on a sale within three years of the Deepwater plant and combustion turbines owned by ACE, which began operating on a deregulated basis effective August 1, 1999, cannot be recovered from ACE's customers. ACE's agreement for the sale of electric generating units to NRG Energy, Inc. includes the sale of the 239 megawatts (MW) Deepwa-ter plant at a loss which was recorded in the fourth quarter of 1999 as an ad-justment to the extraordinary item initially estimated and recorded in the third quarter of 1999.

  Under the DPSC's and MPSC's electric restructuring orders, any gain or loss realized on the sale of DPL's electric generating plants will affect net income to the extent the net selling proceeds differ from the plants' net book value, as adjusted for any impairment write-downs recorded in 1999. Based on the ex-isting agreements for the sale of electric generating units of DPL and ACE with 2,588.5 MW of capacity, as discussed below under "Deregulated Generation and Power Plant Sales," and the expected financial effects of the restructuring or-ders, management expects to recognize a net gain in earnings of approximately $140 million to $150 million when DPL completes the sale of its electric gener-ating plants which were not impaired from deregulation. There can be no assur-ances, however, that the sales of DPL's and ACE's electric generating plants will be completed pursuant to the agreements, or that any gain will be realized from such sales of electric generating plants.

Stranded Cost Recovery and Securitization

  The NJBPU's Summary Order provides ACE the opportunity to recover 100% of the net stranded costs related to certain generation units to be divested and the stranded costs associated with power purchased from nonutility generators
(NUGs). The Summary Order also permits securitization of 100% of the net stranded costs of certain generation units to be divested and the costs to ef-fect potential NUG contract buyouts or buydowns. Securitization is expected to occur through a special purpose entity which will issue bonds secured by the right to collect stranded costs from customers. Stranded costs, net of taxes, will be collected from customers through a transition bond charge and the in-come tax expense associated with the revenues from stranded cost recovery will be collected from customers through a separate market transition charge. As of December 31, 1999, the balance for ACE's pre-tax recoverable stranded costs was $988.3 million, which includes the stranded costs estimated and recorded as a result of discontinuing the application of SFAS No. 71 and the $228.5 million payment to terminate a NUG contract (see "Renegotiation of Purchased Power Con-tracts"). ACE's amount of recoverable stranded costs remains subject to adjust-ment based on the actual gains and losses realized on the sale of certain elec-tric generating plants, the NJBPU's final restructuring order, and the final amount determined to be recoverable through customer rates under the New Jersey Act.

  Based on the $24 million of after-tax stranded cost recovery that the DPSC and MPSC restructuring orders provided for, DPL recorded recoverable stranded costs on a pre-tax basis of $44.3 million in the third quarter of 1999 ($41.8 million as of December 31, 1999). Although only partial stranded cost recovery was provided for by the DPSC's and MPSC's restructuring orders, any gain that may be realized on the sale of DPL's electric generating units which were not impaired by deregulation will increase future earnings.

  The $1.0 billion of pre-tax recoverable stranded costs on the consolidated balance sheet as of December 31, 1999 represents amounts expected to be col-lected from regulated delivery customers for stranded costs which resulted from deregulation of the electricity supply business. The $1.0 billion balance is net of amounts amortized and includes the $228.5 million NUG contract termina-tion payment, with the remaining balance arising from the write-down of proper-ty, plant and equipment and recognition of certain liabilities in conjunction with discontinuing the application of SFAS No. 71 due to deregulation of the electricity supply business.

Basic Generation Service and Default Service

  Through July 31, 2002, under New Jersey's Basic Generation Service (BGS), ACE is obligated to supply electricity to customers who do not choose an alterna-tive electricity supplier. As the BGS supplier, ACE's BGS rates are designed to recover its costs, except for the above-market portions of NUG power and the costs of certain of ACE's power plants which are recovered through a separate non-bypassable Net NUG Charge and Market Transition Charge, respectively, and are included in regulated delivery rates. In accordance with the NJBPU's Summary Order, ACE defers the difference between such costs in-curred and the related revenues. ACE's customer rates are to be adjusted for any deferred balance remaining after the initial four-year transition period that began August 1, 1999.

  DPL is obligated to supply electricity to customers who do not choose an al-ternative electricity supplier for three or four years (depending on customer class) after October 1, 1999 in Delaware and July 1, 2000 in Maryland. After October 1, 1999 in Delaware and July 1, 2000 in Maryland, Conectiv's earnings will be affected to the extent that DPL's actual energy costs vary from the amounts included in its customer rates.

Shopping Credits

  Customers who choose an alternative electricity supplier receive a credit to their bill, or a shopping credit, which generally represents the cost of elec-tricity supply and transmission service. System-average shopping credits for the first three to four years (depending on the state and/or customer group) after customer choice begins, have been initially estimated to range from 5.27 to 5.48 cents per kWh for ACE's New Jersey customers, from 4.736 to 4.740 cents per kWh for DPL's Delaware customers, and from 5.088 to 5.093 cents per kWh for DPL's Maryland customers.

Earnings Impact

  The deregulation of electricity traditionally supplied by DPL and ACE re-sults in deregulation of the revenues earned from the previously regulated electricity supply service. Accordingly, the impact on earnings of deregulat-ing the supply of electricity depends on various factors in addition to the mandated revenue reductions, including the following:

  . The return on the proceeds from the expected sale of power plants com-pared to returns earned on such power plants prior to their sale--manage-ment expects that the aggregate proceeds from the sale of the electric generating plants will be used for debt repayment, repurchases of common stock and new investments congruent with Conectiv's strategies, including expansion of the mid-merit generation business;

  . The performance and operating results of deregulated power plants, which previously were subject to rate regulation;

  . The amount of DPL's actual energy costs compared to the amounts included in its customer rates for default service; and

  . Conectiv's ability to achieve cost reductions and streamline operations.

  Due to the factors above and the growth of Conectiv's other non-regulated investments and businesses, Conectiv's earnings may be more volatile in the future.

  The sole source of earnings applicable to Class A common stock is the AUG, which currently consists of the electric generation, transmission and distri-bution business of ACE. Earnings applicable to Conectiv common stock result from all the businesses and subsidiaries of Conectiv, including the regulated utility business of ACE. ACE's earnings, including any changes in ACE's earn-ings due to deregulation or other factors, have a significantly greater impact on the earnings per share of Class A common stock in comparison to the impact on earnings per share of Conectiv's common stock.

Renegotiation of Purchased Power Contracts

  ACE has had four NJBPU-approved long-term contracts with NUGs providing for the purchase by ACE of energy and capacity from such NUGs. Such contracts were entered into in the late 1980s, and purchases commenced in the early 1990s. The New Jersey Electric Discount and Energy Competition Act (New Jersey Act) provides for, among other things, the recognition by the NJBPU of the costs of buydowns or buyouts of such contracts as stranded costs. The New Jersey Act further provides for the financing and recovery of such costs by the given utility, subject to certain conditions and to approval by the NJBPU. As discussed below, ACE and one of the four NUGs have terminated one of the long-term power purchase contracts. ACE continues to negotiate buyouts and buydowns of the remaining contracts. The fi-nancial commitments associated with such buyouts and buydowns could be substan-tial. Management cannot currently predict the ultimate outcome of contract buyout and buydown negotiations or the costs associated therewith. There can be no assurances, moreover, that the NJBPU will approve the arrangements that may be successfully negotiated by the parties, or arrangements for the interim and/or long-term financing of amounts (including, but not limited to, the issu-ance of transition bonds). The ability of ACE to issue transition bonds would depend not only upon approval of the NJBPU, but also the condition of the rele-vant capital markets at the times of the offerings.

  On May 7, 1999, ACE and a NUG, with which ACE has a long-term power purchase contract, signed a letter of intent (LOI) relating to a transaction that could have led to the termination of such contract. The transaction contemplated by the LOI would have involved the establishment of a new, substitute long-term power contract between the NUG and a third party; and the payment by ACE to the NUG of a termination amount. ACE and the NUG received proposals from various prospective purchasers, but were unable to establish mutually agreeable ar-rangements to proceed with the transaction. Subsequently, ACE and the NUG have been engaged in negotiations to achieve an alternative restructuring of the purchase power contract. Such alternative restructuring, if successfully nego-tiated, would be subject to the receipt of various corporate and regulatory ap-provals.

  On November 10, 1999, the NJBPU issued an Order approving ACE's proposal to terminate a NUG contract under which ACE purchased energy and 116 MW of capac-ity from a partnership (Pedricktown Co-generation Limited Partnership) owned 50% by other Conectiv subsidiaries. The NJBPU Order also provided that ACE is entitled to recover from customers the contract termination payment of $228.5 million, together with reasonable and prudently incurred transaction costs and interim financing costs as specified therein. The NJBPU Order also found that the termination payment and related transaction costs are eligible for long-term financing through the issuance of transition bonds (securitization). On December 28, 1999, ACE paid $228.5 million to terminate the contract and bor-rowed funds from a credit facility that ACE had arranged to finance the con-tract termination payment. The contract termination payment and related costs are classified as "Recoverable Stranded Costs" on the balance sheet as of De-cember 31, 1999. ACE's customer rates were reduced by about 1% (approximately $11 million of revenues on an annualized basis) effective January 1, 2000 as a result of the net savings expected to result from the contract termination.

  ACE anticipates that securitization will ultimately be used to finance the stranded costs associated with the buyout or buydown of its NUG contracts (in-cluding the buyout described above), along with stranded costs determined in connection with the planned divestiture of certain of ACE's generating units. As noted above, there can be no assurances that the NJBPU will approve the is-suance of transition bonds for such costs or that ACE will be able to issue and sell any such bonds.

Deregulated Generation and Power Plant Sales

  Conectiv is changing the mix of the types of electric generating plants it owns in conjunction with implementing its asset-backed, "merchant" strategy fo-cusing on "mid-merit" electric generating plants. Mid-merit electric generating plants can quickly increase or decrease their kWh output level on an economic basis. Mid-merit plants typically have relatively low fixed operating and maintenance costs and also can use different types of fuel. These plants are generally operated during times when demand for elec-tricity rises and prices are higher. As discussed below, DPL and ACE have en-tered into agreements to sell their nuclear and non-strategic baseload fossil electric generating plants. Baseload electric generating plants run almost con-tinuously to supply the base level of demand for electricity, or the minimum demand level which generally always exists on an electrical system. In a dereg-ulated electricity supply market, management expects that mid-merit electric generating plants will be more profitable and provide higher returns on in-vested capital than baseload electric generating plants.

  Under the NJBPU's Summary Order, the kWh output from the Deepwater plant (which is included in the generating units of ACE to be sold) and combustion turbines owned by ACE is not dedicated to supplying BGS customers, but instead is being operated on a deregulated basis, effective August 1, 1999. Effective October 1, 1999, the Delaware portion (approximately 59%) of DPL's electric generating plants was deregulated and the plants' kWh output may, at DPL's op-tion, be sold in deregulated markets or used to supply default service custom-ers in Delaware. Similarly, effective July 1, 2000, the Maryland portion (ap-proximately 30%) of DPL's electric generating plants is deregulated and the plants' kWh output may, at DPL's option, be sold in deregulated markets or used to supply default service customers in Maryland.

  Conectiv plans to construct a new mid-merit, electric power plant in northern Delaware comprised of three combustion turbines, waste heat recovery boilers and a steam turbine (combined cycle unit). Assuming all permits and licenses are obtained, the new mid-merit power plant will be installed on the site which currently includes the Hay Road combined cycle unit and the Edge Moor power plant. The new mid-merit power plant is expected to cost approximately $300 million and have a capacity of approximately 540 MW. The three new combustion turbine units are expected to be installed by the third quarter of 2001 and the waste heat recovery boiler and steam turbine is expected to be installed by the third quarter of 2002. The expected installation dates could change depending on whether construction proceeds on schedule, permits and licenses are obtained as planned, and other factors. In addition to this 540 MW combined cycle unit, Conectiv plans to install a 110 MW single combustion turbine, expected to cost approximately $50 million, in the fourth quarter of 2001. Management is also currently reviewing other potential alternatives for adding to Conectiv's mid-merit electric generating units.

  On September 30, 1999, Conectiv announced that DPL and ACE reached agreements to sell their ownership interests in nuclear plants, representing 714 MW of ca-pacity, to PSEG Power LLC and PECO. The aggregate sales price of $20 million, less selling costs, was used as the fair value of the nuclear plants in deter-mining the amount of impairment that resulted from deregulation and the amount of the write down of DPL's and ACE's investments in nuclear plants that was re-corded in 1999. Upon completion of the sale, DPL and ACE will transfer their respective nuclear decommissioning trust funds to the purchasers, and PSEG Power LLC and PECO will assume full responsibility for the decommissioning of Peach Bottom, Salem, and Hope Creek. The sales are subject to various federal and state regulatory approvals and are expected to close by the third quarter of 2000.

  On January 19, 2000, Conectiv announced that DPL and ACE reached agreements to sell wholly- and jointly-owned fossil units which have a total capacity of 1,874.5 MW and a net book value of $422.6 million as of December 31, 1999 (net of the write downs recorded as a result of deregulation) to NRG Energy, Inc., a subsidiary of Northern States Power Company for $800 million. The sales are subject to various federal and state regulatory approvals and are expected to be completed during the third quarter of 2000. Management expects that the ag-gregate proceeds from the sale of the electric generating plants will be used for debt repayment, repurchases of common stock and new investments congruent with Conectiv's strategies, includ-ing expansion of the mid-merit generation business.

  The terms of DPL's wholly-owned power plant sale agreement provide for DPL to purchase from NRG Energy, Inc. 500 megawatt-hours of firm electricity per hour from completion of the sale through December 31, 2005. DPL expects to use elec-tricity purchased under this agreement and other purchased power agreements which are being negotiated to fulfill its obligations in Delaware and Maryland as a default service provider.

  Based on the terms of the restructuring orders issued by the DPSC and MPSC and DPL's sales agreement with NRG Energy, Inc., management expects to recog-nize a net gain in earnings of approximately $140 million to $150 million when DPL completes the sale of its electric generating plants which were not im-paired from deregulation. There can be no assurances, however, that the sales of DPL's, or ACE's, electric generating plants will be completed pursuant to the agreements, or that any gain will be realized from such sales of electric generating plants.

  The electric generating units which are not sold (approximately 1,900 MW of capacity) are expected to be transferred to nonutility electric generation sub-sidiaries during 2000. The 650 MW of capacity for the combined cycle unit and single combustion turbine being installed over the next several years will also be owned by a nonutility electric generation Conectiv subsidiary.

  Due to the expected sale of power plants, more electric capacity and energy is expected to be purchased in the future. However, upon the sale of the elec-tric generating plants, Conectiv's depreciation, fuel, operating, and mainte-nance expenses for these plants will end. Also, to the extent the sales pro-ceeds are used to pay off securities which had financed the plants, financing costs will also decrease.

  Both ACE's and DPL's mortgage indentures require that the electric generating plants being divested be released from the liens of the respective mortgages. These assets may be released with a combination of cash, bondable property ad-ditions and credits representing previously issued and retired first mortgage bonds. Both ACE and DPL have sufficient bondable property additions and retired first mortgage bonds to release such assets at fair values.

Operating Revenues
------------------
Electric Revenues

  The table below shows the amounts of electric revenues earned which are sub-ject to price regulation (Regulated) and which are not subject to price regula-tion (Non-regulated). "Regulated electric revenues" include revenues for deliv-ery (transmission and distribution) service and electricity supply service within DPL's and ACE's service areas. DPL's default service and ACE's BGS are subject to price regulation during the transition to retail competition.

  "Non-regulated electric revenues" result primarily from electricity trading activities, bulk sales of electricity including sales of output from deregulated electric generating plants, and competitive retail sales. Conectiv actively participates in the wholesale energy markets to support wholesale utility and competitive retail marketing activities. Energy market participation results in exposure to commodity market risk when, at times, net open energy commodity positions are created or allowed to continue. To the extent that Conectiv has net open positions, controls are in place that are intended to keep risk exposures within certain management approved risk tolerance levels.

                                                       1999     1998     1997
                                                     -------- -------- --------
                                                       (Dollars in millions)
   Regulated electric revenues...................... $2,150.1 $1,918.2 $  989.5
   Non-regulated electric revenues..................    309.9    285.5    102.6
                                                     -------- -------- --------
     Total electric revenues........................ $2,460.0 $2,203.7 $1,092.1
                                                     ======== ======== ========

  For 1999 compared to 1998, "Regulated electric revenues" increased by $231.9 million, from $1,918.2 million for 1998 to $2,150.1 million for 1999. The $231.9 million increase was primarily due to a $163.5 million increase for two additional months of ACE's revenues in the current reporting period, with the remaining $68.4 million net increase comprised of the following items: (a) an $81.4 million revenue increase from a 2.8% increase in retail kWh sold (due to the effects of weather and a 1.2% increase in the number of customers) and higher billings of certain services related to the electricity delivery busi-ness, (b) a $27.6 million decrease from retail rate decreases, primarily due to the New Jersey and Delaware 1999 rate decreases for electric utility industry restructuring, and (c) a $14.6 million increase in interchange/resale revenues primarily from revenues for transmission network usage and system congestion. The effect on consolidated electric revenues of customers choosing an alterna-tive electricity supplier due to implementation of electric utility industry restructuring did not have a material effect on total electric revenues in 1999.

  "Non-regulated electric revenues" increased by $24.4 million in 1999, from $285.5 million for 1998 to $309.9 million for 1999. The $24.4 million increase was mainly due to higher bulk sales of electricity, including sales to competi-tive retail aggregators, partially offset by lower electricity trading volumes. Higher competitive retail electricity sales in Pennsylvania and revenues from ACE's deregulated electric generating units also contributed to the increase.

  For 1998 compared to 1997, "Regulated electric revenues" increased by $928.7 million, from $989.5 million for 1997 to $1,918.2 million for 1998. The $928.7 million increase was primarily due to an $863.6 million increase from the ten months of ACE's "Regulated electric revenues" included in consolidated 1998 revenues due to the Merger. The remaining $65.1 million increase was mainly due to higher DPL interchange delivery revenues which did not significantly impact operating income due to low gross margins. Additional DPL "Regulated electric revenues" due to a 2.5% kWh sales increase were offset by the impact of the Merger-related customer rate decrease ($10.7 million for DPL) and lower average rates for the energy-portion of revenues ($15.3 million). Prior to electric utility industry restructuring, the energy portion of revenues generally did not affect operating income, as discussed under "Energy Supply Costs" in Note 1 to the Consolidated Financial Statements. DPL's 2.5% kWh sales increase was primarily due to favorable economic conditions and 1.6% customer growth.

  "Non-regulated electric revenues" increased by $182.9 million in 1998, from $102.6 million for 1997 to $285.5 million for 1998 mainly due to higher elec-tricity trading volumes by DPL.

  In December 1999, a new customer billing system was installed to accommodate the unbundled utility bills required by electric utility industry restructur-ing. As is the case with any complex billing system changeover, errors have oc-curred, which Conectiv is in the process of resolving. Although billing system implementation problems may potentially affect future revenues and cash flows, management currently does not expect such problems to materially affect Conectiv's results of operations or financial position.

Gas Revenues

  DPL earns gas revenues from on-system sales which generally are subject to price regulation, off-system trading and sales of natural gas which are not subject to price regulation, and from the transportation of gas for customers. The table below shows the amounts of gas revenues earned which are subject to price regulation (Regulated) and which are not subject to price regulation (Non-regulated).

                                                         1999    1998    1997
                                                        ------- ------- -------
                                                         (Dollars in millions)
   Regulated gas revenues.............................. $ 117.2 $ 106.7 $ 117.2
   Non-regulated gas revenues..........................   699.0   428.4    86.9
                                                        ------- ------- -------
     Total gas revenues................................ $ 816.2 $ 535.1 $ 204.1
                                                        ======= ======= =======

  The primary factor affecting fluctuations in "Regulated gas revenues" is win-ter weather's impact on residential customers' gas usage levels in heating their homes. Mild winter weather in early 1998 resulted in less cubic feet of gas sold to residential customers and lower revenues than in 1999 or in 1997.

  As a percent of gross revenues, the gross margin earned from "Non-regulated gas revenues" in excess of related purchased gas costs is much lower than the gross margin earned from "Regulated gas revenues," since rates charged to regu-lated gas customers include amounts for recovery of the cost of gas delivery systems and services. "Non-regulated gas revenues" increased by $270.6 million in 1999 and by $341.5 million in 1998 primarily due to higher volumes of natu-ral gas traded.

Other Services Revenues

  Other service revenues were comprised of the following:

                                                         1999    1998    1997
                                                        ------- ------- -------
                                                         (Dollars in millions)
   Fuel oil and gasoline............................... $ 201.4 $ 140.6 $    --
   HVAC................................................   134.9    94.9    64.9
   Telecommunications..................................    36.2    10.6     1.7
   Thermal systems.....................................    26.1    22.0      --
   Operation of power plants...........................    32.8    26.0    23.5
   Solutions*..........................................    23.4    11.8      --
   Other...............................................    13.9    26.9    29.1
                                                        ------- ------- -------
     Total............................................. $ 468.7 $ 332.8 $ 119.2
                                                        ======= ======= =======

--------
*  Custom energy-related products and services

  As shown above, "Other Services Revenues" increased by $135.9 million in 1999, from $332.8 million in 1998 to $468.7 million in 1999. The $135.9 million increase was primarily due to an additional three months of revenues from a business acquired by Conectiv in March 1998 which distributes fuel oil and gas-oline, additional acquisitions of HVAC service businesses, and expansion of Conectiv's telecommunications and Solutions businesses. In 1998, "Other Serv-ices Revenues" increased by $213.6 million mainly due to the acquisition of a fuel oil and gasoline distributor, additional acquisitions of HVAC businesses, revenues from the district heating and cooling business of Conectiv Thermal Systems, Inc., and start-up of Conectiv's telecommunications and Solutions businesses.

  As shown above, telecommunications revenues from Conectiv Communications, Inc. (CCI) grew by $25.6 million in 1999 and $8.9 million in 1998. Among other services, CCI offers customers local and long-distance phone service, a re-gional calling plan, and a plan for calls within the United States. CCI had sold about 75,000 access line equivalents as of December 31, 1999 in comparison to 32,000 access line equivalents as of December 31, 1998. CCI sold fewer ac-cess lines in 1999 than originally planned due to longer than expected customer provisioning intervals (the period from signing up a new customer to the start of service) and lower than anticipated customer credit quality. In its efforts to reduce provisioning intervals and increase customer satisfaction, during the third quarter of 1999, CCI engaged in extensive negotiations with Bell Atlantic regarding the terms and conditions for interconnection of the CCI and Bell At-lantic networks and CCI's access to elements of Bell Atlantic's network as re-quired by federal law. In January 2000, CCI and Bell Atlantic reached agreement on the terms of new interconnection agreements, which will apply throughout Bell Atlantic's region and will continue in effect until early 2002. These agreements will be subject to regulatory approval in each state.

  In June 1999, CCI purchased an Internet service provider which offers dedi-cated and dial-up Internet service, consulting, data security, and web servic-es. This acquisition combined with CCI's DSL (digital subscriber line--a high speed Internet connection) service, enables CCI to provide end-to-end Internet service.

  During the fourth quarter of 1999, Conectiv announced the appointment of a 30-year veteran of the telecommunications industry as the new president of CCI.

Operating Expenses
------------------
Electric Fuel and Purchased Power

  Electric fuel and purchased power increased $76.5 million in 1999 mainly due to $50.3 million of expenses associated with the additional two months of ACE's operations in the current period. The remaining $26.2 million increase resulted primarily from higher average energy costs per kWh, reflecting additional costs for the prolonged periods of high peak demands during the summer of 1999. Lower energy expenses recorded pursuant to regulated energy adjustment clauses (dis-cussed under "Energy Supply Costs" in Note 1 to the Consolidated Financial Statements) mitigated the increase.

  Electric fuel and purchased power increased $459.2 million in 1998. Inclusion of ACE's operations in the consolidated financial statements beginning March 1, 1998 accounted for $254.8 million of the increase, and the remaining increase was due to more energy supplied for greater volumes of electricity sold off-system and within DPL's service territory.

Gas Purchased

  Primarily due to larger volumes of gas purchased for resale off-system, gas purchased increased $268.6 million in 1999 and $333.4 million in 1998.

Other Services' Cost of Sales

  Other services' cost of sales increased by $111.6 million in 1999 and $178.1 million in 1998 principally due to increased volumes of fuel oil and gasoline sold and higher volumes of HVAC services provided.

Purchased Electric Capacity

  In 1999, purchased electric capacity increased $33.8 million due to $28.0 million for the two additional months of ACE's operations in 1999 and higher capacity requirements associated with energy supplied within and outside of DPL's and ACE's regulated service territories. Purchased electric capacity costs increased $154.2 million in 1998 primarily due to ACE's purchased elec-tric capacity costs which are recovered through regulated customer rates.

Special Charges

  As discussed in Note 5 to the Consolidated Financial Statements, special charges of $105.6 million before taxes ($71.6 million after taxes) were re-corded in the third quarter of 1999 as a result of (a) a decline in the esti-mated residual values of assets leased through leveraged lease arrangements ($43.7 million before taxes, or $26.7 million after taxes), (b) costs for 160 employee separations (80 of which have occurred) expected within the next year ($10.9 million before taxes, or $6.5 million after taxes), (c) a write-down of the goodwill associated with HVAC businesses ($35.6 million before taxes, or $29.1 million after taxes) and (d) additional costs related to the Merger, im-pairments of certain other assets, and other items ($15.4 million before taxes, or $9.3 million after taxes). The special charges decreased 1999 earnings per Conectiv common share by $0.75 and earnings per Conectiv Class A common share by $0.30.

  Conectiv's operating results for 1998 include special charges of $27.7 mil-lion before taxes ($16.8 million after taxes, or $0.18 per Conectiv common share) for the cost of DPL employee separations associated with the Merger-re-lated workforce reduction and other Merger-related costs. The 1998 employee separation, relocation, and other Merger-related costs for Atlantic and its former subsidiaries were capitalized as costs of the Merger.

Operation and Maintenance Expenses

  After excluding the $35.5 million of operation and maintenance expenses at-tributed to the two additional months of ACE's operations in 1999, operation and maintenance expenses increased by $67.0 million in 1999. This increase was attributed to $28.2 million of increased costs associated with operating and expanding Conectiv's telecommunications business, a $23.9 million increase for the electric delivery business including higher customer care expenses, and a $14.9 million increase largely due to higher electric power plant expenses.

  Operation and maintenance expenses increased by $200.6 million in 1998, from $331.8 million in 1997 to $532.4 million in 1998. The increase was primarily due to $191.0 million of operation and maintenance expenses of the former Atlantic-owned companies in-cluded in consolidated operating results for 1998 as a result of the Merger. The remaining $9.6 million increase was due to a $54.9 million increase for ex-pansion of telecommunication, HVAC, and other nonutility businesses, substan-tially offset by lower utility operating expenses. Utility operating expenses decreased in 1998 due to fewer employees and the absence of the re-start activ-ities at the Salem nuclear power plant in 1997.

Depreciation and Amortization

  After excluding the two additional months of operating results of ACE and other former Atlantic-owned businesses in 1999, depreciation and amortization expense increased $10.8 million in 1999. This increase was primarily due to de-preciation of new computer networks and other shared infrastructure assets, as well as increased depreciation for non-regulated businesses due to expansion of the telecommunications and HVAC businesses. Depreciation and amortization ex-pense increased in 1998 mainly due to the ten months of 1998 operating results of the former Atlantic-owned companies consolidated as a result of the Merger. Also, $6.2 million of goodwill from the Merger was amortized in 1998, which contributed to the increase.

Taxes Other Than Income Taxes

  The $13.7 million increase in taxes other than income taxes for 1999 was principally due to higher revenues and inclusion of the two additional months of operating results of ACE and other former Atlantic-owned businesses in 1999. Taxes other than income taxes increased in 1998 mainly due to the ten months of 1998 operating results for the former Atlantic-owned companies consolidated as a result of the Merger.

Other Income

  Other income increased $34.2 million in 1999 due to the following items: (a) a $42.1 million ($24.9 million after-taxes or $0.27 per share of common stock) increase from 1999 equity in earnings of the Enertech venture capital fund; (b) a $17.7 million ($10.6 million after-taxes or $0.11 per share of common stock) decrease due to the 1998 equity in earnings of a nonutility generation joint venture; and (c) a $9.8 million increase due to the 1998 write-off of a non-utility investment, 1999 interest income related to a successful tax appeal, two additional months of ACE's operating results in 1999, and implementation of mark-to-market accounting for energy trading activities in January 1999. Due to the nature of Enertech's investments, which include Internet service companies, its earnings may be volatile from period to period.

  Other income for 1997 includes a $22.9 million pre-tax gain ($13.7 million after-taxes or $0.22 per common share) on the sale of the Pine Grove landfill and related waste-hauling operations.

Financing Costs

  Financing costs reflected in the Consolidated Statements of Income include interest charges, allowance for funds used during construction (AFUDC), and preferred stock dividend requirements of subsidiaries.

  After excluding the financing costs from the two additional months of operat-ing results of ACE and other former Atlantic-owned businesses included in 1999, financing costs increased $21.2 million in 1999 due to approximately $12.6 mil-lion of interest expense from debt financing for the Offer, a $2.5 million gain in 1998 on the redemption of preferred stock, and a $6.1 million net increase in interest expense mainly from financing nonutility businesses.

  After excluding increases attributed to the operating results of ACE and former Atlantic-owned nonutility subsidiaries for 1998, financing costs in-creased $7.0 million in 1998 mainly due to financing requirements associated with investments in new nonutility businesses.

Income Taxes

  The effective income tax rate on "Income Before Income Taxes and Extraordi-nary Item" increased in 1999 primarily due to the write-off of goodwill (as discussed in Note 5 to the Consolidated Financial Statements), which is only partly deductible for income tax purposes, and higher state income tax ex-penses. See Note 3 to the Consolidated Financial Statements for a reconcilia-tion of the amount computed by multiplying "income before income taxes and ex-traordinary item" by the federal statutory rate to income tax expense on oper-ations.

New Accounting Pronouncements
-----------------------------
  In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Defer-ral of the Effective Date of FASB Statement No. 133," which delays the re-quired implementation date for SFAS No. 133, "Accounting for Derivative In-struments and Hedging Activities," until all fiscal quarters of all fiscal years beginning after June 15, 2000. Reporting entities may elect to adopt SFAS No. 133 prior to the required implementation date. SFAS No. 133 estab-lishes accounting and reporting standards for derivative instruments and for hedging activities. Conectiv has not yet adopted SFAS No. 133 and currently cannot determine the effect that SFAS No. 133 will have on its financial statements.

Year 2000
---------
  Conectiv experienced no material operational problems, loss of revenues or impact on customers in any of its businesses and is not aware of any material claims made or to be made by or against Conectiv or any of its subsidiaries as a result of the Year 2000 issue.

  The Year 2000 issue was the result of computer programs and embedded systems using a two-digit format, as opposed to four digits, to indicate the year. Computer and embedded systems with this characteristic may have been unable to interpret dates during and beyond the year 1999, which could have caused a system failure or other computer errors, leading to disruption of operations. A project team, originally started in 1996 by ACE, managed Conectiv's response to this situation. A Conectiv corporate officer, reporting directly to the Chief Executive Officer, coordinated all Year 2000 activities. Conectiv met substantial challenges in identifying and correcting the computer and embedded systems critical to generating and delivering power, delivering natural gas and providing other services to customers.

  The project team used a phased approach to managing its activities. The first phase was inventory and assessment of all systems, equipment, and processes. Each identified item was given a criticality rating of high, medium or low. Those items rated as high or medium were then subject to the second phase of the project. The second phase--determining and implementing correc-tive action for the identified systems, equipment and processes--concluded with a test of the unit being remediated. The third phase involved system testing and compliance certification.

  Overall, Conectiv's Year 2000 Project covered approximately 140 different systems (some with numerous components) that had been originally identified as high or medium in criticality. However, only 21 of those 140 systems were es-sential for continued operations and customer response across Conectiv's several businesses; these were regarded as "mission critical." The Year 2000 Project team focused on these 21 systems, with work on the other systems continuing based on their relative importance to Conectiv's businesses.

  At the time of the date change, 100% of all inventory and assessment, correc-tive action/unit testing and system testing/compliance work was complete on the mission critical systems. For the balance of the high and medium criticality systems, 99% of this work was complete.

  Additionally, Conectiv developed and tested contingency plans in the event that Year 2000 outages did occur, which they did not. Contingency plans were in place for all mission critical systems and were coordinated into a detailed overall Year 2000 restoration plan under the direction of a senior-level engi-neering and operations manager. Contingency plans were also developed for non-mission critical systems. The Year 2000 plans built on Conectiv's existing ex-pertise in service restorations. Conectiv also coordinated these efforts with state and local emergency management agencies.

  Further, Conectiv participated in two industry-wide drills sponsored by the North American Electric Reliability Council ("NERC") and conducted its own in-ternal drills. All of these drills were exercises only and did not result in service interruptions.

  Distribution of electricity is dependent on the overall reliability of the electric grid. ACE and DPL cooperated with NERC and the PJM Interconnection in Year 2000 remediation, contingency planning and restoration planning efforts. As requested by NERC, ACE and DPL filed their Year 2000 Readiness Statement with NERC stating that as of June 30, 1999, 96% of work on mission critical systems had been completed. The remaining 4% of work constituted three excep-tions to full readiness status and were reported to NERC in the regular monthly filing made on June 30, 1999. On the basis of Conectiv's filings, NERC desig-nated Conectiv as "Ready with Limited Exceptions." NERC regards exceptions as "limited" only if they "do not pose a measurable risk to reliable electric op-erations into the Year 2000." All three exceptions were completed prior to the date change.

  Conectiv also contacted vendors and service providers to review their Year 2000 efforts. Many aspects of Conectiv's businesses are dependent on third par-ties. For example, fuel suppliers must be able to provide coal or gas for DPL or ACE to generate electricity.

  Conectiv has incurred approximately $16 million in costs for the Year 2000 Project through year-end 1999. Management anticipates approximately $1 million to $2 million in 2000 expenses, including those already incurred for the period around the date change. Project costs do not include significant expenditures covering new systems, such as Conectiv's SAP business, financial and human re-sources management systems, an energy control system, and a customer informa-tion system. While these new systems effectively remediated Year 2000 problems in the systems they replaced, Conectiv is not reporting the expenditures on these systems in its costs for the Year 2000 Project, because the new systems were installed principally for other reasons. The total cost of these other projects over several years exceeds $87 million.

  During July 1999, President Clinton signed the Year 2000 litigation reform bill, known as the "Y2K Act." The Y2K Act provides some new partial liability and damages protections to defendants in Year 2000 failure-related cases. It also establishes new litigation procedures that plaintiffs and defendants must follow. In general, the Y2K Act provides a pre-litigation notice period, pro-portionate liability among defendants in Year 2000 cases, a requirement that plaintiffs mitigate damages from Year 2000-related failures, and federal court jurisdiction for Year 2000 claims. The law covers many types of civil actions that allege harm or injury related to an actual or potential

Year 2000-related failure, or a claim or defense arising or related to such a failure. The Y2K Act does not, however, cover civil actions for personal injury or wrongful death or most actions brought by a government entity acting in a regulatory, supervisory or enforcement capacity. The law governs actions brought after January 1, 1999 for a Year 2000-related failure occurring before January 1, 2003. Although the Y2K Act will not afford Conectiv complete protec-tion from Year 2000-related claims, it should help limit any liability related to any Year 2000-related failures. Conectiv cannot predict the extent to which such liability will be limited by the Y2K Act.

  Even though the century change has occurred with no material operational problems, loss of revenues or impact on customers in any of its businesses, Conectiv will not with certainty be able to determine whether there may be Year 2000-related claims against Conectiv for some time. Conectiv does not believe at this time that there are any material Year 2000-related claims that it will make against vendors or suppliers but this evaluation is on-going.

  Conectiv has continued its Year 2000 Project team in place to continue to as-sess, monitor and correct any issues that may arise as a result of the Year 2000 Leap Year issue. The status of this work is reviewed on at least a semi-monthly basis to determine the likelihood of disruption. Based on Conectiv's experience with its basic Year 2000 program, its work to date on Year 2000 Leap Year-related matters, as well as reports from NERC and other utilities, Conectiv's management believes it is unlikely that significant Year 2000 Leap Year-related disruptions will occur. However, any substantial disruption to Conectiv's operations could negatively impact Conectiv's revenues, signifi-cantly impact its customers and generate legal claims against Conectiv. Conectiv's results of operations and financial position would likely suffer an adverse impact if other entities, such as suppliers, customers and service providers do not effectively address their Year 2000 Leap Year-related issues.

Liquidity and Capital Resources
-------------------------------
General

  Conectiv's primary sources of capital are internally generated funds (net cash provided by operating activities less common dividends) and external financings. Additionally, restructuring the electric utility industry has cre-ated new opportunities for raising capital. As discussed under "Deregulated Generation and Power Plant Sales," Conectiv plans to sell electric generating units with 2,588.5 MW of capacity in 2000 for approximately $820 million, be-fore certain adjustments and selling expenses. As discussed under "Stranded Cost Recovery and Securitization," capital is also expected to be raised through the securitization of ACE's stranded costs, subsequent to ACE's appli-cation to the NJBPU for approval of such securitization. Capital requirements generally include construction expenditures for the electric and gas delivery businesses, construction expenditures for electric generating units, expansion of new businesses such as telecommunications and HVAC, and repayment of debt and equity securities and capital lease obligations.

Cash Flows From Operating Activities

  In 1999, the $310.2 million of net cash provided by operating activities was reduced by the net $146.3 million net cash outflow from (a) a $228.5 million payment by ACE (included in "Recoverable stranded costs" on the December 31, 1999 balance sheet) to terminate a contract for purchasing electricity from a NUG in which other Conectiv subsidiaries have a 50% interest, and (b) an $82.2 million distribution related to the contract termination which was received by the Conectiv subsidiaries with an ownership interest in the NUG. The distribu-tion was primarily the result of a gain realized by the NUG from the contract termination; Conectiv's subsidiaries' $70.8 million share of the NUG's gain was deferred and is classified as "Deferred gain on termination of purchased energy contract" on the December 31, 1999 balance sheet. Excluding the $146.3 million reduction in 1999 net cash provided by operating activities due to termination of the NUG contract, operating activities provided a net cash inflow of $456.5 million in 1999, or an $84.2 million increase in compari-son to the $372.3 million of net cash provided by operating activities in 1998. This increase was primarily due to $45 million of cash distributions received from Enertech in 1999 and two additional months of ACE's operations included in the consolidated 1999 financial statements. Net cash inflows from 1998 operat-ing activities increased by $155.3 million in comparison to 1997 mainly due to cash flow provided by ACE's operations (from March 1998 to December 1998) as a result of the Merger, partly offset by more cash used by the operations of Conectiv's new businesses.

  After removing the $146.3 million net use of cash for the 1999 NUG contract termination and subtracting common dividend payments from operating activities' net cash inflows, internally generated funds were $321.3 million in 1999, $218.2 million in 1998, and $123.2 million in 1997. Internally generated funds provided 100%, 97%, and 79% of the cash required for capital expenditures in 1999, 1998, and 1997, respectively.

  As of December 31, 1999, Conectiv had taxes receivable of $15.7 million, re-flecting an expected current tax benefit of the deferred NUG contract buyout payment, offset by taxable income for 1999; the items included in the special and extraordinary charges to earnings for the first nine months of 1999 gener-ally are not currently deductible for income tax purposes, but instead result in a deferred tax benefit.

  The $27.5 million balance of dividends payable as of December 31, 1999 in comparison to the $47.7 million balance as of December 31, 1998, primarily re-flects lower dividends declared per share of common stock ($0.22 compared to $0.385) and decreases of 12.8 million and 0.8 million in the number of shares outstanding of common stock and Class A common stock, respectively, due to the Offer.

  The $46.4 million current liability for deferred energy supply costs as of December 31, 1999 is for ACE's electricity supply business, which will decrease to the extent there are any under-recoveries of BGS and certain other costs af-ter August 1, 1999. ACE's customers rates are to be adjusted for the deferred balance which remains as of July 31, 2003.

  The liabilities accrued for "Above-market purchased energy contracts and other electric restructuring liabilities" resulted from the extraordinary charge to earnings discussed in Note 6 to the Consolidated Financial Statements and did not affect cash flows in 1999.

Cash Flows From Investing Activities

  The amount of cash used for business acquisitions (net of cash acquired) was $17.1 million in 1999, $2.6 million in 1998, and $32.0 million in 1997. In 1999, business acquisitions were primarily for HVAC businesses, and also in-cluded CCI's purchase of an Internet service company. In 1998, business acqui-sition expenditures were net of $34.5 million of cash acquired in the Merger. The 1998 nonutility businesses acquired by Conectiv included HVAC businesses, a fuel oil distributor, and a gas marketer. Business acquisition expenditures in 1997 resulted primarily from the purchase of HVAC businesses and direct Merger costs.

  Capital expenditures in 1999 were $320.4 million, a $95.6 million increase from 1998. The $95.6 million increase in capital expenditures was primarily due to construction of a new customer service center, higher expenditures for com-puter networks, customer service systems, and other shared infrastructure as-sets, and expansion of CCI's telecommunications system. In 1998, capital expen-ditures increased to $224.8 million from $156.8 million in 1997 mainly due to ACE's utility capital expenditures from March 1998 to December 1998.

  "Investments in partnerships" of $23.6 million in 1999 and $28.6 million in 1998 were primarily due to Conectiv Thermal Systems, Inc.'s share of funding for construction of the "Venetian" project in Las Vegas, Nevada, and invest-ments in Enertech.

Cash Flows From Financing Activities

  Common dividend payments were $135.1 million in 1999, $154.1 million in 1998, and $93.8 million in 1997. The decrease in common dividends paid in 1999 was due to lower common dividends declared per share of common stock ($1.045 in 1999 compared to $1.54 in 1998) and fewer shares outstanding of common stock and Class A common stock due to the Offer. Common dividend payments in-creased in 1998 due to common stock issued to Atlantic stockholders in con-junction with the Merger.

  Under the Public Utility Holding Company Act of 1935, as amended, Conectiv may not pay dividends on the shares of common stock and Class A common stock from an accumulated deficit or paid-in-capital without SEC approval. As of De-cember 31, 1999, Conectiv had an accumulated deficit of $36.5 million. In Jan-uary 2000, the SEC approved payment of the dividends declared by Conectiv on its common stock and Class A common stock in December 1999. Conectiv expects to have retained earnings sufficient to offset dividends declared on shares of common stock and Class A common stock beginning in the third quarter of 2000, when the sale of the electric generating units discussed in Note 13 to the Consolidated Financial Statements is expected to be completed. Conectiv ex-pects to receive the necessary SEC approvals during 2000 for the quarterly payment of dividends on shares of its common stock and Class A common stock.

  For the three-year period including 1997 to 1999, the net financing result-ing from issuances of securities and purchases/redemptions of securities is summarized below:

                                                    Common   Preferred Long-term
                                                     Stock     Stock     Debt*
                                                    -------  --------- ---------
                                                       (Millions of Dollars)
   Issuances....................................... $  17.9   $ 25.0    $ 711.0
   Purchases & Redemptions.........................  (410.9)   (33.8)    (363.6)
                                                    -------   ------    -------
     Net........................................... $(393.0)  $ (8.8)   $ 347.4
                                                    =======   ======    =======

--------
* Includes $33.33 million of variable rate demand bonds issued in 1999, and $1.8 million of variable rate demand bonds redeemed in 1997.

  As shown in the above table, during 1997 to 1999, common stock and preferred stock financing activities used capital in the amounts of $393.0 million and $8.8 million, respectively, and long-term debt financing activities provided $347.4 million of capital. In addition, net short-term debt financing activi-ties provided $383.8 million of capital during 1997 to 1999.

  Most of the common stock financing activity during the three year period re-sulted from a $361.4 million use of cash for the Offer in June of 1999, which reduced the number of shares of common stock and Class A common stock out-standing by 12.8 million and 0.8 million, respectively. Conectiv also pur-chased 2.2 million shares of its common stock for $42.7 million under a buy back program in 1998 and 1999. On January 19, 2000, Conectiv announced that its Board of Directors approved the open market purchase of up to an addi-tional 5 million shares of common stock.

  In 1998, $25 million of 7 3/8% preferred stock was issued through a subsidi-ary and $33.8 million (average dividend rate of 5.5%) of preferred stock of subsidiaries was purchased. A gain of $2.5 million was realized on the pur-chase of preferred stock of subsidiaries in 1998 and is reflected in the 1998 Consolidated Statement of Income as a reduction of preferred dividends.

  Long-term debt issued during 1997 to 1999 amounted to $677.7 million, which included the $228.5 million bank loan for interim financing of ACE's December 1999 NUG termination payment, $250 million of 6.73% Medium Term Notes issued in May 1999 in connection with the Offer, and $199.2 million of 6.6% to 7.72% Medium Term Notes issued during 1997 and 1998. Redemptions and purchases of long-term debt during 1997 to 1999 amounted to $361.8 million, which included $158.2 million in 1998 for the nonutility revolving credit facilities of At-lantic and its former subsidiaries, $91.0 million in 1998 and 1999 of Medium Term Notes with a 7.0% average interest rate, $43.9 million in 1997 and 1999 of First Mortgage Bonds with a 6.6% average interest rate, and $68.7 million during 1997 to 1999 of other debt with an average interest rate of 7.4%.

  During 1997 to 1999, short-term debt financing provided a net $383.8 million source of funds. Conectiv had $579.7 million of short-term debt outstanding as of December 31, 1999, an increase of $203.6 million from the $376.1 million balance as of December 31, 1998. Short-term debt outstanding increased in 1999 primarily due to financing part of the common stock purchased pursuant to the Offer and funding the expansion of CCI's telecommunications business. In 1998, short-term debt was issued to refinance $158.2 million of nonutility revolving credit facilities of Atlantic and its former subsidiaries, and to finance non-utility business expansions and acquisitions. On a consolidated basis, Conectiv had $1.05 billion in short-term credit lines as of December 31, 1999, of which $273 million was available for borrowing.

  Conectiv's capital structure including short-term debt and current maturi-ties of long-term debt, expressed as a percentage of total capitalization, is shown below as of December 31, 1999, and December 31, 1998.

                                                     December 31, December 31,
                                                         1999         1998
                                                     ------------ ------------
   Common stockholders' equity......................     26.2%        41.4%
   Preferred stock of subsidiaries..................      6.6%         6.4%
   Long-term debt and variable rate demand bonds....     52.7%        42.0%
   Short-term debt and current maturities of long-
    term debt.......................................     14.5%        10.2%

  Common stockholders' equity reflects a decrease as a percent of total capi-talization, and long-term debt and short-term debt reflect an increase as a percent of total capitalization, due to the special and extraordinary charges recorded in 1999 and financing the purchase of common stock pursuant to the Offer by issuing long-term debt and short-term debt. Long-term debt as a per-cent of total capitalization reflects an additional increase due to financing the $228.5 million NUG termination contract payment.

  On December 14, 1999, the SEC approved Conectiv's request regarding the fol-lowing financing matters: (a) The authorized short-term debt borrowing capac-ity of Conectiv (the holding company) and DPL was increased from a total of $800 million to a total of $1.3 billion and (b) Conectiv was authorized to is-sue securities as long as consolidated common equity as a percent of total capitalization (common equity ratio) is 20% or higher. Conectiv also requested SEC approval for the following financing matters: (a) The issuance of up to $500 million of additional long-term debt by Conectiv (the holding company), which would bring the total amount of authorized Conectiv long-term debt to $1 billion, of which $250 million has been issued. Proceeds from the additional long-term debt would be used to pay down short term debt; and (b) The authori-zation to use proceeds from the issuance of securities for investments in a Conectiv subsidiary that will own contractual rights for non-utility, combus-tion turbine generating facilities. The SEC has currently "reserved jurisdic-tion" over these requests, which requires additional information to be filed by Conectiv prior to any SEC authorization.

  On September 28, 1999, the parties to the agreements for Conectiv's $800 mil-lion short-term credit facilities agreed to an amendment permitting a ratio of total indebtedness to total capitalization of 70% through December 31, 2000. As of December 31, 1999, the ratio of total indebtedness to total capitalization computed in accordance with the terms of the credit agreements, which allow for an adjustment to increase common equity by the amount of the extraordinary item, was 63.5%.

Forecasted Capital Requirements

  Management expects capital requirements, excluding securities redemptions, to range from approximately $375 million to $400 million for 2000. These capital requirements are primarily for the expansion of Conectiv's mid-merit generation strategy (including about $130 million for the 650 MW of capacity for the com-bined cycle unit and single combustion turbine), transmission and distribution improvements, telecommunications, and other businesses. Beyond 2000, Conectiv's commitments for capital expenditures include approximately $210 million for the 650 MW of capacity to be installed during 2001 and 2002 for the combined cycle unit and single combustion turbine. Capital requirements beyond 2000 are also expected to include approximately $125 million to $150 million per year for capital expenditures related to DPL's and ACE's delivery businesses.

  Scheduled maturities of long-term debt over the next five years are as fol-lows: 2000--$48.9 million; 2001--$100.8 million; 2002--$370.6 million; 2003--
$212.8 million; 2004--$154.7 million. These amounts include $57.1 million in 2001 and $171.4 million in 2002 for repayment of $228.5 million borrowed in De-cember 1999 to finance ACE's NUG contract termination payment, which is ex-pected to be refinanced by issuing bonds securitized by ACE's stranded cost re-covery. Capital requirements for the redemption of securities also include $11.5 million in 2001, $11.5 million in 2002, and $1.0 million in 2003 for sinking fund requirements of ACE's preferred stock.

  Management expects to fund Conectiv's future capital requirements from inter-nally generated funds, external financings (including securitization of stranded costs), and proceeds from the sales of the electric generating units.

Quantitative and Qualitative Disclosures about Market Risks

  The following discussion contains "forward looking statements." These pro-jected results have been prepared based upon certain assumptions considered reasonable given the information currently available to Conectiv. Nevertheless, because of the inherent unpredictability of interest rates, equity market pric-es, and energy commodity prices as well as other factors, actual results could differ materially from those projected in such forward-looking information. For a description of Conectiv's significant accounting policies associated with these activities see Notes 1 and 11 to the Consolidated Financial Statements.

Interest Rate Risk

  Conectiv is subject to the risk of fluctuating interest rates in the normal course of business. Conectiv manages interest rates through the use of fixed and, to a lesser extent, variable rate debt. As of December 31, 1999, a hypo-thetical 10% change in interest rates would result in a $4.3 million change in interest costs and earnings before taxes related to short-term and variable rate debt.

Equity Price Risk

  ACE and DPL maintain trust funds, as required by the Nuclear Regulatory Com-mission, to fund certain costs of nuclear decommissioning (See Note 14 to the Consolidated Financial Statements). These funds are invested primarily in do-mestic and international equity securities, fixed-rate, fixed income securi-ties, and cash and cash equivalents. By maintaining a portfolio that includes long-term equity investments, ACE and DPL are maximizing the returns to be uti-lized to fund nuclear decommissioning costs. However, the equity securities in-cluded in ACE's and DPL's portfolios are exposed to price fluctuations in eq-uity markets, and the fixed-rate, fixed income securities are exposed to changes in interest rates. ACE and DPL actively monitor their portfolios by benchmarking the performance of their investments against certain indexes and by maintaining, and periodically reviewing, established target asset allocation percentages of the assets in their trusts. Because the accounting for nuclear decommissioning recognizes that costs are recovered through electric rates, fluctuations in equity prices and interest rates do not affect the earnings of ACE and DPL.

Commodity Price Risk

  Conectiv is exposed to the impact of market fluctuations in the price and transportation costs of natural gas, electricity, and petroleum products. Conectiv engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natu-ral gas, petroleum and electricity). Some hedging activities are conducted us-ing energy derivatives (futures, option, and swaps). The remainder of Conectiv's hedging activity is conducted by backing physical transactions with offsetting physical positions. The hedging objectives include the assurance of stable and known minimum cash flows and the fixing of favorable prices and mar-gins when they become available. Conectiv also engages in energy commodity trading and arbitrage activities, which expose Conectiv to commodity market risk when, at times, Conectiv creates net open energy commodity positions or allows net open positions to continue. To the extent that Conectiv has net open positions, controls are in place that are intended to keep risk exposures within management-approved risk tolerance levels.

  Conectiv uses a value-at-risk model to assess the market risk of its elec-tricity, gas, and petroleum commodity activities. The model includes fixed price sales commitments, physical forward contracts, and commodity derivative instruments. Value at risk represents the potential gain or loss on instruments or portfolios due to changes in market factors, for a specified time period and confidence level. Conectiv estimates value-at-risk across its power, gas, and petroleum commodity business using a delta-normal variance/covariance model with a 95 percent confidence level and assuming a five-day holding period. At December 31, 1999, Conectiv's calculated value at risk with respect to its com-modity price exposure was approximately $6.0 million including generation ac-tivities and $1.0 million excluding generation activities. At December 31, 1998, Conectiv's calculated value at risk with respect to its commodity price exposure was approximately $0.7 million excluding generation activities; and there was no value at risk for generation activities.

                              REPORT OF MANAGEMENT

  Management is responsible for the information and representations contained in Conectiv's consolidated financial statements. Our consolidated financial statements have been prepared in conformity with generally accepted accounting principles, based upon currently available facts and circumstances and manage-ment's best estimates and judgments of the expected effects of events and transactions.

  Conectiv and its subsidiary companies maintain a system of internal controls designed to provide reasonable, but not absolute, assurance of the reliability of the financial records and the protection of assets. The internal control system is supported by written administrative policies, a program of internal audits, and procedures to assure the selection and training of qualified personnel.

  PricewaterhouseCoopers LLP, independent accountants, are engaged to audit the financial statements and express their opinion thereon. Their audits are con-ducted in accordance with auditing standards generally accepted in the United States which include a review of selected internal controls to determine the nature, timing, and extent of audit tests to be applied.

  The Audit Committee of the Board of Directors, composed of outside directors only, meets with management, internal auditors, and independent accountants to review accounting, auditing, and financial reporting matters. The independent accountants are appointed by the Board of Directors on recommendation of the Audit Committee, subject to stockholder approval.

/s/ Howard E. Cosgrove                               /s/ John C. van Roden
----------------------                               ---------------------
Howard E. Cosgrove                                   John C. van Roden
Chairman of the Board, President                     Senior Vice President and
and Chief Executive Officer                          Chief Financial Officer

February 7, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Conectiv
Wilmington, Delaware

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in common stockholders' equity and of cash flows present fairly, in all material respects, the financial posi-tion of Conectiv and subsidiary companies at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting prin-ciples generally accepted in the United States. These financial statements are the responsibility of Conectiv's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally ac-cepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evi-dence supporting the amounts and disclosures in the financial statements, as-sessing the accounting principles used and significant estimates made by man-agement, and evaluating the overall financial statement presentation. We be-lieve that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

February 7, 2000

                                    Conectiv
                       Consolidated Statements of Income

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1999        1998        1997
                                             ----------  ----------  ----------
                                              (Dollars in Thousands, Except
                                                    Per Share Amounts)
OPERATING REVENUES
 Electric..................................  $2,459,970  $2,203,748  $1,092,144
 Gas.......................................     816,245     535,082     204,057
 Other services............................     468,682     332,776     119,166
                                             ----------  ----------  ----------
                                              3,744,897   3,071,606   1,415,367
                                             ----------  ----------  ----------
OPERATING EXPENSES
 Electric fuel and purchased power.........     952,348     875,816     416,640
 Gas purchased.............................     754,990     486,411     153,027
 Other services' cost of sales.............     374,918     263,319      85,192
 Purchased electric capacity...............     216,444     182,676      28,470
 Special charges...........................     105,648      27,704          --
 Operation and maintenance.................     634,966     532,419     331,770
 Depreciation and amortization.............     271,348     241,420     136,340
 Taxes other than income taxes.............      88,646      74,926      37,634
                                             ----------  ----------  ----------
                                              3,399,308   2,684,691   1,189,073
                                             ----------  ----------  ----------
OPERATING INCOME...........................     345,589     386,915     226,294
                                             ----------  ----------  ----------
OTHER INCOME
 Allowance for equity funds used during
  construction.............................       2,461       2,609       1,337
 Other income..............................      68,420      34,251      36,322
                                             ----------  ----------  ----------
                                                 70,881      36,860      37,659
                                             ----------  ----------  ----------
INTEREST EXPENSE
 Interest charges..........................     182,821     153,644      83,398
 Allowance for borrowed funds used during
  construction and capitalized interest....      (5,639)     (4,213)     (2,996)
                                             ----------  ----------  ----------
                                                177,182     149,431      80,402
                                             ----------  ----------  ----------
PREFERRED STOCK DIVIDEND REQUIREMENTS OF
 SUBSIDIARIES..............................      19,894      15,326      10,178
                                             ----------  ----------  ----------
INCOME BEFORE INCOME TAXES AND
 EXTRAORDINARY ITEM........................     219,394     259,018     173,373
INCOME TAXES, EXCLUDING INCOME TAXES
 APPLICABLE TO EXTRAORDINARY ITEM..........     105,816     105,817      72,155
                                             ----------  ----------  ----------
INCOME BEFORE EXTRAORDINARY ITEM...........     113,578     153,201     101,218
EXTRAORDINARY ITEM (NET OF $188,254 OF
 INCOME TAXES).............................    (311,718)         --          --
                                             ----------  ----------  ----------
NET INCOME (LOSS)..........................  $ (198,140) $  153,201  $  101,218
                                             ==========  ==========  ==========
EARNINGS (LOSS) APPLICABLE TO:
 Common stock
  Income before extraordinary item.........  $  106,639  $  141,292  $  101,218
  Extraordinary item, net of income taxes..    (295,161)         --          --
                                             ----------  ----------  ----------
  Total....................................  $ (188,522) $  141,292  $  101,218
                                             ==========  ==========  ==========
 Class A common stock
  Income before extraordinary item.........  $    6,939  $   11,909          --
  Extraordinary item, net of income taxes..     (16,557)         --          --
                                             ----------  ----------  ----------
  Total....................................  $   (9,618) $   11,909          --
                                             ==========  ==========  ==========
AVERAGE SHARES OUTSTANDING (000)
 Common stock..............................      93,320      94,338      61,122
 Class A common stock......................       6,110       6,561          --
EARNINGS (LOSS) PER AVERAGE SHARE, BASIC
 AND DILUTED
 Common stock
  Before extraordinary item................  $     1.14  $     1.50  $     1.66
  Extraordinary item.......................       (3.16)         --          --
                                             ----------  ----------  ----------
  Total....................................  $    (2.02) $     1.50  $     1.66
                                             ==========  ==========  ==========
 Class A common stock
  Before extraordinary item................  $     1.14  $     1.82          --
  Extraordinary item.......................       (2.71)         --          --
                                             ----------  ----------  ----------
  Total....................................  $    (1.57) $     1.82          --
                                             ==========  ==========  ==========
DIVIDENDS DECLARED PER SHARE
 Common stock..............................  $    1.045  $     1.54  $     1.54
 Class A common stock......................  $     3.20  $     3.20          --

          See accompanying Notes to Consolidated Financial Statements.

                                    Conectiv

                          Consolidated Balance Sheets

                                                       As of December 31,
                                                    ---------------------
                                                       1999       1998
                                                    ---------- ----------
                                                     (Dollars in Thousands)
                      ASSETS
Current Assets
  Cash and cash equivalents........................ $   56,239 $   65,884
  Accounts receivable, net of allowances of $11,564
   and $4,743, respectively........................    544,463    455,088
  Inventories, at average cost
   Fuel (coal, oil and gas)........................     65,360     71,701
   Materials and supplies..........................     58,177     73,047
  Prepaid New Jersey sales and excise taxes........         --     20,078
  Deferred energy supply costs.....................      8,612         --
  Other prepayments................................     20,295     17,278
  Taxes receivable.................................     15,674         --
  Deferred income taxes, net.......................     25,175     20,796
                                                    ---------- ----------
                                                       793,995    723,872
                                                    ---------- ----------
Investments
  Investment in leveraged leases...................     72,161    122,256
  Funds held by trustee............................    173,247    174,509
  Other investments................................    100,764     90,913
                                                    ---------- ----------
                                                       346,172    387,678
                                                    ---------- ----------
Property, Plant and Equipment
  Electric generation..............................  1,571,556  2,917,011
  Electric transmission and distribution...........  2,633,375  2,539,436
  Gas transmission and distribution................    265,708    249,383
  Other electric and gas facilities................    405,303    363,263
  Telecommunications, thermal systems, and other
   property, plant, and equipment..................    238,229    202,415
                                                    ---------- ----------
                                                     5,114,171  6,271,508
  Less: Accumulated depreciation...................  2,097,529  2,522,878
                                                    ---------- ----------
  Net plant in service.............................  3,016,642  3,748,630
  Construction work-in-progress....................    199,390    265,593
  Leased nuclear fuel, at amortized cost...........     55,983     63,328
  Goodwill, net....................................    369,468    402,836
                                                    ---------- ----------
                                                     3,641,483  4,480,387
                                                    ---------- ----------
Deferred Charges and Other Assets
  Recoverable stranded costs.......................  1,030,049         --
  Deferred recoverable income taxes................     93,853    184,434
  Unrecovered purchased power costs................     28,923     48,274
  Unrecovered New Jersey state excise tax..........     22,567     35,594
  Deferred debt refinancing costs..................     21,113     44,223
  Deferred other postretirement benefit costs......     32,479     34,978
  Prepaid pension costs............................     35,005     16,130
  Unamortized debt expense.........................     28,045     27,375
  License fees.....................................     23,331     24,706
  Other............................................     41,447     80,023
                                                    ---------- ----------
                                                     1,356,812    495,737
                                                    ---------- ----------
    Total Assets................................... $6,138,462 $6,087,674
                                                    ========== ==========

          See accompanying Notes to Consolidated Financial Statements.

                                    Conectiv

                          Consolidated Balance Sheets

                                                   As of December 31,
                                                  ----------------------
                                                     1999        1998
                                                  ----------  ----------
                                                   (Dollars in Thousands)
         CAPITALIZATION AND LIABILITIES
Current Liabilities
  Short-term debt................................ $  579,688  $  376,061
  Long-term debt due within one year.............     48,937      80,822
  Variable rate demand bonds.....................    158,430     125,100
  Accounts payable...............................    307,764     240,775
  Taxes accrued..................................         --      41,299
  Interest accrued...............................     41,137      37,346
  Dividends payable..............................     27,545      47,743
  Deferred energy supply costs...................     46,375      15,990
  Current capital lease obligation...............     28,715      28,314
  Above-market purchased energy contracts and
   other electric restructuring liabilities......     41,101          --
  Other..........................................     91,353      88,341
                                                  ----------  ----------
                                                   1,371,045   1,081,791
                                                  ----------  ----------
Deferred Credits and Other Liabilities
  Other postretirement benefits obligation.......     96,388     102,269
  Deferred income taxes, net.....................    730,987     862,179
  Deferred investment tax credits................     74,431      79,525
  Regulatory liability for New Jersey income tax
   benefit.......................................     49,262          --
  Above-market purchased energy contracts and
   other electric restructuring liabilities......    119,704          --
  Deferred gain on termination of purchased
   energy contract...............................     70,849          --
  Long-term capital lease obligation.............     30,395      36,603
  Other..........................................     47,447      50,701
                                                  ----------  ----------
                                                   1,219,463   1,131,277
                                                  ----------  ----------
Capitalization
  Common stock: $0.01 per share par value
   150,000,000 shares authorized; shares
   outstanding--86,173,169 in 1999, and
   100,516,768 in 1998...........................        863       1,007
  Class A common stock: $0.01 par value;
   10,000,000 shares authorized; shares
   outstanding--5,742,315 in 1999, 6,560,612 in
   1998..........................................         57          66
  Additional paid-in capital--common stock.......  1,085,060   1,462,675
  Additional paid-in capital--Class A common
   stock.........................................     93,738     107,095
  Retained earnings (Accumulated deficit)........    (36,472)    276,939
                                                  ----------  ----------
                                                   1,143,246   1,847,782
  Treasury shares, at cost:
   167,514 shares in 1999; 185,030 shares in
    1998.........................................     (3,446)     (3,797)
  Unearned compensation..........................     (1,627)       (824)
                                                  ----------  ----------
    Total common stockholders' equity............  1,138,173   1,843,161
  Preferred stock of subsidiaries:
   Not subject to mandatory redemption...........     95,933      95,933
   Subject to mandatory redemption...............    188,950     188,950
  Long-term debt.................................  2,124,898   1,746,562
                                                  ----------  ----------
                                                   3,547,954   3,874,606
                                                  ----------  ----------
  Commitments and Contingencies (Notes 21, 22 and
   24)
                                                  ----------  ----------
    Total Capitalization and Liabilities......... $6,138,462  $6,087,674
                                                  ==========  ==========

          See accompanying Notes to Consolidated Financial Statements.

                                    Conectiv

                     Consolidated Statements of Cash Flows

                                                  Year Ended December 31,
                                               -------------------------------
                                                 1999       1998       1997
                                               ---------  ---------  ---------
                                                  (Dollars in Thousands)
Cash Flows From Operating Activities
 Net income (loss)............................ $(198,140) $ 153,201  $ 101,218
 Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities
  Deferred recoverable purchased power
   contract termination payment...............  (228,500)        --         --
  Distribution from partnership in excess of
   recognized earnings........................    70,849         --         --
  Extraordinary item, net of income taxes.....   311,718         --         --
  Special charges.............................   105,648     27,704         --
  Depreciation and amortization...............   294,902    261,457    142,734
  Allowance for equity funds used during
   construction...............................    (2,461)    (2,609)    (1,337)
  Investment tax credit adjustments, net......    (5,094)    (4,002)    (2,560)
  Deferred income taxes, net..................    44,752      4,620      7,169
  Net change in:
   Accounts receivable........................   (92,952)  (118,578)   (53,911)
   Inventories................................   (14,753)    (9,691)     4,763
   Prepaid New Jersey sales and excise taxes..    22,216    (20,078)        --
   Accounts payable...........................    61,561    107,005     16,394
   Other current assets & liabilities(1)......   (57,366)    10,296     43,708
  Gain on sale of landfill and waste hauling
   company....................................        --         --    (22,896)
  Other, net..................................    (2,211)   (37,016)   (18,250)
                                               ---------  ---------  ---------
 Net cash provided by operating activities....   310,169    372,309    217,032
                                               ---------  ---------  ---------
Cash Flows From Investing Activities
 Acquisition of businesses, net of cash
  acquired....................................   (17,138)    (2,590)   (31,994)
 Capital expenditures.........................  (320,395)  (224,831)  (156,808)
 Investments in partnerships..................   (23,570)   (28,594)    (1,800)
 Sale of landfill and waste hauling company...        --         --     33,405
 Deposits to nuclear decommissioning trust
  funds.......................................    (5,880)   (10,676)    (4,240)
 Decrease in bond proceeds held in trust
  funds.......................................    12,449         --      2,002
 Decrease in investment in leveraged leases...     8,242      8,027      1,640
 Other, net...................................     1,826       (688)     1,022
                                               ---------  ---------  ---------
 Net cash used by investing activities........  (344,466)  (259,352)  (156,773)
                                               ---------  ---------  ---------
Cash Flows From Financing Activities
 Common dividends paid........................  (135,134)  (154,101)   (93,811)
 Common stock issued..........................        68         63     17,807
 Common stock redeemed........................  (390,397)   (13,232)    (7,323)
 Preferred securities issued..................        --     25,000         --
 Preferred securities redeemed................        --    (33,769)        --
 Long-term debt issued........................   478,500     33,000    166,200
 Long-term debt redeemed......................  (133,218)  (200,078)   (28,540)
 Variable rate demand bonds issued............    33,330         --         --
 Variable rate demand bonds redeemed..........        --         --     (1,800)
 Principal portion of capital lease
  payments....................................   (23,554)   (20,037)    (6,813)
 Net change in short-term debt................   203,627    282,889   (102,671)
 Cost of issuances and refinancings...........    (8,570)    (2,147)    (4,502)
                                               ---------  ---------  ---------
 Net cash provided (used) by financing
  activities..................................    24,652    (82,412)   (61,453)
                                               ---------  ---------  ---------
 Net change in cash and cash equivalents......    (9,645)    30,545     (1,194)
 Beginning of year cash and cash
  equivalents.................................    65,884     35,339     36,533
                                               ---------  ---------  ---------
 End of year cash and cash equivalents........ $  56,239  $  65,884  $  35,339
                                               =========  =========  =========

--------
(1) Other than debt and deferred income taxes classified as current.

          See accompanying Notes to Consolidated Financial Statements.

                                   Conectiv

       Consolidated Statements of Changes in Common Stockholders' Equity

                                                             Additional
                                          Par Value        Paid-in Capital
                                      ------------------ --------------------    Retained
                           Common                Class A             Class A     Earnings             Unearned
                           Shares      Common    Common    Common     Common   (Accumulated Treasury  Compen-
                         Outstanding  Stock(1)    Stock    Stock      Stock      Deficit)    Stock     sation     Total
                         -----------  ---------  ------- ----------  --------  ------------ --------  --------  ----------
                                                           (Dollars in Thousands)
Balance as of December
31, 1996...............   60,682,719  $ 136,765    $--   $  508,300  $     --   $ 293,604   $ (2,138) $(1,618)  $  934,913
Net income.............                                                           101,218                          101,218
Cash dividends declared
 Common stock ($1.54
 per share)............                                                           (94,065)                         (94,065)
Issuance of common
stock
 DRIP(2)...............      965,655      2,173              15,485                                                 17,658
 LTIP(3)...............       76,553        172               1,288                                    (1,360)         100
 Other issuance........        2,741          6                  47                                                     53
Reacquired common
stock..................     (517,406)                           230                           (9,549)   2,162       (7,157)
Amortization of
unearned compensation..                                       1,462                                       314        1,776
                         -----------  ---------    ---   ----------  --------   ---------   --------  -------   ----------
Balance as of December
31, 1997...............   61,210,262    139,116     --      526,812        --     300,757    (11,687)    (502)     954,496
Net income.............                                                           153,201                          153,201
Cash dividends declared
 Common stock ($1.54
 per share)............                                                          (155,302)                        (155,302)
 Class A common stock
 ($3.20 per share).....                                                           (20,994)                         (20,994)
Issuance of common
stock
 Business
 acquisitions..........      488,473                                                           9,090                 9,090
 LTIP and CICP(4)......       78,381          7                (427)                           1,613   (1,130)          63
 Merger(5)(6)..........   45,924,284   (138,111)    66      946,804   107,095                                      915,854
Reacquired common
stock..................     (598,862)        (5)            (10,947)                          (2,280)              (13,232)
Redemption of preferred
stock..................                                         136                  (723)                            (587)
Incentive compensation
 Expense recognition...                                         309                                       263          572
 Forfeited common
 shares................      (25,158)                           (12)                            (533)     545           --
                         -----------  ---------    ---   ----------  --------   ---------   --------  -------   ----------
Balance as of December
31, 1998 (6)...........  107,077,380      1,007     66    1,462,675   107,095     276,939     (3,797)    (824)   1,843,161
Net loss...............                                                          (198,140)                        (198,140)
Cash dividends declared
 Common stock ($1.045
 per share)............                                                           (96,241)                         (96,241)
 Class A common stock
 ($3.20 per share).....                                                           (19,030)                         (19,030)
Issuance of common
stock
 CICP(7)...............       95,676          1               1,475                              375   (1,783)          68
Reacquired common stock
 Tender Offer(8).......  (13,586,512)      (128)    (9)    (347,879)  (13,357)                                    (361,373)
 Common stock
 purchased.............   (1,671,060)       (17)            (31,356)                             (24)              (31,397)
Incentive compensation
expense................                                         145                                       980        1,125
                         -----------  ---------    ---   ----------  --------   ---------   --------  -------   ----------
Balance as of December
31, 1999 (9)...........   91,915,484  $     863    $57   $1,085,060  $ 93,738   $ (36,472)  $ (3,446) $(1,627)  $1,138,173
                         ===========  =========    ===   ==========  ========   =========   ========  =======   ==========

                                   Conectiv

--------
(1) There are 150,000,000 and 10,000,000 shares of Conectiv common stock and Conectiv Class A common stock, respectively, which are authorized. The common stock had a par value of $2.25 per share prior to the Merger and $0.01 per share after the Merger on March 1, 1998.

(2) Dividend Reinvestment and Common Share Purchase Plan (DRIP)--As of Decem-ber 31, 1999, 2,881,269 shares of Conectiv common stock remained available under Conectiv's registration statement filed with the Securities and Ex-change Commission for issuance of shares of Conectiv common stock through Conectiv's dividend reinvestment plan.

(3) Long-term Incentive Plan (LTIP) of Delmarva Power & Light Company (DPL)-- includes restricted common shares granted and stock options exercised.

(4) Includes restricted common shares granted and stock options exercised un-der DPL's LTIP and the Conectiv Incentive Compensation Plan (CICP)

(5) Conectiv common stock and Conectiv Class A common stock were issued to former Atlantic common stockholders, and Conectiv common stock was issued to former DPL common stockholders, pursuant to the Merger discussed in
    Note 4 to the Consolidated Financial Statements.

(6) Includes 6,560,612 shares of Conectiv Class A common stock; all other shares are Conectiv common stock.

(7) Includes restricted Conectiv common shares granted and stock options exer-cised under the CICP.

(8) Includes 12,768,215 shares of Conectiv common stock and 818,297 shares of Conectiv Class A common stock, and costs associated with the tender offer discussed in Note 16 to the Consolidated Financial Statements.

(9) Includes 86,173,169 shares of Conectiv common stock and 5,742,315 shares of Conectiv Class A common stock.

         See accompanying Notes to Consolidated Financial Statements.

                                    Conectiv

                   Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

Nature of Business

  As discussed in Note 4 to the Consolidated Financial Statements, effective March 1, 1998, Delmarva Power & Light Company (DPL) and Atlantic Energy, Inc. (Atlantic) consummated a series of merger transactions (the Merger) by which DPL and Atlantic City Electric Company (ACE) became wholly-owned subsidiaries of Conectiv. Conectiv is a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA).

  As used in this document, references to Conectiv may mean the activities of one or more subsidiary companies.

  DPL and ACE are public utilities which supply and deliver electricity to their customers. As discussed below, DPL also supplies and delivers natural gas to its customers. DPL and ACE supply electricity to customers with power pur-chased from other suppliers and electricity generated by their power plants. The transition to market pricing and terms of service for supplying electricity to customers in the regulated service areas of DPL and ACE began in 1999. DPL and ACE also supply electricity in markets which are not subject to price regu-lation. DPL and ACE deliver electricity within their service areas to approxi-mately 955,000 customers through their respective transmission and distribution systems and also supply electricity to most of their electricity delivery cus-tomers. DPL's regulated electric service area is located on the Delmarva Penin-sula (Delaware and portions of Maryland and Virginia) and ACE's regulated serv-ice area is located in the southern one-third of New Jersey. On a combined ba-sis, DPL's and ACE's regulated electric service areas encompass about 8,700 square miles and have a population of approximately 2.0 million.

  DPL provides regulated gas service (supply and/or delivery) to approximately 107,300 customers located in a service territory that covers about 275 square miles with a population of approximately 0.5 million in northern Delaware. DPL also sells gas off-system and in markets which are not subject to price regula-tion.

  In December 1999, DPL and ACE filed an application with the Federal Energy Regulatory Commission (FERC) for approval of the transfer to other Conectiv subsidiaries of the electric generating plants remaining after the sale of cer-tain electric generating plants (as discussed in Note 13 to the Consolidated Financial Statements). Through this planned divestiture, the principal busi-nesses of DPL and ACE would be the transmission and distribution of energy, as envisioned by legislation enacted during 1999 which restructured the electric utility industry in the service areas of DPL and ACE. The production and sale of electricity would be conducted by the subsidiaries receiving the transferred electric generating units. See Note 9 to the Consolidated Financial Statements for information concerning restructuring of the electric utility industry.

  "Other services," which are not subject to price regulation, are provided primarily by Conectiv's nonutility subsidiaries and, to a lesser extent, by DPL and ACE. The principal businesses of Conectiv's nonutility subsidiaries' which are included in revenues from "Other services" are as follows: heating, venti-lation, and air conditioning (HVAC) construction and services; telecommunica-tions, including local and long-distance phone services; construction and oper-ation of thermal energy systems; power plant operations; leveraged leases; and sales of petroleum products. Revenues from marketing non-regulated electricity and gas are included in "Electric" reve-

                                    Conectiv
nues and "Gas" revenues, respectively. Earnings from investments in energy-re-lated technology growth companies which are accounted for on the equity method are included in "Other income."

Regulation of Utility Operations

  Certain aspects of Conectiv's utility businesses are subject to regulation by the Delaware and Maryland Public Service Commissions (DPSC and MPSC, respec-tively), the New Jersey Board of Public Utilities (NJBPU), the Virginia State Corporation Commission (VSCC), and the FERC. Retail gas sales are subject to regulation by the DPSC. Excluding off-system sales not subject to price regula-tion, the percentage of electric and gas utility operating revenues regulated by each regulatory commission for the year ended December 31, 1999, was as fol-lows: NJBPU, 46.3%; DPSC, 36.3%; MPSC, 13.2%; VSCC, 1.3%; and FERC, 2.9%.

  The electric delivery businesses of DPL and ACE and the retail gas business of DPL are subject to the requirements of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regu-lation" (SFAS No. 71). As discussed below, prior to the third quarter of 1999, the electricity supply businesses of DPL and ACE were subject to the require-ments of SFAS No. 71. Regulatory commissions occasionally provide for future recovery from customers of current period expenses. When this happens, the ex-penses are deferred as regulatory assets and subsequently recognized in the Consolidated Statements of Income during the period the expenses are recovered from customers. Similarly, regulatory liabilities may also be created due to the economic impact of regulatory commissions' actions.

  In the latter half of 1999, as discussed in Note 9 to the Consolidated Finan-cial Statements, the NJBPU issued a Summary Order to ACE, and the DPSC and MPSC issued orders to DPL, concerning restructuring the electricity supply busi-nesses of ACE and DPL, respectively. These orders were issued pursuant to the New Jersey, Delaware, and Maryland electric restructuring legislation enacted earlier in 1999. Based on these orders, ACE and DPL determined that the re-quirements of SFAS No. 71 no longer applied to their electricity supply busi-nesses in the third quarter of 1999. As a result, ACE and DPL discontinued ap-plying SFAS No. 71 to their electricity supply businesses and applied the re-quirements of SFAS No. 101, "Regulated Enterprises--Accounting for the Discon-tinuation of Application of FASB Statement No. 71" (SFAS No. 101) and Emerging Issues Task Force (EITF) Issue No. 97-4, "Deregulation of the Pricing of Elec-tricity--Issues Related to the Application of FASB Statements No. 71 and No. 101" (EITF 97-4). For information concerning the extraordinary charge to earn-ings which resulted from applying the requirements of SFAS No. 101 and EITF 97-4, refer to Note 6 to the Consolidated Financial Statements.

  Refer to Note 15 to the Consolidated Financial Statements for information about regulatory assets arising from the financial effects of rate regulation.

Financial Statement Presentation

  The consolidated financial statements include the accounts of Conectiv and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

                                    Conectiv

  Ownership interests of 20% or more in entities not controlled by Conectiv are accounted for on the equity method of accounting. Investments in entities ac-counted for on the equity method are included in "Other investments" on the Consolidated Balance Sheets. Earnings from equity method investees are included in "Other income" in the Consolidated Statements of Income. Ownership interests of less than 20% in other entities are accounted for on the cost method of ac-counting.

  Certain reclassifications of prior period data have been made to conform with the current presentation.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assump-tions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Revenue Recognition

  DPL and ACE accrue revenues for electric and gas service rendered from the last meter reading to the month-end which has not yet been billed to customers. Similarly, revenues from "Other services" are recognized when services are per-formed or products are delivered.

Energy Supply Costs

  Under "energy adjustment clauses" prior to deregulation of electricity sup-ply, regulated electric customer rates were subject to adjustment for differ-ences between energy costs incurred in supplying regulated customers and amounts billed to customers for recovery of such costs. As a result, the amount recognized in the Consolidated Statements of Income for energy costs incurred in supplying electricity to regulated customers was adjusted to match the amounts billed to ACE's and DPL's regulated customers. An asset was recorded for under-collections from customers and a liability was recorded for over-col-lections from customers. Effective August 1, 1999 for ACE, and October 1, 1999 for DPL, the accounting for energy costs associated with supplying electricity changed as discussed below.

  The DPSC and MPSC electric restructuring orders discussed in Note 9 to the Consolidated Financial Statements did not provide a rate adjustment mechanism for any under-recovery or over-recovery of energy costs after the start of cus-tomer choice (October 1, 1999 in Delaware and July 1, 2000 in Maryland). Thus, effective October 1, 1999 for DPL's Delaware electricity supply business (July 1, 2000 for DPL's Maryland electricity supply business), the practice of defer-ring the difference between the amount collected in revenues for energy costs and the amount of actual energy costs incurred was ended. As a result, differ-ences between DPL's energy revenues and expenses will affect earnings and earn-ings volatility may increase.

  As discussed under "Shopping Credits and Basic Generation Service" in Note 9 to the Consolidated Financial Statements, the electric restructuring order is-sued by the NJBPU to ACE provides for recovery through customer rates of energy and other costs of supplying customers who

                                    Conectiv
do not choose an alternative electricity supplier. Effective August 1, 1999, in recognition of these cost-based, rate-recovery mechanisms, ACE adjusts revenues from customer billings to the amount of the related costs incurred, including an allowed return on electric generating plants.

  The amount recognized in the Consolidated Statement of Income for the cost of gas purchased to supply DPL's regulated gas customers is adjusted to customer billings for such costs since customer rates are periodically adjusted to re-flect amounts actually paid by DPL for purchased gas.

Nuclear Fuel

  The ownership interests of DPL and ACE in nuclear fuel at the Peach Bottom Atomic Power Station (Peach Bottom) and the Salem Nuclear Generating Station (Salem), and ACE's ownership interest in nuclear fuel at the Hope Creek Nuclear Generating Station (Hope Creek), are financed through contracts accounted for as capital leases. Nuclear fuel costs, including a provision for the future disposal of spent nuclear fuel, are charged to fuel expense on a unit-of-pro-duction basis.

Energy Trading and Risk Management Activities

  In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which delays the required imple-mentation date for SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," until all fiscal quarters of all fiscal years beginning after June 15, 2000. Reporting entities may elect to adopt SFAS No. 133 prior to the required implementation date. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Conectiv has not yet adopted SFAS No. 133 and currently cannot determine the effect that SFAS No. 133 will have on its financial statements.

  On January 1, 1999, Conectiv adopted the EITF consensus EITF 98-10, "Account-ing for Contracts Involved in Energy Trading and Risk Management Activities" under which contracts (including derivative financial instruments) entered into in connection with energy trading activities are marked to market, with gains and losses (unrealized and realized) included in earnings. Implementation of EITF 98-10 did not have a material impact on net income. In 1997 and 1998 (prior to implementation of EITF 98-10), certain energy trading transactions were accounted for with "hedge accounting," as discussed below.

  Conectiv uses futures, options and swap agreements to hedge firm commitments or anticipated transactions of energy commodities and also creates net open en-ergy commodity positions. Under hedge accounting, a derivative, at its incep-tion and on an ongoing basis, is expected to substantially offset adverse price movements in the firm commitment or anticipated transaction that it is hedging. Gains and losses related to qualifying hedges are deferred and are recognized in operating results when the underlying transaction occurs. If, subsequent to being hedged, underlying transactions are no longer likely to occur or the hedge is no longer effective, the gains or losses on the related derivatives are recognized currently in operating results. Gains and losses from hedges of the cost of energy sold are reflected within the Consolidated Statements of In-come as "Electric fuel and purchased power" or "Gas purchased," as appropriate for the hedged transaction. Gains and losses on hedges of the selling price of generated electricity are recognized in revenues.

                                   Conectiv

  Premiums paid for options are included as current assets in the consolidated balance sheet until they are exercised or expire. Margin requirements for futures contracts are also recorded as current assets. Under hedge accounting, unrealized gains and losses on all futures contracts are deferred on the con-solidated balance sheet as either current assets or deferred credits.

  The cash flows from derivatives are included in the cash flows from opera-tions section of the cash flow statement.

Depreciation Expense

  The annual provision for depreciation on utility property is computed on the straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property re-tired, including removal costs less salvage and other recoveries. The rela-tionship of the annual provision for depreciation for financial accounting purposes to average depreciable property was 3.5% for 1999, 3.8% for 1998, and 3.7% for 1997. Depreciation expense includes a provision for Conectiv's share of the estimated cost of decommissioning nuclear power plant reactors based on amounts billed to customers for such costs. Refer to Note 14 to the Consoli-dated Financial Statements for additional information on nuclear decommissioning.

  Nonutility property is generally depreciated on a straight-line basis over the useful lives of the assets.

Income Taxes

  The consolidated financial statements include two categories of income tax-es--current and deferred. Current income taxes represent the amounts of tax expected to be reported on Conectiv's federal and state income tax returns. Deferred income taxes are discussed below.

  Deferred income tax assets and liabilities represent the tax effects of tem-porary differences between the financial statement and tax bases of existing assets and liabilities and are measured using presently enacted tax rates. The portion of Conectiv's deferred tax liability applicable to the utility opera-tions of DPL and ACE that has not been recovered from utility customers repre-sents income taxes recoverable in the future and is shown on the Consolidated Balance Sheets as "Deferred recoverable income taxes." Deferred recoverable income taxes decreased to $93.9 million as of December 31, 1999, from $184.4 million as of December 31, 1998, primarily due to deregulation of the elec-tricity supply businesses of DPL and ACE in 1999.

  Deferred income tax expense generally represents the net change during the reporting period in the net deferred tax liability and deferred recoverable income taxes.

  Investment tax credits from utility plant purchased in prior years are re-ported on the Consolidated Balance Sheets as "Deferred investment tax cred-its." These investment tax credits are being amortized to income over the use-ful lives of the related utility plant. Investment tax credits associated with leveraged leases are being amortized over the lives of the related leases dur-ing the periods in which the net investment is positive.

                                    Conectiv

Deferred Debt Refinancing Costs

  Prior to the third quarter of 1999, the costs of refinancing debt of the utility businesses of DPL and ACE were deferred and amortized over the period during which the costs are recovered in rates, which is generally the life of the new debt. In the third quarter of 1999, the deferred costs associated with previously refinanced debt attributed to the electric generation businesses of DPL and ACE were written-off and charged to earnings, net of anticipated rate recovery. Any costs incurred in the future for refinancing debt attributed to the electric generation business for which rate recovery is not provided will be accounted for in accordance with SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which requires such costs to be expensed.

License Fees

  License fees represent the unamortized balance of amounts previously paid by the predecessor to Conectiv Thermal Systems, Inc. (a Conectiv subsidiary) for the right to operate heating and cooling systems of certain hotel casinos in Atlantic City, New Jersey, over a 20-year period. These fees are classified as License Fees on the balance sheet and are being amortized over 20 years.

Interest Expense

  The amortization of debt discount, premium, and expense, including deferred refinancing expenses associated with the regulated electric and gas transmis-sion and distribution businesses, is included in interest expense.

Utility Plant

  As discussed in Note 6 to the Consolidated Financial Statements, utility plant which became impaired as a result of deregulation of the electric utility industry is stated at fair value. The estimated fair values were based on amounts included in agreements for the sale of certain electric generating plants of DPL and ACE, as discussed in Note 13 to the Consolidated Financial Statements. Utility plant which is not impaired is stated at original cost.

  Utility plant is generally subject to a first mortgage lien.

Allowance for Funds Used During Construction

  Allowance for Funds Used During Construction (AFUDC) is included in the cost of regulated transmission and distribution utility plant and represents the cost of borrowed and equity funds used to finance construction. In the Consoli-dated Statements of Income, the borrowed funds component of AFUDC is reported as a reduction of interest expense and the equity funds component of AFUDC is reported as other income. AFUDC was capitalized on utility plant construction at the rates of 8.6% in 1999, 8.8% in 1998, and 7.5% in 1997.

  Effective in the third quarter of 1999, the cost of financing the construc-tion of electric generation plant is capitalized in accordance with SFAS No. 34, "Capitalization of Interest Cost."

                                    Conectiv

Stock-based Employee Compensation

  Refer to Note 16 to the Consolidated Financial Statements for Conectiv's ac-counting policy on stock-based employee compensation.

Cash Equivalents

  In the consolidated financial statements, Conectiv considers highly liquid marketable securities and debt instruments purchased with a maturity of three months or less to be cash equivalents.

Goodwill

  Conectiv amortizes goodwill arising from business acquisitions over the shorter of the estimated useful life or 40 years.

Leveraged Leases

  Conectiv's investment in leveraged leases includes the aggregate of rentals receivable (net of principal and interest on nonrecourse indebtedness) and es-timated residual values of the leased equipment less unearned and deferred in-come (including investment tax credits). Unearned and deferred income is recog-nized at a level rate of return during the periods in which the net investment is positive. Refer to Note 22 to the Consolidated Financial Statements for ad-ditional information on leveraged leases.

Funds Held By Trustee

  Funds held by trustee are stated at fair market value and primarily include deposits in Conectiv's external nuclear decommissioning trusts and unexpended, restricted, tax-exempt bond proceeds. Changes in the fair market value of the trust funds are also reflected in the accrued liability for nuclear decommissioning which is included in accumulated depreciation.

Earnings Per Share

  Earnings per share has been computed in accordance with SFAS No. 128, "Earn-ings Per Share." Under SFAS No. 128, basic earnings per share are computed based on earnings applicable to common stock divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share are computed based on earnings applicable to common stock divided by the weighted average number of shares of common stock outstanding during the period after giving effect to securities considered to be dilutive common stock equiv-alents. The effect of dilutive common stock equivalents was not significant, and thus, for 1999, 1998, and 1997, Conectiv's basic and diluted earnings per share were the same amounts.

Note 2. Supplemental Cash Flow Information

  See the Consolidated Statement of Changes in Common Stockholders' Equity and
Note 4 to the Consolidated Financial Statements for information concerning the issuance of Conectiv common stock and Conectiv Class A common stock in exchange for DPL and Atlantic common stock pursuant to the Merger in March 1998.

                                    Conectiv

Cash Paid During the Year


                                                        1999     1998    1997
                                                      -------- -------- -------
                                                       (Dollars in Thousands)
   Interest, net of capitalized amounts.............. $164,370 $142,503 $73,211
   Income taxes, net of refunds...................... $111,667 $107,755 $53,550

Note 3. Income Taxes


  Conectiv files a consolidated federal income tax return which includes its wholly-owned subsidiaries. Income taxes are allocated to Conectiv's subsidiar-ies based upon the taxable income or loss of each subsidiary.

Components of Consolidated Income Tax Expense


                                                     1999       1998     1997
                                                   ---------  --------  -------
                                                     (Dollars in Thousands)
   Operations
   Federal: Current............................... $  44,468  $ 80,408  $58,737
            Deferred..............................    36,088     7,387    6,589
   State:   Current...............................    21,690    24,791    8,810
            Deferred..............................     8,664    (2,767)     579
   Investment tax credit adjustments, net.........    (5,094)   (4,002)  (2,560)
                                                   ---------  --------  -------
                                                     105,816   105,817   72,155
                                                   ---------  --------  -------
   Extraordinary Item
   Federal: Deferred..............................  (155,702)       --       --
   State: Deferred................................   (32,552)       --       --
                                                   ---------  --------  -------
                                                    (188,254)       --       --
                                                   ---------  --------  -------
   Total Income Tax Expense....................... $ (82,438) $105,817  $72,155
                                                   =========  ========  =======

Reconciliation of Effective Income Tax Rate


  The amount computed by multiplying "Income before income taxes and extraordi-nary item" by the federal statutory rate is reconciled below to income tax ex-pense on operations (which excludes amounts applicable to the extraordinary item).

                                        1999            1998            1997
                                    --------------  --------------  -------------
                                     Amount   Rate   Amount   Rate  Amount   Rate
                                    --------  ----  --------  ----  -------  ----
                                             (Dollars in Thousands)
Statutory federal income tax
 expense........................... $ 76,788   35%  $ 90,656   35%  $60,081   35%
Increase (decrease) due to:
  State income taxes, net of
   federal tax benefit.............   19,730    9     14,316    6     6,102    4
  Depreciation.....................    5,915    3      5,047    2     3,569    2
  Non-deductible goodwill..........    9,536    4      2,188    1        --   --
  Investment tax credit
   amortization....................   (5,094)  (2)    (4,002)  (2)   (2,560)  (2)
  Other, net.......................   (1,059)  (1)    (2,388)  (1)    4,963    3
                                    --------  ---   --------  ---   -------  ---
Total income tax expense for
 operations........................ $105,816   48%  $105,817   41%  $72,155   42%
                                    ========  ===   ========  ===   =======  ===

                                   Conectiv

Components of Deferred Income Taxes


  The tax effects of temporary differences that give rise to Conectiv's net deferred tax liability are shown below.

                                                          As of December 31,
                                                       ---------------------
                                                          1999       1998
                                                       ---------- ----------
                                                            (Dollars in
                                                            Thousands)
   Deferred Tax Liabilities
     Plant basis differences.......................... $  636,762 $  692,780
     Leveraged leases.................................     87,669    116,481
     Deferred recoverable income taxes................     46,215     72,448
     Termination of purchased energy contract.........     65,487         --
     Other............................................    134,368    132,747
                                                       ---------- ----------
       Total deferred tax liabilities.................    970,501  1,014,456
                                                       ---------- ----------
   Deferred Tax Assets
     Deferred investment tax credits..................     32,895     36,494
     Other............................................    231,794    136,579
                                                       ---------- ----------
       Total deferred tax assets......................    264,689    173,073
                                                       ---------- ----------
   Total deferred taxes, net.......................... $  705,812 $  841,383
                                                       ========== ==========

  Valuation allowances for deferred tax assets were not material as of Decem-ber 31, 1999 and 1998.

  Effective January 1, 1998, New Jersey eliminated the Gross Receipts and Franchise Tax paid by electric, natural gas and telecommunication public util-ities. Utilities were subject to the state's corporate business tax beginning in 1998. In addition, the state's existing sales and use tax was expanded to include retail sales of electricity and gas. A transitional energy facility assessment tax (TEFA) is being applied for a limited time to electric and nat-ural gas utilities and is being phased-out over a five-year period which began January 1, 1999. When fully implemented, this will reduce ACE's effective state tax rate from 13% to approximately 7%. Savings from these changes in New Jersey tax law will be passed through to ACE's customers.

Note 4. Merger


  On March 1, 1998, DPL and ACE became wholly-owned subsidiaries of Conectiv. Before the Merger, Atlantic owned ACE, an electric utility serving the south-ern one-third of New Jersey, and nonutility subsidiaries. As a result of the Merger, Atlantic ceased to exist, and Conectiv owns (directly or indirectly) ACE, DPL, and the nonutility subsidiaries formerly held separately by Atlantic and DPL. Conectiv is a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA).

  In accordance with the terms of the Merger, DPL common stockholders received one share of Conectiv common stock in exchange for each share of DPL common stock, and Atlantic common stockholders received 0.75 of one share of Conectiv common stock and 0.125 of one share of Conectiv Class A common stock in ex-change for each share of Atlantic common stock. Atlantic stockholders and DPL stockholders received 39,363,672 and 61,832,699 shares of Conectiv com-

                                   Conectiv
mon stock, respectively. Atlantic stockholders received 6,560,612 shares of Conectiv Class A common stock. See Note 17 to the Consolidated Financial Statements for information concerning Conectiv Class A common stock and the apportionment of earnings between Conectiv Class A common stock and Conectiv common stock.

  The Merger was accounted for under the purchase method of accounting, with DPL as the acquirer. In connection with the Merger, $289.0 million of goodwill was recorded, which is being amortized over 40 years. The results of opera-tions for ACE and the formerly Atlantic-owned nonutility subsidiaries from March 1, 1998 and thereafter are included in the Consolidated Statements of Income. The amount of goodwill from the Merger amortized to expense was $7.1 million, or $0.08 per common share, in 1999, and $6.2 million, or $0.07 per common share, in 1998.

Note 5. Special Charges

  Conectiv's operating results for 1999 include "Special charges" of $105.6 million before taxes ($71.6 million after taxes), which were recorded in the third quarter. The special charges decreased 1999 earnings per Conectiv common share by $0.75 and earnings per Conectiv Class A common share by $0.30. The items included in the 1999 special charges are discussed below.

  (a) Declines in the estimated residual values of the airplanes and cargo container-ships leased by certain Conectiv subsidiaries to third par-ties under leveraged leases resulted in a write-down of the investments in leveraged leases by $43.7 million before taxes ($26.7 million after taxes).

  (b) Approximately $10.9 million before taxes ($6.5 million after taxes) was accrued for 160 planned employee separations (80 of which have oc-curred) expected within the next year in conjunction with a cost reduc-tion and productivity program.

  (c) Lower actual operating cash flows than initially expected when certain HVAC businesses were acquired caused the net book value of the HVAC businesses to be impaired, based on SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Dis-posed Of" (SFAS No. 121). SFAS No. 121 requires that goodwill associ-ated with impaired assets purchased in a business combination be elimi-nated before reducing the carrying amounts of the other long-lived as-sets of the purchased business. As a result, the goodwill associated with the HVAC businesses was written-down by $35.6 million before taxes ($29.1 million after taxes).

  (d) Charges for additional costs related to the Merger, impairments of cer-tain other assets, and other items were $15.4 million before taxes ($9.3 million after taxes).

  Conectiv's operating results for 1998 include "Special charges" of $27.7 million before taxes ($16.8 million after taxes, or $0.18 per Conectiv common share) for the cost of DPL employee separations associated with the Merger-re-lated workforce reduction and other Merger-related costs. The $27.7 million pre-tax charge includes a net $45.5 million gain from curtailments and settle-ments of pension and other postretirement benefits. The 1998 employee separa-tion, relocation, and other Merger-related costs for Atlantic and its former subsidiaries of $80.8 million before taxes, or $48.3 million after taxes, were capitalized as costs of the Merger.

                                    Conectiv

Note 6. Extraordinary Item

  As discussed in Note 1 to the Consolidated Financial Statements, as a result of electric utility restructuring orders, DPL and ACE discontinued applying SFAS No. 71 to their electricity supply businesses in the third quarter of 1999 and applied the requirements of SFAS No. 101 and EITF 97-4. Pursuant to the re-quirements of SFAS No. 101 and EITF 97-4, DPL and ACE recorded extraordinary charges which, on a consolidated basis, reduced earnings by $311.7 million, af-ter $188.3 million of income taxes. The portion of the extraordinary charge re-lated to impaired assets was determined in accordance with SFAS No. 121. The extraordinary charge primarily resulted from impaired electric generating plants and certain other assets, uneconomic energy contracts, and other effects of deregulation requiring loss recognition. The impairment amount for electric generating plants was determined based on expected proceeds under agreements for the sale of the electric generating plants, which are discussed in Note 13 to the Consolidated Financial Statements. The extraordinary charge was de-creased by the regulatory asset established for the amount of stranded costs expected to be recovered through regulated electricity delivery rates.

  As discussed in Note 9 to the Consolidated Financial Statements, ACE's por-tion of the extraordinary charge was based on the NJBPU's Summary Order and the NJBPU is to issue a more detailed order at a later date. If the NJBPU's final detailed order were to differ materially from the Summary Order, then the ex-traordinary charge could change.

  The details of the extraordinary charge are shown in the following table.

                                                 Consolidated
    Items Included in Extraordinary Charge         Conectiv     DPL      ACE
    --------------------------------------       ------------ -------  -------
                                                    (Dollars in millions)
(a) The net book value of certain electric
    generating stations (the nuclear plants and
    certain fossil-fuel plants) and other
    electric plant-related assets including
    inventories were written-down due to
    impairment.................................    $(915.4)   $(253.3) $(662.1)

(b) The net present value of water-supply
    capacity from the Merrill Creek Reservoir
    in excess of the electric generating
    plants' requirements was expensed..........      (45.3)     (41.9)    (3.4)

(c) The net present value of expected losses
    under uneconomic energy contracts,
    primarily for the purchase of electricity
    and gas at above-market prices, was
    expensed...................................     (115.5)     (99.0)   (16.5)

(d) Generation-related regulatory assets and
    certain other utility assets impaired from
    deregulation were written-off. Also,
    various liabilities resulting from
    deregulation were recorded.................     (237.3)     (51.5)  (185.8)

(e) Regulatory assets were established for the
    amount of stranded costs expected to be
    recovered through regulated electricity
    delivery rates.............................      813.5       44.3    769.2
                                                   -------    -------  -------
Total pre-tax extraordinary charge.............     (500.0)    (401.4)   (98.6)

Income tax benefit.............................      188.3      147.8     40.5
                                                   -------    -------  -------
Total extraordinary charge, net of income
   taxes.......................................    $(311.7)   $(253.6) $ (58.1)
                                                   =======    =======  =======


                                    Conectiv

Note 7. Investment Income

Enertech Capital Partners, L.P.

  An indirect Conectiv subsidiary holds a limited partner interest in Enertech Capital Partners, L.P. (Enertech). Enertech is a venture capital fund that in-vests in energy-related technology and Internet service companies. Enertech records its investments at fair value and includes gains and losses on changes in the fair value of its investments in income in accordance with industry practice. Conectiv's subsidiary accounts for its investment in Enertech on the equity method of accounting. Conectiv's equity in earnings of Enertech was $42.1 million ($24.9 million after-income taxes or $0.27 per common share) in 1999. The pre-tax earnings are reported as "Other income" in the Consolidated Statement of Income. Conectiv's equity in earnings of Enertech was not signifi-cant in 1998. Due to the nature of Enertech's investments, its earnings may be volatile from period to period.

  The carrying amount of Conectiv's subsidiary's investment in Enertech was $26.6 million as of December 31, 1999 and $15.9 million as of December 31, 1998. In 1999, Conectiv's subsidiary received $45 million of cash distributions from Enertech. In 1998, no cash distributions were received.

  Summarized financial information for Enertech (in its entirety) is presented below for the periods in which Enertech is included in Conectiv's Consolidated Financial Statements. Conectiv's subsidiary owns a partial interest in Enertech.

                                                        Year Ended December 31,
                                                        -----------------------
      Income Statement Information                         1999        1998
      ----------------------------                      ----------- -----------
                                                        (Dollars in Thousands)
      Operating Revenues (a)........................... $    60,272 $    (2,161)
      Income (Loss) Before Taxes....................... $    58,500 $    (3,743)

     (a) Includes the net change in investment valuation.

                                                          As of December 31,
                                                        -----------------------
      Balance Sheet Information                            1999        1998
      -------------------------                         ----------- -----------
                                                        (Dollars in Thousands)
      Current assets................................... $     6,347 $     2,251
      Noncurrent assets................................      38,701      18,165
                                                        ----------- -----------
        Total assets................................... $    45,048 $    20,416
                                                        =========== ===========
      Current liabilities.............................. $     7,006 $     1,794
      Partners' capital................................      38,042      18,622
                                                        ----------- -----------
        Total capitalization and liabilities........... $    45,048 $    20,416
                                                        =========== ===========

Pine Grove Landfill

  In the fourth quarter of 1997, a subsidiary of DPL sold the Pine Grove Land-fill and a related waste-hauling company. Pre-tax proceeds received from the sale were $34.2 million ($33.4 mil-

                                   Conectiv
lion net of cash sold), resulting in a pre-tax gain of $22.9 million ($13.7 million after income taxes or $0.22 per common share).

Other

  See Note 8 to the Consolidated Financial Statements for additional informa-tion concerning investment income.

Note 8. Summarized Financial Information of Entities Not Consolidated

  Summarized financial information for unconsolidated entities accounted for on the equity method (excluding Enertech, which is shown in Note 7 to the Con-solidated Financial Statements) is presented below for the periods the uncon-solidated entities are included in Conectiv's Consolidated Financial State-ments. The amounts presented below are primarily attributed to unconsolidated electric co-generation projects and are for the unconsolidated entities in their entirety.

                                                        Year Ended December 31,
                                                        -----------------------
   Income Statement Information                          1999    1998    1997
   ----------------------------                         ------- ------- -------
                                                        (Dollars in Thousands)
   Operating Revenues.................................. $98,507 $99,208 $47,196
   Income Before Taxes................................. $15,932 $50,077 $14,873

                                                                As of December
                                                                      31,
                                                               -----------------
   Balance Sheet Information                                     1999     1998
   -------------------------                                   -------- --------
                                                                  (Dollars in
                                                                  Thousands)
   Current assets............................................. $ 77,404 $116,144
   Noncurrent assets..........................................  225,860  235,176
                                                               -------- --------
     Total assets............................................. $303,264 $351,320
                                                               ======== ========
   Current liabilities........................................ $ 17,125 $ 24,195
   Noncurrent liabilities.....................................  147,443  197,031
   Partners' capital..........................................  138,696  130,094
                                                               -------- --------
     Total capitalization and liabilities..................... $303,264 $351,320
                                                               ======== ========

  The carrying amount of Conectiv's subsidiaries' investments in these enti-ties was $60.4 million as of December 31, 1999 and $62.4 million as of Decem-ber 31, 1998. Conectiv's subsidiaries' equity in earnings of these entities was $6.4 million in 1999, $22.2 million in 1998, and $9.1 million in 1997. These amounts are included in "Other Income" in the Consolidated Statements of Income. Conectiv's subsidiaries received cash distributions from these enti-ties of $86.4 million in 1999, which includes the $82.2 million distribution related to the purchased power contract termination discussed in Note 10 to the Consolidated Financial Statements, and $22.2 million in 1998. In 1997, distributions from equity method investees were insignificant.

Note 9. Rate Matters

Electric Utility Industry Restructuring

New Jersey Electric Utility Industry Restructuring
--------------------------------------------------
  On February 9, 1999, New Jersey enacted the Electric Discount and Energy Competition Act (the New Jersey Act) which, among other things, provided cus-tomers of New Jersey electric utili-

                                   Conectiv
ties with a choice of electricity suppliers beginning August 1, 1999. Pursuant to the New Jersey Act, on July 15, 1999, the NJBPU issued a Summary Order to ACE concerning stranded costs, unbundled rates, and other matters related to restructuring. The NJBPU stated that a more detailed order would be issued at a later date. Management expects the NJBPU's final order to be issued after appeals related to the NJBPU's final order on restructuring the electric sup-ply business of Public Service Electric and Gas Company are resolved. The out-come of these appeals could potentially affect the NJBPU's final order for ACE. The key provisions of the Summary Order are discussed below.

Rate Decreases

  In its Summary Order, the NJBPU directed ACE to implement a five percent ag-gregate rate reduction effective August 1, 1999. ACE also must implement at least an additional two percent rate reduction by January 1, 2001. By August 1, 2002, rates must be reduced by ten percent from the rates which were in ef-fect as of April 30, 1997. Management estimates that the initial rate reduc-tion effective August 1, 1999, will reduce revenues by approximately $50 mil-lion (on an annualized basis, assuming fiscal year 1998 sales and revenues). Since an estimated $25 million of the revenue reduction resulted from the en-ergy component of ACE's regulated revenues previously exceeding related energy costs, this portion of the revenue reduction should not affect earnings.

Stranded Cost Recovery and Securitization

  The Summary Order provides that ACE may divest its nuclear and fossil fuel baseload units and transfer the remaining generating units to a nonutility af-filiated company at net book value. The NJBPU determined that ACE will have the opportunity to recover 100% of the net stranded costs related to certain generation units to be divested and the stranded costs associated with power purchased from nonutility generators (NUGs), subject to further NJBPU proceed-ings. The Summary Order also permits securitization of stranded costs. Securitization is expected to occur through a special purpose entity which will issue bonds secured by the right to collect stranded costs from custom-ers. The Summary Order allows securitization of (a) 100% of the net stranded costs of certain generation units to be divested, over a period not to exceed 15 years, and (b) 100% of the costs to effect potential NUG contract buyouts or buydowns, over a period not to exceed the remaining term of the restruc-tured contracts. The Summary Order provides for stranded costs, net of taxes, to be collected from customers through a transition bond charge over the securitization term. The Summary Order also provides for customers' rates to include a separate market transition charge for recovery of the income tax ex-pense associated with the revenues from stranded cost recovery.

  As of December 31, 1999, the balance for ACE's pre-tax recoverable stranded costs was $988.3 million, which includes the stranded costs estimated and re-corded as a result of discontinuing the application of SFAS No. 71 (as dis-cussed in Note 6 to the Consolidated Financial Statements) and the $228.5 mil-lion payment to terminate a NUG contract (as discussed in Note 10 to the Con-solidated Financial Statements). ACE's amount of recoverable stranded costs remains subject to adjustment based on the actual gains and losses realized on the sale of certain electric generating plants, the NJBPU's final restructur-ing order, and the final amount determined to be recoverable through customer rates under the New Jersey Act.

                                    Conectiv

Shopping Credits and Basic Generation Service

  The Summary Order established minimum initial shopping credits for customers who choose an alternative electric supplier, from a system average 5.27 cents per kilowatt-hour (kWh), effective August 1, 1999, to a system average of 5.48 cents per kWh in 2003. These shopping credits include transmission costs and charges by ACE for Basic Generation Service (BGS) to be provided to retail cus-tomers who do not choose another electricity supplier. ACE is obligated to pro-vide BGS through July 31, 2002; thereafter, the BGS supplier will be determined each year based on a competitive bidding process. In accordance with the Sum-mary Order, ACE will supply the BGS load requirement with power purchased under its NUG contracts and the output generated by certain units to be divested (prior to divestiture of the units). ACE will purchase power through a competi-tive bidding process for any BGS supply requirement greater than the output from certain generation units to be divested and power purchased from NUGs.

  The Summary Order established the rates charged to ACE's BGS customers for such service, which include a component for the market-value of power purchased from NUGs. The above-market portion of the cost of NUG power is to be collected through a non-bypassable Net NUG Charge included in regulated electricity de-livery rates, over the remaining term of the NUG contracts. The above market portion of the costs of certain of ACE's power plants is being recovered through a Market Transition Charge, included in regulated electricity delivery rates. The NJBPU's Summary Order also provided that ACE's regulatory liability for over-recovered energy supply costs as of July 31, 1999 would be offset by any subsequent under-recoveries of BGS and certain other costs. Due to under-recoveries of such costs from August 1, 1999 to December 31, 1999, ACE reduced its liability for over-recovered energy supply costs by $17.2 million and rec-ognized a like amount of revenue. Similarly, any over-recoveries will increase the regulatory liability. Customer rates are to be adjusted for any deferred balance remaining after the initial four-year transition period which began Au-gust 1, 1999.

Code of Conduct

  The NJBPU is presently considering Code of Conduct issues concerning the re-lationship between regulated and non-regulated activities.

Delaware Electric Utility Industry Restructuring
------------------------------------------------
  On March 31, 1999, Delaware enacted the Electric Utility Restructuring Act of 1999 (the Delaware Act), which provided for a phase-in of retail customer choice of electricity suppliers from October 1999 to October 2000, customer rate decreases, and other matters concerning restructuring the electric utility industry in Delaware. On April 15, 1999, DPL submitted to the DPSC a compliance plan for implementing the provisions of the Delaware Act in DPL's Delaware service area. On August 31, 1999, the DPSC issued an order on DPL's compliance plan. The DPSC's order is discussed below.

Implementation Dates

  The DPSC approved implementation dates for retail customer choice of electric suppliers of October 1, 1999 for customers with a peak monthly load of 1,000 kilowatts (kW) or more; January 15, 2000 for customers with a peak monthly load of 300 kW or more; and October 1, 2000 for other customers.

                                    Conectiv

Rate Decrease

  The DPSC approved DPL's proposed rate structure which provides for a 7.5% de-crease in DPL's Delaware residential electric rates, effective October 1, 1999, with those rates held constant from October 1, 1999 to September 30, 2003. Al-so, non-residential rates are to be held constant from October 1, 1999 to Sep-tember 30, 2002. Management estimates that the initial 7.5% residential rate reduction effective October 1, 1999, will reduce revenues by approximately $17.5 million (on an annualized basis, assuming fiscal year 1998 sales and rev-enues).

Sale of Electric Generating Plants

  The Delaware Act permits DPL to sell, transfer, or otherwise divest its elec-tric generating plants without DPSC approval after October 1, 1999. The DPSC's order effectively provides that electric rates will remain unchanged as a re-sult of such divestiture. See Note 13 to the Consolidated Financial Statements for related information concerning the expected sales of electric generating plants.

Stranded Cost Recovery

  The rate structure approved by the DPSC also provides for DPL's recovery of stranded costs, $16 million net of taxes, or $31 million before taxes, through a Competitive Transition Charge billed to non-residential customers from Octo-ber 1, 1999 to September 30, 2002.

Shopping Credits

  The system-average customer shopping credits, which include the costs of electricity supply, transmission, and ancillary services, are 4.736 cents per kWh for the year beginning October 1, 1999, 4.738 cents per kWh for the year beginning October 1, 2000, and 4.740 cents per kWh for the year beginning Octo-ber 1, 2001.

Default Service for Electricity Supply

  The Delaware Act makes DPL the provider of default service to customers who do not choose an alternative electricity supplier for a period of 3 or 4 years (transition period) for non-residential and residential customers, respective-ly. Thereafter, the DPSC may conduct a bidding process to select the default supplier for such customers. During the transition period, the energy component of customers' rates for default service will be set at DPL's average energy cost per kWh for the twelve months ended September 30, 1999.

  The DPSC order permits customers with demand below 300 kW to choose an alter-native electric supplier and to switch back to DPL's default service without any time restrictions or price differential. Customers with demand above 300 kW who choose an alternative supplier and switch back to DPL's default service must either, at the customer's option, return to DPL's default service for a minimum of 12 months or pay market prices.

                                    Conectiv

Code of Conduct

  The DPSC ruled that the existing Code of Conduct will remain in place, condi-tioned upon the requirement that a revised code be proposed and, if necessary, litigated. As requested by the DPSC, DPL filed a new Cost Accounting Manual and Code of Conduct in November 1999.

Maryland Electric Utility Industry Restructuring
------------------------------------------------
  On April 8, 1999, Maryland enacted the Electric Customer Choice and Competi-tion Act of 1999 (the Maryland Act), which provided for customer choice of electricity suppliers, customer rate decreases, and other matters concerning restructuring the electric utility industry in Maryland. On May 5, 1999, DPL submitted to the MPSC a proposed settlement agreement (subsequently supplement-ed) for implementing the provisions of the Maryland Act in DPL's Maryland serv-ice area. On October 8, 1999 the MPSC issued an order to DPL which approved the settlement agreement. The key elements of the approved settlement agreement are discussed below.

Implementation Date

  Effective July 1, 2000, all of DPL's Maryland-retail customers will be eligi-ble to select an alternative electricity supplier.

Rate Decrease

  The MPSC approved a 7.5% decrease in DPL's Maryland residential electric rates, effective July 1, 2000, with those rates held constant from July 1, 2000 to June 30, 2004. Also, non-residential rates are to be held constant from July 1, 2000 to June 30, 2003. Management estimates that the initial 7.5% residen-tial rate reduction effective July 1, 2000, will reduce revenues by approxi-mately $12.5 million (on an annualized basis, assuming fiscal year 1998 sales and revenues).

Sale of Electric Generating Plants

  The Maryland Act in conjunction with the approved settlement effectively pro-vide that electric rates will not be changed in the event DPL sells or trans-fers generating assets. See Note 13 to the Consolidated Financial Statements for related information concerning the expected sales of electric generating plants.

Stranded Cost Recovery

  The MPSC approved DPL's recovery of stranded costs, $8 million net of taxes, or $14 million before taxes, through a Competitive Transition Charge billed to non-residential customers from July 1, 2000 to June 30, 2003.

Shopping Credits

  The system-average customer shopping credits, which include the costs of electricity supply, transmission, and ancillary services, are estimated to be approximately 5.088 cents per kWh for the year beginning July 1, 2000, 5.090 cents per kWh for the year beginning July 1, 2001, and

                                    Conectiv

5.093 cents per kWh for the year beginning July 1, 2002. These estimated shop-ping credits will be reset so that the energy component is DPL's average energy cost per kWh for the twelve months ended April 30, 2000.

Default Service for Electricity Supply

  DPL is to provide default service to customers who do not choose an alterna-tive electricity supplier during July 1, 2000 to July 1, 2004 for residential customers and during July 1, 2000 to July 1, 2003 for non-residential custom-ers. Subsequent to these default service periods, the MPSC is to determine the default service supplier. During the initial periods when DPL provides default service, the energy component of customers' rates will be set at DPL's average energy cost per kWh for the twelve months ended April 30, 2000.

Code of Conduct

  On July 26, 1999, the MPSC initiated a new review of the generic affiliate transaction provisions of the Maryland Act. Subsequently, the MPSC conducted hearings and is expected to issue an order within several months.

Virginia Electric Utility Industry Restructuring
------------------------------------------------
  On March 29, 1999, the Governor of Virginia signed the Virginia Electric Utility Restructuring Act (the Virginia Act). In 1999, revenues from DPL's Vir-ginia customers comprised about 1.4% of consolidated Conectiv electric revenues earned from regulated electricity sales and deliveries. Significant provisions of the Virginia Act are as follows:

  (a) A phase-in of retail electric competition is to start on January 1, 2002.

  (b) The rates in effect on January 1, 2001 are to become "capped rates," which continue in effect through July 1, 2007, except for adjustments for changes in fuel costs and state tax rates.

  (c) A customer who chooses an alternative electricity supplier would pay the incumbent utility the capped transmission and distribution rates and a "wires" charge, representing the difference between the capped generation rate and projected market prices for electricity.

  (d) Just and reasonable net stranded costs are to be recovered through capped rates and wires charges during the period January 1, 2001 through July 1, 2007.

  Pursuant to the requirements of the Virginia Act, DPL filed in January 2000 an application for approval of a plan for functional separation of electric generation from transmission and distribution by divestiture. The plan involves complete divestiture by the third quarter of 2000 of DPL's generation facili-ties, some of which would be sold to unaffiliated parties and the remainder of which are proposed to be transferred to a Conectiv subsidiary. By the comple-tion of the divestiture, DPL proposes an overall revenue decrease of 2.6% (ap-proximately $0.7 million on an annual basis). DPL also indicated in its appli-cation that it expects to propose starting retail choice on or after January 1, 2002 for all of its Virginia retail customers, instead of a phase-in of retail choice.

                                   Conectiv

Merger Rate Decrease

  In accordance with the terms included in regulatory commissions orders' which approved the Merger, ACE and DPL phased in reductions in electric and gas retail customer base rates. ACE's total Merger-related electric base rate decrease of $15.7 million was phased-in as follows: (1) $5.0 million effective January 1, 1998 coincident with a $5.0 million increase for recovery of de-ferred other postretirement benefit costs; (2) $9.9 million effective March 1, 1998, and (3) $0.8 million effective January 1, 1999. DPL's total Merger-re-lated base rate decrease of $13.0 million was phased-in as follows: (1) $11.5 million effective March 1, 1998, (2) $1.1 million effective March 1, 1999, and
(3) $0.4 million effective October 1, 1999.

Note 10. Termination Of Purchased Power Contract

  On November 10, 1999, the NJBPU issued an Order approving ACE's proposal to terminate a contract under which ACE purchased energy and 116 megawatts (MW) of capacity from a NUG partnership (Pedricktown Co-generation Limited Partner-ship) owned 50% by other Conectiv subsidiaries. The NJBPU Order also provided that ACE is entitled to recover from customers the contract termination pay-ment of $228.5 million, together with reasonable and prudently incurred trans-action costs and interim financing costs as specified therein. The NJBPU Order also found that the contract termination payment and related transaction costs are eligible for long-term financing through the issuance of transition bonds (securitization). On December 28, 1999, ACE paid $228.5 million to terminate the contract and borrowed funds from a credit facility (discussed in Note 19 to the Consolidated Financial Statements) which ACE arranged to finance the contract termination payment. The contract termination payment and related costs are included in "Recoverable Stranded Costs" on the balance sheet as of December 31, 1999. ACE's customer rates were reduced by about 1% (approxi-mately $11 million of revenues on an annualized basis) effective January 1, 2000 as a result of the net savings expected to result from the contract ter-mination.

  ACE anticipates that securitization will ultimately be used to finance the stranded costs associated with the buyout or buydown of its NUG contracts (in-cluding the buyout described above), along with stranded costs determined in connection with the planned divestiture of certain of ACE's generating units. As noted above, there can be no assurances that the NJBPU will approve the is-suance of transition bonds for such costs or that ACE will be able to issue and sell any such bonds.

  On December 28, 1999, the Conectiv subsidiaries which own 50% of the NUG partnership with which ACE terminated its contract received an $82.2 million distribution from the NUG partnership. The distribution was primarily the re-sult of a gain realized by the NUG partnership from the contract termination; the Conectiv subsidiaries' share of the gain was $70.8 million, which was de-ferred in Conectiv's Consolidated Balance Sheet as of December 31, 1999 and classified under "Deferred Credits and Other Liabilities." The deferred gain is expected to be amortized to income over the period revenues are collected from ACE's customers to repay the securitized debt attributed to the contract termination payment.

Note 11. Energy Hedging And Trading Activities

  Conectiv actively participates in the wholesale energy markets to support its wholesale utility and competitive retail marketing activities. Conectiv engages in commodity hedging activities to

                                    Conectiv
minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum and electricity). Some hedging activities are conducted using energy derivatives. The remainder of Conectiv's hedging activity is conducted by backing physical transactions with offsetting physical positions. The hedging objectives include the assurance of stable and known minimum cash flows and the fixing of favorable prices and margins when they become available. Conectiv also engages in energy commodity trading and arbitrage activities, which expose Conectiv to commodity market risk when, at times, Conectiv creates net open energy commodity positions or allows net open positions to continue. To the extent that Conectiv has net open positions, con-trols are in place that are intended to keep risk exposures within management-approved risk tolerance levels.

  Conectiv utilizes futures, options and swap agreements to manage risk. Futures help manage commodity price risk by fixing purchase or sales prices. Options provide a floor or ceiling on future purchases or sales prices while allowing Conectiv to benefit from favorable price movements. Swaps are struc-tured to provide the same risk protection as futures and options. Basis swaps are used to manage risk by fixing the basis differential that exists between a delivery location index and the commodity futures price.

  Exposed commodity positions may be "long" or "short." A long position indi-cates that Conectiv has an excess of the commodity available for sale. A short position means Conectiv will have to obtain additional commodity to fulfill its sales requirements. A "delta" position is the conversion of an option into futures contract equivalents. The option delta is dependent upon the strike price, volatility, current market price and time-value of the option.

  Counterparties to its various hedging and trading contracts expose Conectiv to credit losses in the event of nonperformance. Management has evaluated such risk and implemented credit checks and has established reserves for credit losses. A large portion of the hedging and trading activities are conducted on national exchanges backed by exchange clearinghouses. Management believes that the overall business risk is minimized as a result of these procedures.

Natural Gas Activities

  At December 31, 1999, Conectiv's open futures contracts represented a net long position with a notional quantity of 8.5 billion cubic feet (Bcf), through March 2002. Conectiv also had a net long commodity swap position at December 31, 1999 equivalent to 1.2 Bcf and a net short basis swaps position equivalent to 0.2 Bcf. At December 31, 1998, Conectiv's open futures contracts represented a net long position with a notional quantity of 13.1 Bcf, through February 2001. Conectiv also had a net long commodity swap position at December 31, 1998 equivalent to 4.6 Bcf and a net long basis swaps position equivalent to 5.3 Bcf.

  During 1999, a gain of $5.0 million, including a $3.0 million unrealized gain, was recognized for gas trading positions (physical and financial com-bined). In 1999, the annual average unrealized gain on trading activities was $2.1 million. During 1998, recognized and unrealized gains from gas trading po-sitions were not material to Conectiv's results of operations or financial po-sition.

  Unrealized hedging losses of $7.6 million and $8.6 million as of December 31, 1999 and 1998, respectively, from natural gas futures, swaps and options con-tracts used to hedge gas

                                   Conectiv
marketing activities are deferred in the Consolidated Balance Sheets. These losses are offset by gains on the physical commodity transactions being hedged.

Electricity Marketing and Trading Activities

  At December 31, 1999, Conectiv had a net long exposure of 219,900 megawatt-hours (MWH) through December 2000 primarily from forward contracts. At Decem-ber 31, 1998, Conectiv had a net short exposure of 102,400 MWH through Decem-ber 1999 primarily from forward contracts.

  During 1999, a gain of $6.0 million, including a $1.3 million unrealized gain, was recognized for electricity trading activities (physical and finan-cial combined). During 1998, a gain of $11.4 million, including a $1.2 million unrealized gain, was recognized for electricity trading activities (physical and financial combined). The annual average unrealized gain on electricity trading activities was $0.1 million in 1999 and $1.3 million in 1998.

  The deferred gains and losses from hedges of electricity marketing activi-ties were not material to Conectiv's financial position as of December 31, 1999 and December 31, 1998.

Electricity Generation Activities

  Under the NJBPU's Summary Order, the electricity output from certain ACE electric generating units is not dedicated to supplying BGS customers, but in-stead is being operated on a deregulated basis, effective August 1, 1999. Ef-fective October 1, 1999, the Delaware portion (approximately 59%) of DPL's electric generating plants was deregulated and the plants' output may, at DPL's option, be sold in deregulated markets or used to supply default service customers in Delaware. Similarly, effective July 1, 2000, the Maryland portion (approximately 30%) of DPL's electric generating plants is deregulated and the plants' output may, at DPL's option, be sold in deregulated markets or used to supply default service customers in Maryland.

  Conectiv hedges the newly deregulated portion of its electric generating units using derivative financial instruments and forward contracts. Conectiv hedges portions of the fuel purchased and the electricity output of the gener-ating plants to stabilize fuel costs and to lock-in prices for electricity generated. As of December 31, 1999, Conectiv hedged 3,865,800 MWH of forward generation output, through the sale of forward contracts, which resulted in an $11.0 million unrealized and unrecognized gain as of December 31, 1999. A net unrealized loss of $4.1 million which resulted from hedging the cost of gas burned by electric generating units was deferred in the Consolidated Balance Sheet as of December 31, 1999. This hedge consisted of a long position of nat-ural gas futures, forwards and swaps with a combined notional amount of 12.9 Bcf.

Petroleum Activities

  Conectiv markets petroleum products through a subsidiary. To hedge a portion of its petroleum sales commitments, the subsidiary had net long futures posi-tions as of December 31, 1999 and 1998 with notional equivalents of 376,000 barrels and 315,000 barrels, respectively. An unrealized hedging gain of $3.0 million was deferred as of December 31, 1999 and an unrealized hedging loss of $3.1 million was deferred as of December 31, 1998.

  Petroleum trading activities began in 1999 and a $1.3 million trading gain was recognized, including a $0.7 million unrealized gain. The average annual unrealized gain on 1999 petroleum trading activities was $0.5 million.

                                    Conectiv

Note 12. Jointly Owned Plant

  Conectiv's Consolidated Balance Sheets include its proportionate share of as-sets and liabilities related to jointly owned plant. Both DPL and ACE have own-ership interests in electric power plants, transmission facilities, and other facilities in which various parties have ownership interests. DPL's and ACE's proportionate shares of operating and maintenance expenses of the jointly owned plant is included in the corresponding expenses in Conectiv's Consolidated Statements of Income. DPL and ACE are responsible for providing their share of financing for the jointly owned facilities.

  DPL and ACE own 14.82% of Salem in the aggregate. Salem Units 1 and 2 were removed from operation by Public Service Electric & Gas Company (PSE&G), the Salem operator, in the second quarter of 1995 due to operational problems and safety concerns. PSE&G returned Unit 2 to service in August 1997, and Unit 1 to service in April 1998. The net increase in expenses due to unrecovered replace-ment power and other costs, net of the benefit of lawsuit settlement proceeds received in 1997, was $3.1 million in 1998 and $7.1 million in 1997.

  Information with respect to DPL's and ACE's shares of jointly owned plant as of December 31, 1999 is shown below and reflects the write-downs which resulted from discontinuing application of SFAS No. 71 as discussed in Note 6 to the Consolidated Financial Statements. As discussed in Note 13 to the Consolidated Financial Statements, agreements have been reached to sell to third parties the jointly-owned nuclear and coal-fired plants listed below.

                                    Megawatt                        Construction
                         Ownership Capability Plant in Accumulated    Work in
                           Share     Owned    Service  Depreciation   Progress
                         --------- ---------- -------- ------------ ------------
                                         (Dollars in Thousands)
Nuclear
  Peach Bottom..........    15.02%   328 MW   $  9,548   $   204*     $    --
  Salem.................    14.82%   334 MW      7,742       190*          --
  Hope Creek............     5.00%    52 MW      1,930        29*          --
Coal-Fired
  Keystone..............     6.17%   106 MW     34,755    14,580          299
  Conemaugh.............     7.55%   129 MW     68,494    23,014        1,351
Transmission
 Facilities.............  Various               28,670    12,428           --
Other Facilities........  Various                3,269       792       14,586
                                              --------   -------      -------
Total...................                      $154,408   $51,237      $16,236
                                              ========   =======      =======

--------
* Excludes nuclear decommissioning reserve.

Note 13. Subsequent Event--Expected Sales Of Electric Generating Plants

  Pursuant to the financial and strategic initiatives announced by Conectiv in May 1999, Conectiv distributed offering memoranda for the proposed sale of nu-clear and non-strategic baseload fossil electric generating plants owned by DPL and ACE. Management intends to retain certain fossil fuel-fired electric gener-ating plants which are strategic to Conectiv's energy business, pursuant to Conectiv's "mid-merit" strategy as discussed in the "Deregulated Generation and

                                   Conectiv

Power Plant Sales" section of Management's Discussion and Analysis of Finan-cial Condition and Results of Operations (MD&A). A summary of the electric generating plants which have been offered for sale is shown in the following table.

                           Consolidated     DPL Generating    ACE Generating
                             Conectiv            Units             Units
                         ----------------- ----------------- -----------------
                          MW of   Net Book  MW of   Net Book  MW of   Net Book
                         Capacity Value(a) Capacity Value(a) Capacity Value(a)
                         -------- -------- -------- -------- -------- --------
Fossil Units:
  Wholly-owned.......... 1,640.0   $355.3    954.0   $277.3    686.0   $ 78.0
  Jointly-owned.........   234.5     67.3    126.8     31.8    107.7     35.5
Jointly-owned nuclear
 units..................   714.0     18.8    331.0      8.4    383.0     10.4
                         -------   ------  -------   ------  -------   ------
                         2,588.5   $441.4  1,411.8   $317.5  1,176.7   $123.9
                         =======   ======  =======   ======  =======   ======

--------
(a) The net book values shown above are as of December 31, 1999, are stated in millions of dollars, and reflect the write-downs discussed in Note 6 to the Consolidated Financial Statements.

  On September 30, 1999, Conectiv announced that DPL and ACE reached agree-ments to sell their ownership interests in nuclear plants to PSEG Power LLC (a subsidiary of Public Service Enterprise Group Incorporated) and PECO Energy Company (PECO) for approximately $20 million, plus the net book value of the interests of DPL and ACE in nuclear fuel on-hand as of the closing date. The combined interests of DPL and ACE in the nuclear units which are being sold include a 15.02 percent (328 MW) interest in Peach Bottom, a 14.82 percent in-terest (334 MW) in Salem and a 5.0 percent interest (52 MW) in Hope Creek. Upon completion of the sale, DPL and ACE will transfer their respective nu-clear decommissioning trust funds to the purchasers and PSEG Power LLC and PECO will assume full responsibility for the decommissioning of Peach Bottom, Salem, and Hope Creek. The sales are subject to various federal and state reg-ulatory approvals and are expected to close by the third quarter of 2000.

  On January 19, 2000, Conectiv announced that DPL and ACE reached agreements to sell the wholly- and jointly-owned fossil units listed in the above table, which have a total capacity of 1,874.5 MW and a net book value of $422.6 mil-lion as of December 31, 1999 (net of the write downs recorded as a result of deregulation), to NRG Energy, Inc., a subsidiary of Northern States Power Com-pany, for $800 million. The sales are subject to various federal and state regulatory approvals and are expected to be completed during the third quarter of 2000. Management expects that the aggregate proceeds from the sale of the electric generating plants will be used for debt repayment, repurchases of common stock and new investments congruent with Conectiv's strategies, includ-ing expansion of the mid-merit generation business.

  The terms of DPL's agreement with NRG Energy, Inc. provide for DPL to pur-chase from NRG Energy, Inc. 500 megawatt-hours of firm electricity per hour from completion of the sale through December 31, 2005. DPL expects to use electricity purchased under this agreement and other purchased power agree-ments which are being negotiated to fulfill its obligations in Delaware and Maryland as a default service provider.

  Under the restructuring orders issued by the DPSC and MPSC, as discussed in
Note 9 to the Consolidated Financial Statements, DPL's Delaware and Maryland retail electric rates will not be changed in the event DPL sells or transfers generating assets. Based on the terms of the restructuring orders and DPL's sales agreement with NRG Energy, Inc, management expects to recognize

                                    Conectiv
a net gain in earnings of approximately $140 million to $150 million when DPL completes the sale of its electric generating plants which were not impaired from deregulation. There can be no assurances, however, that the sales of DPL's, or ACE's, electric generating plants will be completed pursuant to the agreements, or that any gain will be realized from such sales of electric gen-erating plants.

  Under the NJBPU's Summary Order, any gain or loss realized upon the sale of ACE's electric generating plants (other than the Deepwater plant and combustion turbines owned by ACE) will affect the amount of ACE's recoverable stranded costs. Accordingly, any gain or loss realized by ACE on the sale of these plants would not affect future earnings. Any loss on a sale within three years of the Deepwater plant and combustion turbines owned by ACE, which began oper-ating on a deregulated basis effective August 1, 1999, cannot be recovered from ACE's customers. ACE's agreement for the sale of electric generating units to NRG Energy, Inc. includes the sale of the 239 MW Deepwater plant at a loss which was recorded in the fourth quarter of 1999 as an adjustment to the ex-traordinary item initially estimated and recorded in the third quarter of 1999.

Note 14. Nuclear Decommissioning

  Conectiv's subsidiaries, DPL and ACE, record liabilities for their share of the estimated cost of decommissioning the Peach Bottom, Salem, and Hope Creek nuclear reactors over the remaining lives of the plants based on amounts col-lected in rates charged to electric customers. ACE estimates its share of fu-ture nuclear decommissioning costs ($157 million) based on site specific stud-ies filed with and approved by the NJBPU. DPL estimates its share of future nu-clear decommissioning costs ($98 million) based on Nuclear Regulatory Commis-sion (NRC) regulations concerning the minimum financial assurance amount for nuclear decommissioning. The ultimate cost of nuclear decommissioning for the Peach Bottom, Salem, and Hope Creek reactors may exceed the current estimates, which are updated periodically.

  Conectiv's consolidated accrued nuclear decommissioning liability, which is reflected in the accumulated reserve for depreciation, was $179.5 million as of December 31, 1999 and $167.7 million as of December 31,1998. The provision re-flected in depreciation expense for nuclear decommissioning was $6.7 million in 1999, $10.6 million in 1998, and $4.2 million in 1997. External trust funds es-tablished by DPL and ACE for the purpose of funding nuclear decommissioning costs had an aggregate book balance (stated at fair market value) of $166.9 million as of December 31, 1999 and $155.9 million as of December 31, 1998. Earnings on the trust funds are recorded as an increase to the accrued nuclear decommissioning liability, which, in effect, reduces the expense recorded for nuclear decommissioning. As discussed in Note 13 to the Consolidated Financial Statements, upon completion of the expected sale of the nuclear plants, DPL and ACE will transfer their respective nuclear decommissioning trust funds to the purchasers who will then assume full responsibility for the decommissioning of the nuclear plants.

  The staff of the Securities and Exchange Commission (SEC) has questioned cer-tain of the current accounting practices of the electric utility industry, in-cluding Conectiv, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial state-ments of electric utilities. In February 1996, the FASB issued the Exposure Draft, "Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets," which proposed changes in the accounting for closure and removal costs of long-lived

                                    Conectiv
assets, including the recognition, measurement, and classification of decommissioning costs for nuclear generating stations. If the proposed changes were adopted: (1) annual provisions for decommissioning would increase, (2) the estimated cost for decommissioning would be recorded as a liability rather than as accumulated depreciation, and (3) trust fund income from the external decommissioning trusts would be reported as investment income rather than as a reduction of decommissioning expense. The FASB plans to issue a revised Expo-sure Draft during 2000.

Note 15. Regulatory Assets and Liabilities

  In conformity with SFAS No. 71, Conectiv's accounting policies reflect the financial effects of rate regulation and decisions by regulatory commissions having jurisdiction over the regulated utility businesses of DPL and ACE. Regu-latory commissions occasionally provide for future recovery from customers of current period expenses. When this happens, the expenses are deferred as regu-latory assets and subsequently recognized in the Consolidated Statement of In-come during the period the expenses are recovered from customers. Similarly, regulatory liabilities may also be created due to the economic impact of an ac-tion taken by a regulatory commission.

  As discussed in Notes 1, 6, and 9 to the Consolidated Financial Statements, in the third quarter of 1999, the electricity supply businesses of ACE and DPL no longer met the requirements of SFAS No. 71. Accordingly, regulatory assets and liabilities related to the electricity supply business were written off, except to the extent that future cost recovery was provided for through the regulated electricity delivery business. A new regulatory asset, "Recoverable stranded costs," was established to recognize amounts to be collected from reg-ulated delivery customers for stranded costs which resulted from deregulation of the electricity supply business.

  The table below displays the regulatory assets and liabilities as of December 31, 1999 and December 31, 1998.

                                                     December 31, December 31,
   Regulatory Assets (Liabilities)                       1999         1998
   -------------------------------                   ------------ ------------
                                                       (Millions of Dollars)
   Recoverable stranded costs.......................   $1,030.0          --
   Deferred recoverable income taxes................       93.9      $184.4
   Deferred debt refinancing costs..................       21.1        44.2
   Unrecovered state excise taxes...................       22.6        35.6
   Deferred other postretirement benefit costs......       32.5        35.0
   Unrecovered purchased power costs................       28.9        48.3
   Deferred energy supply costs--DPL................        8.6        (0.4)
   Deferred energy supply costs--ACE................      (46.4)      (15.6)
   Deferred costs for nuclear
    decommissioning/decontamination.................        5.6        11.9
   Regulatory liability for New Jersey income tax
    benefit.........................................      (49.3)         --
   Asbestos removal costs...........................        8.3         8.5
   Deferred demand-side management costs............        4.1         5.7
   Other............................................        2.7        20.1
                                                       --------      ------
   Total............................................   $1,162.6      $377.7
                                                       ========      ======

  Recoverable Stranded Costs: Represents amounts to be collected from regulated delivery customers (net of amounts which have been amortized to expense) for stranded costs which resulted from deregulation of the electricity supply busi-ness. Any gain realized on the sale of certain

                                    Conectiv
of ACE's electric generating plants will reduce the amount of recoverable stranded costs. The $1.0 billion pre-tax balance as of December 31, 1999 is net of amounts amortized and includes the $228.5 million NUG contract termination payment discussed in Note 10 to the Consolidated Financial Statements, with the remaining balance arising from the write-down of property, plant and equipment and recognition of certain liabilities in conjunction with discontinuing the application of SFAS No. 71 due to deregulation of the electricity supply busi-ness, as discussed in Note 6 to the Consolidated Financial Statements.

  Deferred Recoverable Income Taxes: Represents the portion of deferred income tax liabilities applicable to DPL's and ACE's utility operations that has not been reflected in current customer rates for which future recovery is probable. As temporary differences between the financial statement and tax bases of as-sets reverse, deferred recoverable income taxes are amortized. Due to discon-tinuing the application of SFAS No. 71 to the electricity supply business, the portion of deferred recoverable income taxes attributable to the electricity supply businesses of DPL and ACE was written off in 1999.

  Deferred Debt Refinancing Costs: See "Deferred Debt Refinancing Costs" in
Note 1 to the Consolidated Financial Statements.

  Unrecovered State Excise Taxes: Represents additional amounts paid, by ACE, as a result of prior legislative changes in the computation of New Jersey state excise taxes. These costs are included in current customer rates, with the re-maining balance scheduled for full recovery over the next 3 years.

  Deferred Other Postretirement Benefit Costs: Represents the non-cash portion of other postretirement benefit costs deferred by ACE during 1993 through 1997. This cost is being recovered over a 15-year period which began on January 1, 1998.

  Unrecovered Purchased Power Costs: Includes prior deferrals by ACE of capac-ity costs ($12 million as of December 31, 1999) which had exceeded the related recovery from customers. These capacity costs are scheduled for recovery through customer rates within the next year. Unrecovered purchased power costs also includes costs incurred by ACE for renegotiation of a long-term capacity and energy contract. These costs are included in current customer rates with the balance scheduled for full recovery over the next 15 years.

  Deferred Energy Supply Costs: See "Deferred Energy Supply Costs" in Note 1 to the Consolidated Financial Statements.

  Deferred Costs for Nuclear Decommissioning/Decontamination: The December 31, 1999 balance represents amounts recoverable from ACE's customers for amounts owed by ACE to the U.S. government for clean-up of gaseous diffusion enrichment facilities pursuant to the Energy Policy Act of 1992.

  Regulatory liability for New Jersey income tax benefit: In the third quarter of 1999, a deferred tax asset arising from the write down of ACE's electric generating plant was established. The deferred tax asset represents the future tax benefit expected to be realized when the higher tax basis of the generating plants is deducted for New Jersey state income tax purposes. ACE has requested the New Jersey Division of Taxation to rule on whether or not this tax benefit may be used to reduce the rates charged to ACE's regulated electricity delivery customers for stranded

                                   Conectiv
cost recovery. To recognize that this tax benefit probably will be given to ACE's regulated electricity customers through lower electric rates, ACE estab-lished a regulatory liability.

  Asbestos Removal Costs: Represents costs incurred by ACE to remove asbestos insulation from a wholly-owned generating station. These costs are included in current customer rates with the balance scheduled for full recovery over the next 30 years.

  Deferred Demand-Side Management Costs: Represents deferred costs of programs which allow DPL to reduce the peak demand for power. These costs are being re-covered over 4 years.

Note 16. Conectiv Common Stock

Significant Transactions

 Offer to Purchase

  Pursuant to an offer to purchase shares of Conectiv common stock (the Of-fer), in June 1999, Conectiv paid $361.4 million (including expenses) to pur-chase 14,077,466 shares of Conectiv common stock through the Offer at a price of $25.50 per share, which was determined based on procedures described in the Offer. Holders of shares of Class A common stock could participate in the Of-fer by electing to convert shares of Class A common stock into shares of Conectiv common stock and tendering such shares of Conectiv common stock pur-suant to the Offer. The 14,077,466 shares of Conectiv common stock purchased through the Offer included 1,309,251 shares of Conectiv common stock (1.59997 shares of Conectiv common stock for each share of Class A common stock con-verted) which were issued to and then tendered by holders of 818,297 shares of Class A common stock who elected to convert shares of Class A common stock through the Offer.

 Buyback program

  Conectiv also purchases shares of Conectiv common stock, from time to time, pursuant to a plan to purchase up to $60 million (market value) of Conectiv common stock. Under the buyback program, Conectiv purchased 1,670,000 shares of Conectiv common stock for $31.4 million in 1999 and 503,700 shares of Conectiv common stock for $11.3 million in 1998. On January 19, 2000, Conectiv announced that its Board of Directors approved the open market purchase of up to an additional 5 million shares of common stock.

 Merger

  See Note 4 to the Consolidated Financial Statements and the Statement of Changes in Common Stockholders' Equity for information concerning changes in common stock due to the Merger.

 Other Common Stock Transactions

  For additional information concerning issuances and redemptions of common stock during 1997 through 1999, see the Consolidated Statements of Changes in Common Stockholders' Equity.

                                   Conectiv

Dividends

  Conectiv announced on May 11, 1999 that it intended to reduce the dividends on Conectiv common stock to a targeted payout ratio of 40% to 60% of earnings per average share of common stock outstanding. Conectiv's Board of Directors declared a quarterly dividend per share on Conectiv common stock of $0.385 for the first quarter of 1999, and $0.22 per share in the second, third, and fourth quarters of 1999, or a total of $1.045 in 1999 which represented ap-proximately 55% of the $1.89 of earnings per average share of Conectiv common stock outstanding adjusted to exclude the special and extraordinary charges discussed in Notes 5 and 6 to the Consolidated Financial Statements.

  Conectiv's common dividends paid to public stockholders are funded from the common dividends DPL and ACE pay to Conectiv. DPL's and ACE's certificates of incorporation require payment of all preferred dividends in arrears (if any) prior to payment of common dividends to Conectiv, and have certain other limi-tations on the payment of common dividends to Conectiv.

  Under the Public Utility Holding Company Act of 1935, as amended, Conectiv may not pay dividends on the shares of common stock and Class A common stock from an accumulated deficit or paid-in-capital without SEC approval. As of De-cember 31, 1999, Conectiv had an accumulated deficit of $36.5 million. In Jan-uary 2000, the SEC approved payment of the dividends declared by Conectiv on its common stock and Class A common stock in December 1999. Conectiv expects to have retained earnings sufficient to offset dividends declared on shares of common stock and Class A common stock beginning in the third quarter of 2000, when the sale of the electric generating units discussed in Note 13 to the Consolidated Financial Statements is expected to be completed. Conectiv ex-pects to receive the necessary SEC approvals during 2000 for the quarterly payment of dividends on shares of its common stock and Class A common stock.

Stock-Based Compensation

  Through the effective date of the Merger (March 1, 1998), DPL's Long-Term Incentive Plan (LTIP) provided long-term incentives to key employees through contingent awards of performance-based restricted stock, dividend rights, and stock options. The DPL common stock options outstanding as of the Merger date were converted to Conectiv common stock options and included in the Conectiv Incentive Compensation Plan (CICP). The restricted common stock previously granted under DPL's LTIP is earned and payable at the end of a four-year pe-riod to the extent that stock performance compares favorably with the stock performance of a peer group of utility companies. The 1994 awards were for-feited in early 1998 when the required performance targets were not met. Re-strictions on shares contingently granted in 1995 and 1996 lapsed upon the Merger and the shares became fully vested. The restricted DPL common stock contingently granted in 1997 was exchanged for Conectiv common stock upon the Merger and is included in the CICP. As of December 31, 1999, there were 95,415 shares of the 1997 awards outstanding which had a $19 1/8 per share fair value on the date of grant.

  The CICP provides long-term awards to key employees and directors through awards of stock-based compensation. Up to 5,000,000 shares of common stock may be issued under the CICP during the ten-year period from March 1, 1998, through February 28, 2008. Awards granted under the CICP which can be settled in common stock have included performance accelerated restricted stock (PARS), stock options, and performance accelerated stock options (PASO's).

                                    Conectiv

  Conectiv granted 52,700 shares of PARS in 1998 and 71,500 shares of PARS in 1999 which are earned by participants over a seven-year vesting period unless accelerated vesting occurs, in whole or in part, after three years due to sat-isfaction of certain conditions required for accelerated vesting. For 22,000 shares of the PARS granted in 1998 and 22,000 shares of the PARS granted in 1999, a total stockholder return of 8% must be earned over the seven years for those shares to vest, unless vesting is accelerated. The 52,700 shares of the PARS granted in 1998 and the 71,500 shares of the PARS granted in 1999 had per share fair values on the grant dates of $22.84 and $24.25, respectively.

  Conectiv issued 289,000 stock options in 1998 and 367,800 stock options in 1999, which do not contain performance acceleration features and have an exer-cise price of $22.84 per share and $24.25 per share, respectively. These stock options have a ten-year life, with 50% of the options vesting after two years and the remaining 50% vesting after three years. Conectiv also issued 150,000 PASO's in 1999 (exercise price of $24.25 per share) and 750,000 PASO's in 1998 (exercise price of $22.84 per share). The PASO's have a ten-year life and vest after nine and a half years. One third of the PASO's will vest if Conectiv's common stock price closes at or above $26 per share for ten consecutive days, two thirds will vest if the stock price closes at or above $28 per share for ten consecutive days, and all of the PASO's will vest if the stock price closes at or above $30 per share for ten consecutive days.

  Changes in stock options (including PASO's) are summarized below.

                                  1999                    1998                    1997
                         ----------------------- ----------------------- -----------------------
                          Number     Weighted     Number     Weighted     Number     Weighted
                         of Shares Average Price of Shares Average Price of Shares Average Price
                         --------- ------------- --------- ------------- --------- -------------
Beginning-of-year
 balance................ 1,072,150    $22.77        38,500    $20.55      43,950      $20.19
Options exercised.......     5,600    $20.23         3,200    $19.89       5,450      $17.61
Options forfeited.......    42,400    $22.70         2,150    $19.73          --          --
Options issued..........   517,800    $24.28     1,039,000    $22.84          --          --
End-of-year balance..... 1,541,950    $23.28     1,072,150    $22.77      38,500      $20.55
Exercisable.............    11,950    $20.11        33,150    $20.67      38,500      $20.55

  For options outstanding as of December 31, 1999, the range of exercise prices was $18.13 to $24.75, and the weighted average remaining contractual life was
8.3 years.

  Conectiv recognizes compensation costs for its stock-based employee compensa-tion plans based on the accounting prescribed by Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Stock-based employee compensation costs charged to expense were $1.8 million in 1999, $0.9 million in 1998, and $2.2 million in 1997. Pro forma net income (loss), based on the application of SFAS No. 123, "Accounting for Stock-Based Compensation," was $(199.306) million for 1999, $152.676 million for 1998, and $101.638 mil-
lion for 1997. Pro forma earnings (loss) per share of Conectiv common stock was $(2.03) for 1999, $1.49 for 1998 and $1.66 for 1997.

                                    Conectiv

  The fair values of each option and PASO granted in 1999 and 1998, estimated on the date of grant using the Black Scholes option pricing model, and related valuation assumptions are as follows:

                                                                   1999   1998
                                                                   -----  -----
   Weighted Average Fair Value Per Option......................... $3.38  $2.64
   Weighted Average Fair Value Per PASO........................... $3.93  $2.87
   Expected Option Term (years)...................................   3.5    3.5
   Expected PASO Term (years).....................................   5.5    5.3
   Expected Volatility............................................  20.0%  20.0%
   Expected Dividend Yield........................................   4.0%   6.0%
   Risk-free Interest Rate........................................   4.7%   5.6%

Stockholders Rights Plan

  Under Conectiv's Stockholders Rights Plan (Plan), holders of Conectiv common stock and holders of Conectiv Class A common stock were granted preferred stock purchase rights on May 11, 1998, by means of a dividend at the rate of one Right for each share of common stock and one Right for each share of Class A common stock held. The Rights expire in 10 years.

  The purpose of the Plan is to guard against partial tender offers or abusive or unfair tactics that might be used in an attempt to gain control of Conectiv without paying all stockholders a fair price for their shares. The Plan will not prevent takeovers, but is designed to deter coercive, abusive, or unfair takeover tactics and to encourage individuals or entities attempting to acquire Conectiv to first negotiate with the Board of Directors.

  Each Right would, after the Rights become exercisable, entitle the holder to purchase from Conectiv one one-hundredth of one share of Series One Junior Pre-ferred Stock or one one-hundredth of one share of Series Two Junior Preferred Stock at an initial price of $65. The Rights will be exercisable only if a per-son or group acquires beneficial ownership of 15% or more of the aggregate vot-ing power represented by Conectiv's outstanding securities (i.e., becomes an "Acquiring Person" as defined in the Plan) or commences a tender or exchange offer to acquire beneficial ownership of 15% or more of the aggregate voting power represented by Conectiv's outstanding securities. Conectiv generally will be entitled to redeem the Rights at $.01 per Right at any time before a person or group becomes an Acquiring Person.

Note 17. Conectiv Class A Common Stock

General

  Conectiv Class A common stock provides its holders a proportionately greater opportunity to share in the growth prospects of, and a proportionately greater exposure to the uncertainties associated with, the electric utility business of ACE. Earnings applicable to Class A common stock are equal to a percentage of "Company Net Income Attributable to the Atlantic Utility Group," which is earn-ings of the Atlantic Utility Group (AUG) less $40 million per year. The AUG in-cludes the assets and liabilities of the electric generation, transmission, and distribution businesses of ACE which existed on August 9, 1996 and were regu-lated by the NJBPU.

                                    Conectiv

  The percentage of "Company Net Income Attributable to the Atlantic Utility Group" applicable to Class A common stock was 30% at the date of the Merger. Certain circumstances, as specified in the Restated Certificate of Incorpora-tion of Conectiv, result in an adjustment to the percentage of "Company Net In-come Attributable to the Atlantic Utility Group" applicable to Class A common stock. As discussed in Note 16 to the Consolidated Financial Statements, the number of shares of Class A common stock outstanding decreased by 818,297 as a result of the Offer. Due to this reduction in the number of shares of Class A common stock outstanding and in accordance with the Restated Certificate of In-corporation of Conectiv, the percentage of "Company Net Income Attributable to the Atlantic Utility Group" applicable to Class A common stock decreased to 27.3% in June 1999, when the Offer was completed.

  The earnings of the Atlantic Utility Group (AUG) will be affected by the im-plementation of the Summary Order in New Jersey, including the rate decreases required by the Summary Order. (See Note 9 to the Consolidated Financial State-ments for information concerning the Summary Order.) The planned sales of most of ACE's electric generating plants are expected to decrease the earnings ca-pacity of the AUG. The extent of the decrease in earnings capacity will be af-fected by how the proceeds from the sales of the generating plants are uti-lized, which has not yet been finalized by Conectiv's management and Board of Directors. On January 19, 2000, Conectiv announced that it expects to use the proceeds for debt repayment, repurchases of common stock and new investments congruent with Conectiv's strategies, including expansion of the mid-merit gen-eration business. Under certain circumstances, the percentage of "Company Net Income Attributable to the Atlantic Utility Group" applicable to Class A common stock may be adjusted. The electric generating plants of ACE which are not sold to third parties are expected to be transferred to another Conectiv subsidiary; such transfer would not affect the earnings of the AUG or the percentage of "Company Net Income Attributable to the Atlantic Utility Group" because the transferred electric generating plants would remain part of the AUG.

Dividends

  Dividends declared per share of Class A common stock were $3.20 for 1999 and $3.20 for 1998. In comparison, earnings excluding special charges and the ex-traordinary item which were applicable to Class A common stock were $1.44 in 1999 and $1.82 in 1998.

                                    Conectiv

Computation of Earnings Applicable to Conectiv Class A Common Stock

                                         Twelve Months Ended Ten Months Ended
                                          December 31, 1999  December 31, 1998
                                         ------------------- -----------------
                                                (Dollars in Thousands)
Net earnings of ACE [a].................      $  3,703           $ 23,742
 Exclude:
  Employee separation and other Merger-
   related costs........................           837             47,886
  Net loss of nonutility activities.....         1,712              1,402
  Pro-rata portion of fixed amount of
   $40 million per year.................       (40,000)           (33,333)
                                              --------           --------
Company Net Income (Loss) Attributable
 to the Atlantic Utility Group..........       (33,748)            39,697
Percentage applicable to Class A Common
 Stock [b]..............................          28.5%              30.0%
                                              --------           --------
Earnings (loss) applicable to Class A
 Common Stock...........................      $ (9,618)          $ 11,909
                                              ========           ========
Earnings (loss) applicable to Class A
 Common Stock
  Before extraordinary item [c].........      $  6,939           $ 11,909
  Extraordinary item [d]................       (16,557)                --
                                              --------           --------
                                              $ (9,618)          $ 11,909
                                              ========           ========

--------
[a] Under the purchase method of accounting, the 1998 Conectiv Consolidated
    Statement of Income includes ten months of ACE's operating results from March 1, 1998 to December 31, 1998.
[b] The percentage applicable to Class A common stock in a reporting period is a weighted average based on the number of days the percentage was in effect during the reporting period.
[c] Includes "Special charges" of $1.9 million for 1999, as discussed in Note 5 to the Consolidated Financial Statements.
[d] Represents the portion of the extraordinary item recorded by ACE, as dis-cussed in Note 6 to the Consolidated Financial Statements, which is appli-cable to Class A common stock based on the percentage of "Company Net In-come Attributable to the Atlantic Utility Group" applicable to Class A com-mon stock in 1999.

                                   Conectiv

Summarized Financial Information of ACE

                                          Twelve Months Ended Ten Months Ended
                                           December 31, 1999  December 31, 1998
                                          ------------------- -----------------
                                                 (Dollars in Thousands)
Income Statement Information (1)
--------------------------------
  Operating Revenues.....................     $1,076,585          $875,741
  Operating Income (2)...................     $  171,931          $105,099
  Income before extraordinary item (2)...     $   63,930          $ 23,940
  Extraordinary item, net of income taxes
   (3)...................................     $  (58,095)               --
  Earnings applicable to common stock....     $    3,703          $ 23,742

--------
(1) Under the purchase method of accounting, the 1998 Conectiv Consolidated Statement of Income includes ten months of ACE's operating results from March 1, 1998 to December 31, 1998.
(2) In 1999, special charges for employee separations, additional merger costs, and certain other items reduced ACE's operating income by $12.3 million and income before extraordinary item by $7.3 million. For the ten months ended December 31, 1998, employee separation and other Merger-re-lated costs reduced ACE's operating income by $80.1 million and income be-fore extraordinary item by $47.9 million. In the Consolidated Conectiv Fi-nancial Statements, ACE's employee separation and other Merger-related costs incurred in 1998 were capitalized as costs of the Merger.
(3) For information concerning the extraordinary item, refer to Note 6 to the Consolidated Financial Statements.

                                                           As of December 31,
                                                         -----------------------
                                                            1999        1998
                                                         ----------- -----------
                                                         (Dollars in Thousands)
Balance Sheet Information
-------------------------
  Current assets........................................ $   338,726 $   236,177
  Noncurrent assets.....................................   2,313,108   2,131,045
                                                         ----------- -----------
  Total assets.......................................... $ 2,651,834 $ 2,367,222
                                                         =========== ===========
  Current liabilities................................... $   256,142 $   236,546
  Noncurrent liabilities................................   1,592,560   1,275,402
  Preferred stock.......................................     125,181     125,181
  Common stockholders' equity...........................     677,951     730,093
                                                         ----------- -----------
  Total capitalization and liabilities.................. $ 2,651,834 $ 2,367,222
                                                         =========== ===========

Conversion and Redemption Provisions Relating to Class A Common Stock

  Conectiv may at any time convert each share of Conectiv Class A common stock into the number of shares of Conectiv common stock equal to a specified per-centage set forth in Conectiv's Restated Certificate of Incorporation (Conectiv Charter) of the Market Value Ratio of Conectiv Class A common stock to Conectiv common stock (as defined in the Conectiv Charter).

  If the holders of more than 50% of the Conectiv Class A common stock accept a tender offer by Conectiv for all of the Conectiv Class A common stock for either (a) a cash price of at least 110% of the market price of Conectiv Class A common stock, or (b) a number of shares of Conectiv common stock equal to at least 110% of the Market Value Ratio of Conectiv Class A common stock to Conectiv common stock, then, based on terms specified in the Conectiv Charter, Conectiv may either redeem each share of Conectiv Class A common stock remain-ing outstanding for cash or convert each share of Conectiv Class A common stock remaining outstanding into shares of Conectiv common stock.

                                    Conectiv

  If any person (including Conectiv) consummates a tender offer for all of the outstanding shares of Conectiv common stock at an all cash price that is ac-cepted by the holders of more than 50% of Conectiv common stock, Conectiv may, based on terms specified in the Conectiv Charter, either redeem each share of Conectiv Class A common stock for cash or convert each share of Conectiv Class A common stock into shares of Conectiv common stock.

  If any person (including Conectiv) makes a tender offer to purchase shares of Conectiv common stock for cash, property, or other securities, any holder of Conectiv Class A common stock may elect to convert shares of Conectiv Class A common stock into shares of Conectiv common stock based on terms specified in the Conectiv Charter.

  Upon the disposition of all or substantially all (as defined in the Conectiv Charter) of the assets attributed to the AUG to an entity which is not con-trolled by Conectiv, the Conectiv Charter provides for the payment of a divi-dend to holders of Conectiv Class A common stock or redemption of some or all of the shares of Conectiv Class A common stock or conversion of shares of Conectiv Class A common stock into shares of Conectiv common stock, in each case subject to the terms specified in the Conectiv Charter.

Note 18. Preferred Stock

  Conectiv (the parent holding company), ACE, and DPL are each authorized to separately issue preferred stock. Conectiv is authorized to issue 20,000,000 shares of $0.01 per share par value preferred stock, none of which has been is-sued. ACE is authorized to issue 799,979 shares of $100 par value Cumulative Preferred Stock, 2,000,000 shares of No Par Preferred Stock, and 3,000,000 shares of Preference Stock. DPL has $1, $25, and $100 par value per share pre-ferred stock for which 10,000,000, 3,000,000, and 1,800,000 shares are autho-rized, respectively. Dividends on ACE and DPL preferred stock are cumulative. Information concerning shares of preferred stock outstanding is shown below.

                                    Conectiv

Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption

  The amounts outstanding as of December 31, 1999, and 1998 of DPL's and ACE's preferred stock not subject to mandatory redemption are presented below.

                                                  Shares Outstanding          Amount
                                     Current      ------------------- -----------------------
Issuer           Series          Redemption Price   1999      1998       1999        1998
------           ------          ---------------- --------- --------- ----------- -----------
                                                                      (Dollars in Thousands)
ACE(1)  $100 per share par value
        4.00%-5.00%              $100.00-$105.50     62,305    62,305 $     6,230 $     6,230
DPL     $25 per share par value
        7 3/4%                         (2)          316,500   316,500       7,913       7,913
DPL     $100 per share par value
        3.70%-5.00%              $103.00-$105.00    181,698   181,698      18,170      18,170
DPL     6 3/4%                         (3)           35,000    35,000       3,500       3,500
DPL     Adjustable rate(4)             $100         151,200   151,200      15,120      15,120
DPL     Auction rate(5)                $100         450,000   450,000      45,000      45,000
                                                                      ----------- -----------
                                                                      $    95,933 $    95,933
                                                                      =========== ===========

--------
(1) Under purchase accounting for the Merger, ACE and its wholly-owned trusts were consolidated in Conectiv's financial statements beginning March 1, 1998.
(2) Redeemable beginning September 30, 2002, at $25 per share.
(3) Redeemable beginning November 1, 2003, at $100 per share.
(4) Average rates were 5.5% during 1999 and 1998.
(5) Average rates were 4.3% during 1999 and 4.2% during 1998.

  In the fourth quarter of 1998, ACE purchased and retired 237,695 shares, or $23.8 million, of various series of $100 per share par value preferred stock, which had an average dividend rate of 4.4%. A $2.5 million gain on the redemp-tion is presented in the 1998 Consolidated Statement of Income as a reduction of Preferred Stock Dividend Requirements of Subsidiaries.

Preferred Stock of Subsidiaries Subject to Mandatory Redemption

  The amounts outstanding as of December 31, 1999, and 1998 of Conectiv's sub-sidiaries preferred stock subject to mandatory redemption are presented below.

                                              Shares Outstanding          Amount
                                              ------------------- -----------------------
        Issuer                 Series           1999      1998       1999        1998
        ------                 ------         --------- --------- ----------- -----------
                                                                  (Dollars in Thousands)
DPL financing trust(1)  $25 per share, 8.125% 2,800,000 2,800,000 $    70,000 $    70,000
ACE(2)                  $100 per share, $7.80   239,500   239,500      23,950      23,950
ACE financing trust(1)  $25 per share, 8.25%  2,800,000 2,800,000      70,000      70,000
ACE financing trust(1)  $25 per share, 7.375% 1,000,000 1,000,000      25,000      25,000
                                                                  ----------- -----------
                                                                  $   188,950 $   188,950
                                                                  =========== ===========

--------
(1) Per share value is stated liquidation value. See additional information be-low.
(2) No par value; stated value is $100 per share. Beginning May 1, 2001, 115,000 shares are subject to mandatory redemption annually.

  On August 3, 1998, ACE redeemed the remaining 100,000 shares of its $8.20 No Par Preferred Stock at $100 per share or $10.0 million in total (the book value of the preferred stock).

                                    Conectiv

  In November 1998, a financing subsidiary trust owned by ACE issued $25 mil-lion (1,000,000 shares) of 7 3/8% preferred stock.

  DPL and ACE have established wholly-owned subsidiary trusts for the purposes of issuing common and preferred trust securities and holding Junior Subordi-nated Debentures (the Debentures) issued by DPL and ACE, respectively. The De-bentures held by the trusts are their only assets. The trusts use interest pay-ments received on the Debentures they hold to make cash distributions on the trust securities.

  DPL's and ACE's obligations pursuant to the Debentures and guarantees of dis-tributions with respect to the trusts' securities, to the extent the trusts have funds available therefor, constitute full and unconditional guarantees of the obligations of the trusts under the trust securities the trusts have is-sued. DPL and ACE own all of the common securities of the trusts, which consti-tute approximately 3% of the liquidation amount of all of the trust securities issued by the trusts.

  For consolidated financial reporting purposes, the Debentures are eliminated in consolidation against the trust's investment in the Debentures. The pre-ferred trust securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures mature in 2026 to 2036. The Debentures are subject to redemption, in whole or in part, at the op-tion of DPL and/or ACE, at 100% of their principal amount plus accrued inter-est, after an initial period during which they may not be redeemed and at any time upon the occurrence of certain events.

Note 19. Debt

  Substantially all utility plants of DPL and ACE are subject to the liens of the Mortgages collateralizing First Mortgage Bonds issued by DPL and ACE.

  Maturities of long-term debt and sinking fund requirements during the next five years are as follows: 2000--$48.9 million; 2001--$100.8 million; 2002-- $370.6 million; 2003--$212.8 million; 2004--$154.7 million.

  As of December 31, 1999, Conectiv and its subsidiaries had credit agreements providing $1.05 billion of aggregate borrowing capability, as follows: (a) Conectiv (the holding company) had a $300 million credit agreement with a five-year term that expires in February 2003; (b) Conectiv (the holding company) had a $500 million credit agreement with a one-year term that expires in February 2000. Conectiv expects to renew the one-year credit agreement and increase its capacity from $500 million to approximately $600 million to $750 million; (c) ACE had a $250 million credit facility which is discussed below. On a consoli-dated basis, $273 million was available for borrowing as of December 31, 1999 under the various credit agreements and credit lines.

  As discussed in Note 10 to the Consolidated Financial Statements, ACE bor-rowed $228.5 million from a $250 million revolving credit facility on December 28, 1999 to finance a payment for termination of a NUG purchased power con-tract. ACE arranged this credit facility to provide interim financing of the NUG contract termination payment until securitized bonds are issued. (See Note 9 to the Consolidated Financial Statements for information concerning the ex-pected securitization of ACE's stranded costs.) The revolving loan balance is due on December 20, 2000 unless ACE elects to convert the outstanding loan bal-ance to a term loan. If securitized bonds

                                    Conectiv
have not been issued by December 20, 2000, ACE intends to exercise its option to convert the revolving loan balance to a term loan. The term loan balance is due in two installments; (1) 25% of the principal balance is due December 20, 2001, and (2) the remaining term loan principal is due December 20, 2002.

  Conectiv had a $579.7 million consolidated short-term debt balance (average interest rate of 6.4%) as of December 31, 1999, an increase of $203.6 million from the $376.1 million balance (average interest rate of 6.0%) as of December 31, 1998. The $203.6 million increase was primarily due to financing part of the common stock purchased pursuant to the Offer and funding the expansion of Conectiv Communications, Inc.'s telecommunications business.

  On May 26, 1999, Conectiv issued $250 million of 6.73% Medium Term Notes which mature as follows: $100 million in 2002; $50 million in 2003; $50 million in 2004; $30 million in 2005; and $20 million in 2006. Proceeds from the issu-ance of the Medium Term Notes and short-term borrowings under Conectiv's bank credit lines were used to finance the $361.4 million purchase of Conectiv com-mon stock pursuant to the Offer, as discussed in Note 16 to the Consolidated Financial Statements.

  In May 1999, DPL repaid at maturity $30 million of 7.50% Medium Term Notes and ACE repaid at maturity $30 million of 7.52% Medium Term Notes. In June 1999, ACE purchased $18.9 million of its First Mortgage Bonds, which had an av-erage interest rate of 6.88% and were scheduled to mature in 2013 ($6.4 mil-lion) and 2023 ($12.5 million). In July 1999, the Delaware Economic Development Authority issued, on behalf of DPL, $33.33 million of Variable Rate Demand Bonds (VRDB) due on demand or at maturity in July 2024. The proceeds from the VRDB were used to refinance $22.33 million of 7.3% long-term debt in September 1999 and $11.0 million of 7.5% long-term debt in October 1999.

  In December 1999, ATE Investments, Inc., a Conectiv subsidiary, repaid at ma-turity $15.0 million of long-term debt bearing an interest rate of 7.44%.

  On December 14, 1999, the SEC approved Conectiv's request regarding the fol-lowing financing matters: (a) The authorized short-term debt borrowing capacity of Conectiv (the holding company) and DPL was increased from a total of $800 million to a total of $1.3 billion and (b) Conectiv was authorized to issue se-curities as long as consolidated common equity as a percent of total capital-ization (common equity ratio) is 20% or higher. Conectiv also requested SEC ap-proval for the following financing matters: (a) The issuance of up to $500 mil-lion of additional long-term debt by Conectiv (the holding company), which would bring the total amount of authorized Conectiv long-term debt to $1 bil-lion, of which $250 million has been issued. Proceeds from the additional long-term debt would be used to pay down short term debt; and (b) The authorization to use proceeds from the issuance of securities for investments in a Conectiv subsidiary that will own contractual rights for non-utility, combustion turbine generating facilities. The SEC has currently "reserved jurisdiction" over these requests, which requires additional information to be filed by Conectiv prior to any SEC authorization.

  On September 28, 1999, the parties to the agreements for Conectiv's $800 mil-lion short-term credit facilities agreed to an amendment permitting a ratio of total indebtedness to total capitalization of 70% through December 31, 2000. As of December 31, 1999, the ratio of total indebtedness to total capitalization computed in accordance with the terms of the credit agreements, which allow for an adjustment to increase common equity by the amount of the extraordinary item, was 63.5%.

                                    Conectiv

  Long-term debt outstanding as of December 31, 1999, and 1998 is presented be-low:

                             Interest Rates    Due       1999         1998
                             -------------- --------- -----------  -----------
                                                      (Dollars in Thousands)
First Mortgage Bonds:......      6.95%        2002    $    30,000  $    30,000
                                 6.40%        2003         90,000       90,000
                              6.625%-8.15%  2011-2015     161,770      190,500
                              5.90%-7.60%   2017-2021     152,200      163,200
                              6.85%-8.50%   2022-2025     227,500      240,000
                              6.05%-7.00%   2028-2032      90,000       90,000
Amortizing First Mortgage
 Bonds.....................      6.95%      2000-2008      22,962       24,149
                                                      -----------  -----------
                                                          774,432      827,849
                                                      -----------  -----------
Pollution Control Bonds and
 Notes.....................   7.125%-7.25%  2000-2006       2,700        2,800
                                 6.375%       2006          2,275        2,350
                                 6.80%        2021         38,865       38,865
                              5.60%-7.20%   2025-2029      58,650       58,650
                                                      -----------  -----------
                                                          102,490      102,665
                                                      -----------  -----------
Medium-Term Notes
 (secured):................      7.52%        1999             --       30,000
                                 6.83%        2000         46,000       46,000
                                 6.86%        2001         40,000       40,000
                                 7.02%        2002         30,000       30,000
                              6.00%-7.18%     2003         40,000       40,000
                              6.19%-7.98%   2004-2008     223,000      223,000
                              7.25%-7.63%   2010-2014       8,000        8,000
                                 7.68%      2015-2016      17,000       17,000
                                                      -----------  -----------
                                                          404,000      434,000
                                                      -----------  -----------
Medium-Term Notes
 (unsecured):..............      7.50%        1999             --       30,000
                              6.46%-9.29%     2002        136,000       36,000
                              6.63%-6.73%     2003         80,000       30,000
                              6.73%-8.30%     2004         85,000       35,000
                              6.73%-6.84%     2005         40,000       10,000
                              6.73%-6.75%     2006         40,000       20,000
                              7.06%-8.125%    2007        106,500      106,500
                              7.54%-7.62%     2017         40,700       40,700
                              6.59%-6.84%     2018         33,000       33,000
                              7.61%-9.95%   2019-2021      73,000       73,000
                                 7.72%        2027         30,000       30,000
                                                      -----------  -----------
                                                          664,200      444,200
                                                      -----------  -----------
Other Obligations:.........      7.44%        1999             --       15,000
                                 8.00%        1999             --        3,351
                                 7.11%        2001         57,125           --
                                 7.11%        2002        171,375           --
                              6.00%-11.00%  2000-2002         819          193
                                 9.65%       2002(1)        3,437        4,441
Unamortized premium and
 discount, net.............                                (4,043)      (4,315)
Current maturities of long-
 term debt.................                               (48,937)     (80,822)
                                                      -----------  -----------
Total long-term debt.......                             2,124,898    1,746,562
Variable Rate Demand
 Bonds(2)..................                               158,430      125,100
                                                      -----------  -----------
Total long-term debt and
 Variable Rate Demand
 Bonds.....................                           $ 2,283,328  $ 1,871,662
                                                      ===========  ===========

--------
(1) Repaid through monthly payments of principal and interest over 15 years ending November 2002.

                                   Conectiv

(2) The debt obligations of Conectiv's subsidiaries included VRDB in the amounts of $158.4 million and $125.1 million as of December 31, 1999 and 1998, respectively. The VRDB are classified as current liabilities because the VRDB are due on demand by the bondholder. However, bonds submitted to Conectiv's subsidiaries for purchase are remarketed by a remarketing agent on a best efforts basis. Management expects that bonds submitted for pur-chase will continue to be remarketed successfully due to the credit wor-thiness of Conectiv's subsidiaries and the bonds' interest rates being set at market. Conectiv's subsidiaries also may utilize one of the fixed rate/fixed term conversion options of the bonds. Thus, management consid-ers the VRDB to be a source of long-term financing. The $158.4 million balance of VRDB outstanding as of December 31, 1999, matures in 2009 ($12.5 million), 2014 ($18.2 million), 2017 ($30.4 million), 2024 ($33.33 million), 2028 ($15.5 million), 2029 ($30.0 million) and 2031 ($18.5 mil-
    lion). Average annual interest rates on the VRDB were 3.3% in 1999 and 3.4% in 1998.

Note 20. Fair Value of Financial Instruments

  The year-end fair values of certain financial instruments are listed below. The fair values were based on quoted market prices of Conectiv's securities or securities with similar characteristics.

                                            1999                  1998
                                    --------------------- ---------------------
                                     Carrying     Fair     Carrying     Fair
                                      Amount     Value      Amount     Value
                                    ---------- ---------- ---------- ----------
                                              (Dollars in Thousands)
Funds held by trustee.............  $  173,247 $  173,247 $  174,509 $  174,509
Preferred stock of subsidiaries
 subject to mandatory redemption..  $  188,950 $  163,900 $  188,950 $  194,178
Long-term debt....................  $2,124,898 $2,075,510 $1,746,562 $1,878,044

Note 21. Long-Term Purchased Power Contracts

  As of December 31, 1999, ACE's and DPL's commitments under long-term pur-chased power contracts were as follows: ACE-708 MW of capacity; DPL-243 MW of capacity; and DPL-100 MWH of firm electricity per hour. As discussed in Note 6 to the Consolidated Financial Statements, the net present value of expected losses under uneconomic purchased power contracts was included in the extraor-dinary item in the third quarter of 1999. Historical information is presented below for these contracts (including ACE from March 1, 1998 forward) and also includes amounts for the 116 MW NUG purchased power contract which was termi-nated on December 28, 1999, as discussed in Note 10 to the Consolidated Finan-cial Statements.

                                                           1999    1998   1997
                                                          ------  ------  -----
   Percent of system capacity............................   16.8%   17.6%   6.4%
   Percent of energy output..............................   23.4%   26.2%  12.1%
   Capacity charges ($ in millions)...................... $200.6  $182.7  $28.5
   Energy charges ($ in millions)........................ $144.4  $166.5  $38.1

  Based on existing contracts as of December 31, 1999, Conectiv's commitments during the next five years for capacity and energy under long-term purchased power contracts are estimated to be $312.6 million in 2000; $306.1 million in 2001; $310.2 million in 2002; $314.5 million in 2003; and $319.0 million in
2004.

  The terms of DPL's wholly-owned power plant sale agreement discussed in Note 13 to the Consolidated Financial Statements provide for DPL to purchase from NRG Energy, Inc. 500

                                    Conectiv

MWH of firm electricity per hour from completion of the sale through December 31, 2005. DPL expects to use electricity purchased under this agreement and other purchased power agreements which are being negotiated to fulfill its ob-ligations in Delaware and Maryland as a default service provider. This planned power purchase is excluded from the commitments discussed above, since it is contingent upon completion of the sale of the power plants.

Note 22. Leases

Nuclear Fuel

  The ownership interests of DPL and ACE in nuclear fuel at Peach Bottom, Sa-lem, and Hope Creek are financed through nuclear fuel energy contracts, which are accounted for as capital leases. Payments under the contracts are based on the quantity of nuclear fuel burned by the plants. The obligations of DPL and ACE under the contracts are generally the net book values of the nuclear fuel financed, which was $56.0 million, in total, as of December 31, 1999. As dis-cussed in Note 13 to the Consolidated Financial Statements, under sales agree-ments for the nuclear power plants which are pending completion, the nuclear fuel is to be sold at its net book value, in conjunction with the sale of the plants.

Lease Commitments

  DPL leases an 11.9% interest in the Merrill Creek Reservoir. The lease is an operating lease and payments over the remaining lease term, which ends in 2032, are $167.6 million in aggregate. As discussed in Note 6 to the Consolidated Fi-nancial Statements, the net present value of water-supply capacity from the Merrill Creek Reservoir in excess of the electric generating plants' require-ments was included in the extraordinary item in the third quarter of 1999. DPL, ACE and other Conectiv subsidiaries also have long-term leases for certain other facilities and equipment. Minimum commitments as of December 31, 1999, under the Merrill Creek Reservoir lease and other lease agreements (excluding payments under the nuclear fuel energy contracts, which cannot be reasonably estimated) are as follows: 2000--$19.7 million; 2001--$19.7 million; 2002-- $19.7 million; 2003--$21.7 million; 2004--$19.1 million; after 2004--$162.9 million; total--$262.8 million.

Rentals Charged To Operating Expenses

  The following amounts were charged to operating expenses for rental payments under both capital and operating leases.

                                                         1999    1998    1997
                                                        ------- ------- -------
                                                        (Dollars in Thousands)
   Interest on capital leases.......................... $ 2,466 $ 2,468 $ 1,548
   Amortization of capital leases......................  24,237  19,554   6,499
   Operating leases....................................  22,344  17,443  11,590
                                                        ------- ------- -------
                                                        $49,047 $39,465 $19,637
                                                        ======= ======= =======

                                    Conectiv

Leveraged Leases

  The leveraged leases of Conectiv's subsidiaries included five aircraft leases and two containership leases as of December 31, 1999 and 1998. During 1999, de-clines in the estimated residual values of the airplanes and cargo container-ships leased by Conectiv's subsidiaries to third parties under leveraged leases resulted in a write-down of the investments in leveraged leases by $43.7 mil-lion before taxes ($26.7 million after taxes). The net investment in leveraged leases as of December 31, 1999, and 1998 was as follows:

                                                            1999      1998
                                                          --------  --------
                                                             (Dollars in
                                                             Thousands)
   Rentals receivable (net of principal and interest on
    nonrecourse debt).................................... $ 66,771  $ 75,014
   Estimated residual value..............................    9,234    75,944
   Unearned and deferred income..........................   (3,844)  (28,702)
                                                          --------  --------
   Investment in leveraged leases........................   72,161   122,256
   Deferred income tax liability.........................   87,669   116,481
                                                          --------  --------
   Net investment in leveraged leases.................... $(15,508) $  5,775
                                                          ========  ========

Note 23. Pension and Other Postretirement Benefits

Assumptions

                                                            1999  1998  1997
                                                            ----- ----- -----
   Discount rates used to determine projected benefit
    obligation as of December 31........................... 7.75% 6.75% 7.00%
   Expected long-term rates of return on assets............ 9.00% 9.00% 9.00%
   Rates of increase in compensation levels................ 4.50% 4.50% 5.00%
   Health care cost trend rate on covered charges.......... 6.50% 7.00% 7.50%

  The health-care cost trend rate, or the expected rate of increase in health-care costs, is assumed to gradually decrease to 5.0% by 2002. Increasing the health-care cost trend rates of future years by one percentage point would in-crease the accumulated postretirement benefit obligation by $15.9 million and would increase annual aggregate service and interest costs by $1.8 million. De-creasing the health-care cost trend rates of future years by one percentage point would decrease the accumulated postretirement benefit obligation by $14.0 million and would decrease annual aggregate service and interest costs by $1.6 million.

                                    Conectiv

  The following schedules reconcile the beginning and ending balances of the pension and other postretirement benefit obligations and related plan assets for Conectiv. Other postretirement benefits include medical benefits for retir-ees and their spouses and retiree life insurance.

Change in Benefit Obligation

                                                       Other Postretirement
                                   Pension Benefits          Benefits
                                  -------------------  ----------------------
                                    1999      1998        1999        1998
                                  --------  ---------  ----------  ----------
                                           (Dollars in Thousands)
Benefit obligation at beginning
 of year......................... $748,689  $ 515,590  $  232,374  $   80,500
Merger with Atlantic.............       --    316,700          --     125,300
Service cost.....................   20,288     20,193       5,282       5,828
Interest cost....................   51,442     51,721      13,839      15,105
Plan participants' contribu-
 tions...........................       --         --         500         497
Plan amendments..................       --    (21,392)         --          --
Actuarial (gain) loss............  (75,244)    59,046     (43,861)     (2,863)
Special termination benefits.....       --     59,610          --       2,682
Curtailment (gain) loss..........       --    (10,256)         --       6,614
Settlement (gain) loss...........       --    (45,291)         --       6,457
Benefits paid....................  (64,671)  (197,232)     (9,436)     (7,746)
Other............................   (7,409)        --      (4,667)         --
                                  --------  ---------  ----------  ----------
Benefit obligation at end of
 year............................ $673,095  $ 748,689  $  194,031  $  232,374
                                  ========  =========  ==========  ==========

Change in Plan Assets

                                                         Other Postretirement
                                    Pension Benefits           Benefits
                                   --------------------  ----------------------
                                      1999       1998       1999       1998
                                   ----------  --------  ----------  ----------
                                            (Dollars in Thousands)
Fair value of assets at beginning
 of year.........................  $  951,474  $771,257  $   95,164  $  48,591
Merger with Atlantic.............          --   260,200          --     19,700
Actual return on plan assets.....     138,450   117,249      13,494      6,263
Employer contributions...........          --        --      25,017     27,859
Plan participant contributions...          --        --         500        497
Benefits paid....................     (64,671) (197,232)     (9,436)    (7,746)
Other............................      (7,409)       --      (4,667)        --
                                   ----------  --------  ----------  ---------
Fair value of assets at end of
 year............................  $1,017,844  $951,474  $  120,072  $  95,164
                                   ==========  ========  ==========  =========

                                    Conectiv

Reconciliation of Funded Status of the Plans

                                                         Other Postretirement
                                    Pension Benefits           Benefits
                                   --------------------  ---------------------
                                     1999       1998       1999        1998
                                   ---------  ---------  ---------- ----------
                                            (Dollars in Thousands)
Funded status at end of year.....  $ 344,749  $ 202,785  $ (73,959) $ (137,210)
Unrecognized net actuarial
 (gain)..........................   (300,864)  (173,243)   (63,286)     (9,094)
Unrecognized prior service cost..      4,129      2,361        198         248
Unrecognized net transition (as-
 set) obligation.................    (13,009)   (15,773)    40,659      43,787
                                   ---------  ---------  ---------  ----------
Net amount recognized at end of
 year............................  $  35,005  $  16,130  $ (96,388) $ (102,269)
                                   =========  =========  =========  ==========

  Based on fair values as of December 31, 1999, the pension plan assets were comprised of publicly traded equity securities ($723.5 million or 71.1%) and fixed income obligations ($294.3 million or 28.9%). Based on fair values as of December 31, 1999, the other postretirement benefit plan assets included equity securities ($74.8 million or 62.3%) and fixed income obligations ($45.3 million or 37.3%).

Components of Net Periodic Benefit Cost

                                                         Other Postretirement
                               Pension Benefits                Benefits
                          ----------------------------  -------------------------
                            1999      1998      1997     1999     1998     1997
                          --------  --------  --------  -------  -------  -------
                                        (Dollars in Thousands)
Service cost............  $ 20,288  $ 18,933  $ 12,779  $ 5,282  $ 5,221  $ 2,393
Interest cost...........    51,442    48,291    34,173   13,839   13,636    5,547
Expected return on
 assets.................   (83,999)  (81,259)  (60,020)  (6,769)  (4,845)  (2,580)
Amortization of:
  Transition obligation
   (asset)..............    (2,764)   (2,764)   (3,314)   3,128    3,244    3,617
  Prior service cost....       406     1,911     2,035       49       50       53
  Actuarial (gain)......    (4,248)   (9,165)   (7,814)  (1,059)    (567)    (712)
                          --------  --------  --------  -------  -------  -------
Benefit cost before
 items below............   (18,875)  (24,053)  (22,161)  14,470   16,739    8,318
Special termination
 benefits...............        --    59,610        --       --    2,682       --
Curtailment (gain)
 loss...................        --   (10,256)       --       --    6,614       --
Settlement (gain) loss..        --   (45,291)       --       --    6,457       --
                          --------  --------  --------  -------  -------  -------
  Total net periodic
   benefit cost.........  $(18,875) $(19,990) $(22,161) $14,470  $32,492  $ 8,318
                          ========  ========  ========  =======  =======  =======
Portion of net periodic
 benefit cost included
 in results of
 operations.............  $(13,892) $(22,258) $(16,621) $10,935  $20,440  $ 6,239
                          ========  ========  ========  =======  =======  =======

  The special termination benefits and curtailment and settlement gains and losses shown above for 1998 resulted from Merger-related employee separation programs discussed in Note 5 to the Consolidated Financial Statements.

                                    Conectiv

  Conectiv also maintains 401(k) savings plans for covered employees. Conectiv contributes to the plan, in the form of Conectiv stock, at varying levels up to $0.50 for each dollar contributed by employees, up to 6% of employee base pay. The amount expensed for Conectiv's matching contributions was $5.6 million in 1999, $4.9 million in 1998, and $3.0 million in 1997.

Note 24. Commitments and Contingencies

Commitments

  Conectiv's expected capital and acquisition expenditures are estimated to be approximately $375 million to $400 million in 2000.

  See Note 21 to the Consolidated Financial Statements for commitments related to long-term purchased power contracts and Note 22 to the Consolidated Finan-cial Statements for commitments related to leases.

Environmental Matters

  Conectiv's subsidiaries are subject to regulation with respect to the envi-ronmental effects of their operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use by various fed-eral, regional, state, and local authorities. Federal and state statutes autho-rize governmental agencies to compel responsible parties to clean up certain abandoned or uncontrolled hazardous waste sites. Costs may be incurred to clean up facilities found to be contaminated due to past disposal practices. Conectiv's current liabilities include $3.0 million as of December 31, 1999, and 1998, respectively, for potential clean-up and other costs related to sites at which a Conectiv subsidiary is a potentially responsible party or alleged to be a third party contributor. Conectiv does not expect such future costs to have a material effect on its financial position or results of operations.

Nuclear Insurance

  In conjunction with the ownership interests of DPL and ACE in Peach Bottom, Salem, and Hope Creek, they could be assessed for a portion of any third-party claims associated with an incident at any commercial nuclear power plant in the United States. Under the provisions of the Price Anderson Act, if third-party claims relating to such an incident exceed $200 million (the amount of primary insurance), they could be assessed up to $57.0 million on an aggregate basis for such third-party claims. In addition, Congress could impose a revenue-rais-ing measure on the nuclear industry to pay such claims.

  The co-owners of Peach Bottom, Salem, and Hope Creek maintain property insur-ance coverage of approximately $2.8 billion for each unit for loss or damage to the units, including coverage for decontamination expense and premature decommissioning. In addition, Conectiv is a member of an industry mutual insur-ance company, which provides replacement power cost coverage in the event of a major accidental outage at a nuclear power plant. Under these coverages, Conectiv is subject to potential retrospective loss experience assessments of up to $7.3 million on an aggregate basis.

                                    Conectiv

Note 25. Business Segments

  The following information is presented in accordance with SFAS No. 131, "Dis-closures about Segments of an Enterprise and Related Information." In accor-dance with SFAS No. 131, Conectiv's business segments were determined from Conectiv's internal organization and management reporting, which are based pri-marily on differences in products and services. Conectiv's business segments under SFAS No. 131 are as follows: "Energy"--generates, purchases, and sells electricity (includes trading activities), also operates power plants and ther-mal heating and cooling systems; "Power Delivery"--delivers electricity and gas to customers at regulated prices over transmission and distribution systems; "Telecommunications"--represents services provided by Conectiv Communications Inc. (CCI), including local and long-distance telephone service and Internet services; "HVAC"--represents heating, ventilation, and air conditioning (HVAC) services provided by Conectiv Services, Inc. (CSI). Segment information for 1998 and 1997 has been restated to conform with the current presentation.

  All revenues of Conectiv's business segments are from customers located in the United States. Also, all assets of Conectiv's business segments are located in the United States.

  As discussed in Note 9 to the Consolidated Financial Statements, Conectiv's electricity supply businesses were deregulated in the third quarter of 1999. Prior to deregulation, billings to electric customers included unspecified amounts for electricity supply and delivery; during this period revenues were allocated directly to the Energy and Power Delivery business segments based on the cost of services provided.

  The services provided by one business segment to another business segment are recorded as a transfer of costs, based on the fully-distributed cost of the service provided. Common services which are shared by the business units (shared services) are assigned directly or allocated based on various cost causative factors, depending on the nature of the service provided. The depre-ciation associated with shared services' assets is allocated to the business segments; however, the assets and related capital expenditures are not allocat-ed.

  The business segments' operating results are evaluated based on "earnings be-fore interest and income taxes," which is generally equivalent to Operating In-come plus Other Income, less certain interest charges allocated to the business segments. "Earnings before interest and income taxes" for 1999 and 1998 exclude the "Special charges" which are discussed in Note 5 to the Consolidated Finan-cial Statements. "All Other" business segments' "earnings before interest and income taxes" for 1999 includes $42.1 million from equity in earnings of Enertech as discussed in Note 7 to the Consolidated Financial Statements. "Earnings before interest and income taxes" for 1998 includes the January and February 1998 (pre-Merger) operating results of the former Atlantic-owned com-panies. "Earnings before interest and income taxes" for the Energy business segment in 1998 includes $17.7 million of equity in earnings of a nonutility generation joint venture. "Earnings before interest and income taxes" for 1997 excludes the gain on the sale of the Pine Grove landfill and its related waste-hauling company, which is discussed in Note 7 to the Consolidated Financial Statements.

                                   Conectiv

  For internal management reporting purposes, Investments and Property, Plant and Equipment are assigned to business segments, but Current Assets and De-ferred Charges and Other Assets are not.

                                                                                         As of
                                     Year Ended December 31, 1999                  December 31, 1999
                         --------------------------------------------------------  -----------------
                                       Depreciation     Earnings                    Investments and
                                           and       Before Interest   Capital      Property, Plant
Business Segments         Revenues     Amortization     and Taxes    Expenditures     & Equipment
-----------------        ----------    ------------  --------------- ------------  -----------------
                                                 (Dollars in Thousands)
Energy.................. $3,002,736      $132,538       $271,181       $ 88,677       $1,064,159
Power Delivery..........    765,551        91,519        260,835        115,273        2,223,571
Telecommunications......     36,253         5,229        (43,344)        54,798          116,101
HVAC....................    134,942         3,316        (13,655)         1,172           21,623
All Other...............      6,470         2,981         34,339         17,316          288,229
                         ----------      --------       --------       --------       ----------
                         $3,945,952(1)   $235,583(2)    $509,356(3)    $277,236(4)    $3,713,683(5)
                         ==========      ========       ========       ========       ==========

--------
(1) Includes intercompany revenues which are eliminated in consolidation as follows: Energy business segment--$195,498; Telecommunications--$4,482; All Other business segments--$1,075.
(2) Excludes $7,073 of goodwill amortization pursuant to the Merger and $28,692 of depreciation classified in business segment operating expenses which are included in consolidated depreciation and amortization expense.
(3) The following items are subtracted from "earnings before interest and in-come taxes" to arrive at consolidated income before income taxes and ex-traordinary item: (a) $182,451 of interest expense and preferred stock dividends, (b) $105,648 of Special Charges, which are discussed in Note 5 to the Consolidated Financial Statements, and (c) $1,863 of net Merger-re-lated consolidation adjustments.
(4) Consolidated capital expenditures of $320,395 include $43,159 of shared services' capital expenditures which are excluded above.
(5) Excludes $273,972 of shared services' property, plant & equipment and cer-tain investments, all Current Assets ($793,995), and all Deferred Charges and Other Assets ($1,356,812) which are included in total consolidated as-sets of $6,138,462. Amounts invested in equity method investees as of De-cember 31, 1999 were $60,371 by Energy and $26,601 by All Other business segments.

                                                                                         As of
                                     Year Ended December 31, 1998                  December 31, 1998
                         --------------------------------------------------------  -----------------
                                       Depreciation     Earnings                    Investments and
                                           and       Before Interest   Capital      Property, Plant
Business Segments         Revenues     Amortization     and Taxes    Expenditures     & Equipment
-----------------        ----------    ------------  --------------- ------------  -----------------
                                                 (Dollars in Thousands)
Energy.................. $2,450,274      $130,863       $267,463       $ 41,254       $1,985,956
Power Delivery..........    666,894        88,612        256,886        102,651        2,139,111
Telecommunications......     10,620         2,992        (29,591)        25,814           66,751
HVAC....................     94,907         1,984        (21,676)           955           45,622
All Other...............     14,096         3,781         (9,570)        13,919          316,264
                         ----------      --------       --------       --------       ----------
                         $3,236,791(1)   $228,232(2)    $463,512(3)    $184,593(4)    $4,553,704(5)
                         ==========      ========       ========       ========       ==========

--------
(1) Includes $165,185 of revenues for January to February 1998 of the formerly Atlantic-owned companies which are excluded from consolidated revenues of $3,071,606.
(2) Includes $14,629 of depreciation for January to February 1998 of the for-merly Atlantic-owned companies which is excluded from consolidated depre-ciation expense of $241,420. Excludes $6,174 of goodwill amortization pur-suant to the Merger and $21,643 of depreciation classified in business segment operating expenses which are included in consolidated depreciation and amortization expense.
(3) The following items are subtracted from "earnings before interest and tax-es" to arrive at consolidated income before income taxes and extraordinary item: (a) $20,914 for the January to February 1998 "earnings before inter-est and taxes" of the formerly Atlantic-owned companies; (b) $27,704 of employee separation and other Merger-related costs; (c) $154,044 of inter-est expense and preferred stock dividends; and (d) $1,832 of net Merger-related consolidation adjustments.
(4) Consolidated capital expenditures of $224,831 include $53,862 of shared services' capital expenditures which are excluded above and exclude $13,624 of January to February 1998 capital expenditures of the formerly Atlantic-owned companies which are included above.
(5) Excludes $314,361 of shared services' property, plant & equipment and cer-tain investments, all Current Assets ($723,872), and all Deferred Charges and Other Assets ($495,737) which are included in total consolidated as-sets of $6,087,674. Amounts invested in equity method investees as of De-cember 31, 1998 were $62,420 by Energy and $15,854 by All Other business segments.

                                   Conectiv

                                                                                      As of
                                     Year Ended December 31, 1997               December 31, 1997
                         -----------------------------------------------------  ------------------
                                    Depreciation     Earnings                    Investments and
                                        and       Before Interest   Capital      Property, Plant
Business Segments         Revenues  Amorization      and Taxes    Expenditures     & Equipment
-----------------        ---------- ------------  --------------- ------------  ------------------
                                                 (Dollars in Thousands)
Energy.................. $  955,676   $ 63,554       $117,187       $ 27,579        $  969,900
Power Delivery..........    351,454     49,292        133,359         76,581         1,145,872
Telecommunications......      1,671        697         (9,510)        35,198            43,989
HVAC....................     64,928      1,747        (10,515)         3,074            21,298
All Other...............     41,638      5,704         10,522          3,708            65,683
                         ----------   --------       --------       --------        ----------
                         $1,415,367   $120,994(1)    $241,043(2)    $146,140(3)     $2,246,742(4)
                         ==========   ========       ========       ========        ==========

--------
(1) Excludes $15,346 of depreciation expense classified in business segment operating expenses which is included in total consolidated depreciation and amortization expense of $136,340.
(2) Excludes the $22,910 pre-tax gain on the sale of the Pine Grove landfill and waste-hauling company and $90,580 of interest expense and preferred stock dividends which are reflected in consolidated income before income taxes and extraordinary item.
(3) Excludes $10,668 of shared services' capital expenditures included in con-solidated capital expenditures of $156,808.
(4) Excludes $181,435 of shared services' property, plant & equipment and cer-tain investments, all Current Assets ($340,891), and all Deferred Charges and Other Assets ($246,413) which are included in total consolidated as-sets of $3,015,481.

Note 26. Quarterly Financial Information (Unaudited)

  The quarterly data presented below reflect all adjustments necessary in the opinion of Conectiv management for a fair presentation of the interim results. Quarterly data normally vary seasonally because of temperature variations, differences between summer and winter rates, the timing of rate orders, and the scheduled downtime and maintenance of electric generating units.

                                                  1999
                            --------------------------------------------------
                             First    Second    Third      Fourth
                            Quarter  Quarter   Quarter    Quarter      Year
                            -------- -------- ----------  --------  ----------
                            (Dollars in Thousands, Except Per Share Amounts)
Operating Revenues........  $946,585 $802,480 $1,080,412  $915,420  $3,744,897
Operating Income..........   102,538   85,858    107,333    49,860     345,589
Income Before
 Extraordinary Item.......    48,695   31,359     20,239    13,285     113,578
Extraordinary Item (1)....        --       --   (271,106)  (40,612)   (311,718)
Net Income (Loss).........    48,695   31,359   (250,867)  (27,327)   (198,140)
Earnings (Loss) Per Common
 Share
  Before Extraordinary
   Item...................      0.47     0.31       0.15      0.19        1.14
  Extraordinary Item......        --       --      (3.04)    (0.34)      (3.16)
Earnings (Loss) Per Class
 A Common Share
  Before Extraordinary
   Item...................      0.20     0.20       1.25     (0.51)       1.14
  Extraordinary Item......        --       --      (0.83)    (1.93)      (2.71)

--------
(1) For information concerning the extraordinary item recorded in the third and fourth quarters of 1999, see Note 6 to the Consolidated Financial Statements.

                                    Conectiv

  As discussed in Note 5 to the Consolidated Financial Statements, special charges were recorded in the third quarter of 1999 primarily for write-downs of investments in non-utility businesses and accrued employee separation costs. These special charges decreased operating income by $105.6 million, income be-fore extraordinary item by $71.6 million, third quarter 1999 earnings per share of common stock by $0.80, and third quarter 1999 earnings per share of Class A common stock by $0.30.

  As discussed in Note 7 to the Consolidated Financial Statements, Conectiv re-corded investment income in 1999 for equity in the earnings of the Enertech venture capital fund. This investment income increased (a) income before ex-traordinary item and earnings per share of common stock in the first quarter of 1999 by $9.4 million and $0.09, respectively, and (b) income before extraordi-nary item and earnings per share of common stock in the fourth quarter of 1999 by $14.2 million and $0.16, respectively,

                                                   1998
                             -------------------------------------------------
                              First     Second    Third     Fourth
                             Quarter   Quarter   Quarter   Quarter     Year
                             --------  -------- ---------- -------- ----------
                             (Dollars in Thousands, Except Per Share Amounts)
Operating Revenues.......... $503,591  $684,039 $1,012,479 $871,497 $3,071,606
Operating Income............   22,163   109,429    200,755   54,568    386,915
Net Income (Loss)...........   (3,978)   39,344     93,668   24,167    153,201
Earnings (Loss) Per Common
 Share......................    (0.06)     0.37       0.83     0.24       1.50
Earnings (Loss) Per Class A
 Common Share...............     0.02      0.31       1.44     0.04       1.82

  As discussed in Note 5 to the Consolidated Financial Statements, special charges for the cost of DPL employee separations associated with the Merger-re-lated workforce reduction and other Merger-related costs were recorded in 1998. These special charges caused (a) operating income, net income, and earnings per share of common stock to decrease by $40.6 million, $24.6 million, and $0.33, respectively, in the first quarter of 1998, and (b) operating income, net in-come, and earnings per share of common stock to increase by $14.3 million $8.6 million, and $0.09, respectively, in the second quarter of 1998.

  The total of 1999 and 1998 quarterly earnings per share does not equal annual earnings per share for 1999 and 1998, respectively, due to different amounts for average quarterly common shares outstanding. The quarterly average number of common shares and Class A common shares outstanding during 1999 and 1998 are presented below.

                                                     Average Number of Shares
                                                            Outstanding
                                                   -----------------------------
                                                                      Class A
                                                    Common Stock   Common Stock
                                                   --------------- -------------
                                                    1999    1998    1999   1998
                                                   ------- ------- ------ ------
                                                       (Thousands of Shares)
   First Quarter.................................. 100,532  74,684  6,561  6,561
   Second Quarter.................................  98,120 101,063  6,408  6,561
   Third Quarter..................................  87,711 101,011  5,743  6,561
   Fourth Quarter.................................  86,916 100,592  5,742  6,561

                                    Conectiv

                              Investor Information

Quarterly Common Stock and Class A Common Stock Dividend and Price Ranges

  Conectiv common stock and Conectiv Class A common stock are listed on the New York Stock Exchange.

  As of December 31, 1999, there were 66,299 holders of Conectiv's common stock and 30,523 holders of Conectiv's Class A common stock.

                          Conectiv Common Stock (1)

                               Price
                 Dividend ---------------
      1999       Declared  High     Low
      ----       -------- ------- -------
1st Quarter.....  $0.385  $24 3/8 $19 3/8
2nd Quarter.....  $0.220  $25 1/2 $19 3/8
3rd Quarter.....  $0.220  $25 1/4 $19
4th Quarter.....  $0.220  $20 3/4 $16 1/4

                                Price
                 Dividend ------------------
      1998       Declared   High      Low
      ----       -------- -------- ---------
1st Quarter.....  $0.385  $22 3/4  $20 7/8
2nd Quarter.....  $0.385  $22 9/16 $19 7/8
3rd Quarter.....  $0.385  $23 1/4  $19 11/16
4th Quarter.....  $0.385  $24 1/2  $21 7/8

                      Conectiv Class A Common Stock (2)

                                Price
                 Dividend ------------------
      1999       Declared   High      Low
      ----       -------- --------- --------
1st Quarter.....  $0.80   $40       $34 7/8
2nd Quarter.....  $0.80   $42 1/4   $34 3/8
3rd Quarter.....  $0.80   $43       $37 5/16
4th Quarter.....  $0.80   $40 13/16 $26 1/2

                                Price
                 Dividend -----------------
      1998       Declared  High      Low
      ----       -------- ------- ---------
1st Quarter.....  $0.80   $34 1/2 $29 9/16
2nd Quarter.....  $0.80   $36 7/8 $31 11/16
3rd Quarter.....  $0.80   $37 3/8 $34
4th Quarter.....  $0.80   $39 7/8 $35 3/8

--------
(1) The 1998 common stock price represents Delmarva Power & Light Company for January and February, and Conectiv for March through December, based on the March 1, 1998 Merger date.
(2) Conectiv Class A common stock began trading on March 3, 1998.

Stock Symbol: NYSE: CIV
              NYSE: CIV A

To find out more about Conectiv

  To receive corporate news and information, request copies of earnings and dividend releases, SEC documents (such as 10-K's) or information about invest-ing in Conectiv:

  Call Toll Free: 1 (888)-424-8401 (24 hours a day, 7 days a week)

  Write to: Conectiv
            Investor Relations
            800 King Street
            P. O. Box 231
            Wilmington, DE 19899

  Or Visit our Website: http://www.conectiv.com

                                    Conectiv


Common Shareholder Account Inquiries

  The Bank of New York handles all stock transfer and exchanges, as well as Conectiv Direct (the direct purchase of initial shares), direct deposit of div-idends, dividend reinvestment, unreceived dividend payment, change of address, and lost stock certificates. To contact the Bank of New York:

  Call: 1 (800) 365-6495 (9 a.m. to 6 p.m., Monday through Friday) TDD: 1 (888) 269-5221

  Write: The Bank of New York
      Shareholder Relations-11E
      P. O. Box 11258
      Church Street Station
      New York, NY 10286

  Or Visit Their Website: http://stock.bankofny.com

Class A Common Stock

  See Note 17 to the Consolidated Financial Statements on A-64 to A-68 for in-formation about Class A common stock.

Preferred Stock

  For inquiries about preferred stock for Delmarva Power & Light Company or At-lantic City Electric Company, please contact:

      The Bank of New York
      P. O. Box 11258
      Church Street Station
      New York, NY 10286
      1 (800) 365 6495

Preferred Trust Securities

  For inquiries about preferred trust securities of Atlantic Capital I and At-lantic Capital II, please contact:

      Trustee for Atlantic Capital I (CIV PRC) and Atlantic Capital II
      (CIV PRB)
      The Bank of New York
      Corporate Trust Administration
      101 Barclay Street
      New York, NY 10286
      (212) 815-5939

  For inquiries about preferred trust securities of Delmarva Power Financing I, please contact:

      Trustee for Delmarva Power Financing I (CIV PRD)
      Wilmington Trust
      Corporate Trust Department
      1100 N. Market Street
      Wilmington, DE 19890
      (302) 651-8649

                                    Conectiv


First Mortgage Bonds

  For inquiries about First Mortgage Bonds, please contact

      Trustee for Atlantic City Electric Company
      The Bank of New York
      101 Barclay Street
      New York, NY 10286
      (212) 815-5939

      Trustee for Delmarva Power & Light Company
      Chase Manhattan Bank
      450 W. 33rd Street, 15th Floor
      New York, NY 10001
      (212) 946-7183

Conectiv Officers as of 12/31/99

Howard E. Cosgrove, Chairman, President & Chief Executive Officer
Thomas S. Shaw, Executive Vice President
Barry R. Elson, Executive Vice President
John C. van Roden, Senior Vice President & Chief Financial Officer Barbara S. Graham, Senior Vice President
Donald E. Cain, Vice President
Philip S. Reese, Vice President and Treasurer
Moira K. Donoghue, Secretary
James P. Lavin, Controller and Chief Accounting Officer

Dear Shareholders:

Future Annual Reports and Proxy Statements can be viewed over the Internet. If you are voting your proxy electronically, i.e., telephone or Internet, follow the instructions provided if you wish to discontinue future mailings of Annual Reports and Proxy Statements.

If you are voting by mail and wish to discontinue future mailings of Annual Reports and Proxy Statements, please mark the reverse side accordingly.




--------------------------------------------------------------------------------
                                   CONECTIV
                                     PROXY
This proxy, when properly executed, will be voting as directed by the stockholder. If no direction is given, the shares represented by this proxy will be voted "FOR" proposal no. 1. This proxy is solicited on behalf of the Board of Directors.

        By signing and dating on the reverse side, you authorize Howard E. Cosgrove, Audrey K. Doberstein and Richard B. McGlynn, or any one of them, each with the power of substitution, to represent and vote your shares of Conectiv Common Stock and Class A Common Stock at the Annual Meeting of Stockholders of Conectiv to be held on March 28, 2000, or at any adjournments thereof, as directed by you on the reverse side. They are further authorized to vote, in their discretion, upon such other matters as may properly come before said meeting and adjournment thereof.

        This proxy also provides voting instructions for shares held in the Dividend Reinvestment Plan, Saving and Investment Plan, ESPP, ESOP and PAYSOP as described in the Proxy Statement.

                                                        (See Reverse Side)

                                   CONECTIV
                                   P.O. BOX 11279
                                   NEW YORK, N.Y. 10203-0279

[Logo of Conectiv]
                         VOTE BY TELEPHONE OR INTERNET
                        24 HOURS A DAY, 7 DAYS A WEEK

TELEPHONE
800-481-9819

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

INTERNET
http://proxy.shareholder.com/civ

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

 Your telephone or Internet vote authorizes the named proxy holders to vote your shares in the some manner as if you had marked, signed and returned the proxy card.

 If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

Call Toll-Free To Vote . It's Fast And Convenient
800-481-9819

-----------------------------------------------


CONTROL NUMBER FOR TELEPHONE OF INTERNET VOTING
-----------------------------------------------

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------


Your Board of Directors recommends you vote "FOR" proposal no. 1.

1. Election of Directors

FOR all nominees listed below [ ]

WITHHOLD AUTHORITY to vote for all nominees listed below [ ]

*EXCEPTION [ ]

Proxy Card
I have included comments, or have included a change of address.

I agree to access future Proxy Statements and Annual Reports electronically.

If you sign, date and return your proxy card and do not mark either the WITHHOLD AUTHORITY or EXCEPTION box, your proxy shall be deemed to grant authority to vote for all nominees listed below.
Nominees: 01-Cyrus H.. Holey, 02-Robert D. Burris, 03-Sarah J. Gore and 04-George F. MacCormack.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exception" box and write the nominees name in the space provided below.) *Exception___________________________________________________________________

2. To transact such other business as may properly come before the meeting.


NOTE:Please date and sign this proxy exactly as your name appears hereon. In case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If the proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Date:_________________________________,2000
______________________________________
                Signature
______________________________________
                Signature

(Please sign, date and return this proxy card in the enclosed envelope.)

Votes MUST be indicated (X) in black or blue Ink.[X]